Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors

Webster Financial Corporation:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Webster Financial Corporation and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2026 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Assessment of the allowance for credit losses for certain commercial loans and leases evaluated on a collective basis

As discussed in Notes 1 and 4 to the consolidated financial statements, the Company’s total allowance for credit losses as of December 31, 2025 was $719.4 million, a portion of which related to the allowance for credit losses for certain commercial loans and leases evaluated on a collective basis (the Commercial Allowance). The Commercial Allowance includes the measure of expected credit losses on a collective (pooled) basis for those loans and leases with similar risk characteristics. The Company’s collectively assessed loans and leases are segmented based on product type and credit quality and expected losses are determined using a model that follows a probability of default (PD), loss given default (LGD), and exposure at default (EAD) framework. The expected credit losses are calculated as the product of the Company’s estimate of PD, LGD, and individual loan level EAD. The Company’s PD and LGD calculations use a predictive model that measures the current risk profile of the loan pools using forecasts of future macroeconomic conditions, historical loss information, loan-level risk attributes and credit quality indicators. The Company’s model incorporates baseline and downside macroeconomic forecast scenarios, and management weights the scenarios based on reviews of variable forecasts and comparisons to expectations using readily available data to arrive at a macroeconomic scenario over a reasonable and supportable forecast period. The development of the reasonable and supportable forecast assumes that each portfolio will revert to its long-term loss rate expectation. The reasonable and supportable forecast period is two years after which the reversion period is one year. The model uses output reversion and revert to mean historical portfolio loss rates on a straight-line basis in the third year of the forecast. A portion of the Commercial Allowance is comprised of qualitative adjustments for risk characteristics that are not reflected or captured in the quantitative model but are likely to impact the measurement of expected credit losses.

We identified the assessment of the Commercial Allowance as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment due to significant measurement uncertainty. Specifically, the assessment encompassed the evaluation of the Commercial Allowance methodology, including the methods and model used to estimate (1) the PD, LGD, and EAD, and their significant assumptions, including the baseline and downside macroeconomic forecast scenarios and macroeconomic variables and (2) qualitative adjustments and their significant assumptions not reflected in the PD and LGD model and EAD method. The assessment also included an evaluation of the conceptual soundness and performance of the PD and LGD model and EAD method. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s measurement of the Commercial Allowance estimate, including controls over the:

•	evaluation of the Commercial Allowance methodology

•	continued use and appropriateness of changes made to certain PD and LGD model and EAD method

•	identification and determination of the significant assumptions used in the PD and LGD model and EAD method

•	procedures performed by the Company to validate the model is fit for use and appropriate to estimate the lifetime loss

•	evaluation of qualitative adjustments, including the significant assumptions, and

•	analysis of the Collective Allowance results, trends, and ratios.

We evaluated the Company’s process to develop the Commercial Allowance estimate by testing certain sources of data, factors, and assumptions that the Company used, and considered the relevance and reliability of such data, factors, and assumptions. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:

•	evaluating the Company’s Commercial Allowance methodology for compliance with U.S. generally accepted accounting principles

•

evaluating judgments made by the Company relative to the assessment and performance testing of PD and LGD model and EAD method by comparing them to relevant Company-specific metrics and trends and the applicable industry practices

•	assessing the conceptual soundness and performance of the PD and LGD model by inspecting the model documentation to determine whether the model is suitable for the intended use

•	evaluating the selection of the economic forecast scenarios and underlying macroeconomic variables by comparing them to the Company’s business environment and relevant industry practices

•

evaluating the methodology and assumptions used to develop the qualitative factors and the effect of those factors on the Commercial Allowance compared with credit trends and identified limitations of the underlying quantitative model.

We also assessed the sufficiency of the audit evidence obtained related to the Commercial Allowance estimate by evaluating the cumulative results of the audit procedures and potential bias in the accounting estimate.

/s/ KPMG LLP (185)

We have served as the Company’s auditor since 2013.

New York, New York

February 27, 2026

WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands, except share and par value data)	2025	2024
Assets:
Cash and due from banks	$370,748	$388,060
Interest-bearing deposits	2,078,777	1,686,374
Investment securities available-for-sale, at fair value (1)	10,009,500	9,006,600
Investment securities held-to-maturity, net of allowance for credit losses of $97 and $171 (2)	7,969,575	8,444,191
Loans held for sale (3)	14,886	27,634
Loans and leases	56,597,110	52,505,168
Allowance for credit losses on loan and leases	(719,411)	(689,566)

Loans and leases, net	55,877,699	51,815,602
Federal Home Loan Bank and Federal Reserve Bank stock	356,411	321,343
Deferred tax assets, net	195,740	316,856
Premises and equipment, net	432,035	406,963
Goodwill	2,897,522	2,868,068
Other intangible assets, net	313,234	334,301
Cash surrender value of life insurance policies	1,271,457	1,251,622
Accrued interest receivable and other assets	2,286,079	2,157,459

Total assets	$84,073,663	$79,025,073

Liabilities and stockholders’ equity:
Deposits:
Non-interest-bearing	$10,082,854	$10,316,501
Interest-bearing	58,676,959	54,436,579

Total deposits	68,759,813	64,753,080
Securities sold under agreements to repurchase and federal funds purchased	596,738	344,168
Federal Home Loan Bank advances	2,980,718	2,110,108
Long-term debt	739,454	909,185
Accrued expenses and other liabilities	1,504,704	1,775,318

Total liabilities	74,581,427	69,891,859

Stockholders’ equity:
Preferred stock, $0.01 par value: Authorized—3,000,000 shares;
Series F issued and outstanding—6,000 shares	145,037	145,037
Series G issued and outstanding—135,000 shares	138,942	138,942
Common stock, $0.01 par value: Authorized—400,000,000 shares;
Issued—182,778,045 shares; Outstanding—161,216,008 and 171,391,125 shares	1,828	1,828
Paid-in capital	6,183,434	6,181,475
Retained earnings	4,477,744	3,759,158
Treasury stock, at cost—21,562,037 and 11,386,920 shares	(1,103,905)	(536,843)
Accumulated other comprehensive (loss), net of tax	(350,844)	(556,383)

Total stockholders’ equity	9,492,236	9,133,214

Total liabilities and stockholders’ equity	$84,073,663	$79,025,073

(1)	Investment securities available-for-sale had an amortized cost basis of $10,466,978 at December 31, 2025, and $9,720,415 at December 31, 2024.
(2)	Investment securities held-to-maturity had a fair value of $7,168,583 at December 31, 2025, and $7,453,123 and at December 31, 2024.
(3)	Total loans held for sale includes residential mortgage loans valued under the fair value option of $2,142 at December 31, 2025, and $297 at December 31, 2024.

See accompanying Notes to Consolidated Financial Statements.

WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31,
(In thousands, except per share data)	2025	2024	2023
Interest income:
Interest and fees on loans and leases	$3,118,558	$3,182,466	$3,071,378
Taxable interest on investment securities	764,631	636,177	396,681
Non-taxable interest on investment securities	28,949	38,758	54,207
Loans held for sale	4,215	13,911	734
Other interest and dividends	105,155	55,974	105,260

Total interest income	4,021,508	3,927,286	3,628,260

Interest expense:
Deposits	1,365,703	1,427,204	1,021,418
Securities sold under agreements to repurchase and federal funds purchased	3,298	4,113	9,102
Federal Home Loan Bank advances	111,183	125,329	222,537
Long-term debt	43,430	32,253	37,934

Total interest expense	1,523,614	1,588,899	1,290,991

Net interest income	2,497,894	2,338,387	2,337,269
Provision for credit losses	210,000	222,000	150,747

Net interest income after provision for credit losses	2,287,894	2,116,387	2,186,522

Non-interest income:
Deposit service fees	157,891	161,144	169,318
Loan and lease related fees	70,692	76,384	84,861
Wealth and investment services	30,983	33,234	28,999
Cash surrender value of life insurance policies	33,219	27,712	26,228
Gain (loss) on sale of investment securities, net	220	(136,224)	(33,620)
Other income	108,514	89,649	38,551

Total non-interest income	401,519	251,899	314,337

Non-interest expense:
Compensation and benefits	821,748	762,794	711,752
Occupancy	77,416	72,161	77,520
Technology and equipment	190,614	195,017	197,928
Intangible assets amortization	36,304	36,082	36,207
Marketing	20,978	18,751	18,622
Professional and outside services	75,202	58,253	107,497
Deposit insurance	51,006	68,912	98,081
Other expense	155,996	139,309	168,748

Total non-interest expense	1,429,264	1,351,279	1,416,355

Income before income taxes	1,260,149	1,017,007	1,084,504
Income tax expense	257,347	248,300	216,664

Net income	1,002,802	768,707	867,840
Preferred stock dividends	16,650	16,650	16,650
Income allocated to participating securities	11,291	7,981	7,922

Net income applicable to common stockholders	$974,861	$744,076	$843,268

Earnings per common share:
Basic	$5.91	$4.38	$4.91
Diluted	5.90	4.37	4.91

See accompanying Notes to Consolidated Financial Statements.

WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
(In thousands)	2025	2024	2023
Net income	$1,002,802	$768,707	$867,840
Other comprehensive income (loss), net of tax:
Investment securities available-for-sale	186,205	(2,868)	113,710
Derivative financial instruments	13,341	(6,731)	6,005
Defined benefit pension and other postretirement benefit plans	5,993	3,787	14,674

Other comprehensive income (loss), net of tax	205,539	(5,812)	134,389

Comprehensive income	$1,208,341	$762,895	$1,002,229

See accompanying Notes to Consolidated Financial Statements.

WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)	Preferred Stock	Common Stock	Paid-In Capital	Retained Earnings	Treasury Stock, at cost	Accumulated Other Comprehensive (Loss), Net of Tax	Total Stockholders’ Equity

Balance at December 31, 2022	$283,979	$1,828	$6,173,240	$2,713,861	$(431,762)	$(684,960)	$8,056,186
Adoption of ASU No. 2022-02	—	—	—	(4,245)	—	—	(4,245)
Net income	—	—	—	867,840	—	—	867,840
Other comprehensive income, net of tax	—	—	—	—	—	134,389	134,389
Common stock dividends and equivalents—$1.60 per share	—	—	—	(278,276)	—	—	(278,276)
Series F preferred stock dividends—$1,312.50 per share	—	—	—	(7,875)	—	—	(7,875)
Series G preferred stock dividends—$65.00 per share	—	—	—	(8,775)	—	—	(8,775)
Stock-based compensation	—	—	8,539	—	45,548	—	54,087
Exercise of stock options	—	—	(2,026)	—	3,749	—	1,723
Common shares acquired from stock compensation plan activity	—	—	—	—	(16,278)	—	(16,278)
Common stock repurchase program (1)	—	—	—	—	(108,780)	—	(108,780)

Balance at December 31, 2023	283,979	1,828	6,179,753	3,282,530	(507,523)	(550,571)	8,689,996

Net income	—	—	—	768,707	—	—	768,707
Other comprehensive (loss), net of tax	—	—	—	—	—	(5,812)	(5,812)
Common stock dividends and equivalents—$1.60 per share	—	—	—	(275,429)	—	—	(275,429)
Series F preferred stock dividends—$1,312.50 per share	—	—	—	(7,875)	—	—	(7,875)
Series G preferred stock dividends—$65.00 per share	—	—	—	(8,775)	—	—	(8,775)
Stock-based compensation	—	—	1,886	—	53,255	—	55,141
Exercise of stock options	—	—	(164)	—	418	—	254
Common shares acquired from stock compensation plan activity	—	—	—	—	(17,215)	—	(17,215)
Common stock repurchase program (1)	—	—	—	—	(65,778)	—	(65,778)

Balance at December 31, 2024	283,979	1,828	6,181,475	3,759,158	(536,843)	(556,383)	9,133,214

Net income	—	—	—	1,002,802	—	—	1,002,802
Other comprehensive income, net of tax	—	—	—	—	—	205,539	205,539
Common stock dividends and equivalents—$1.60 per share	—	—	—	(267,566)	—	—	(267,566)
Series F preferred stock dividends—$1,312.50 per share	—	—	—	(7,875)	—	—	(7,875)
Series G preferred stock dividends—$65.00 per share	—	—	—	(8,775)	—	—	(8,775)
Stock-based compensation	—	—	1,997	—	54,826	—	56,823
Exercise of stock options	—	—	(38)	—	105	—	67
Common shares acquired from stock compensation plan activity	—	—	—	—	(22,762)	—	(22,762)
Common stock repurchase program (1)	—	—	—	—	(599,231)	—	(599,231)

Balance at December 31, 2025	$283,979	$1,828	$6,183,434	$4,477,744	$(1,103,905)	$(350,844)	$9,492,236

(1)

Includes an addition to Treasury Stock of $5.6 million, $0.4 million, and $0.8 million at December 31, 2025, 2024, and 2023, respectively, for the 1% excise tax on net stock repurchases as imposed by the Inflation Reduction Act of 2022.

See accompanying Notes to Consolidated Financial Statements.

WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(In thousands)	2025	2024	2023
Operating Activities:
Net income	$1,002,802	$768,707	$867,840
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	210,000	222,000	150,747
Deferred income tax expense (benefit)	47,588	18,183	(53,634)
Stock-based compensation	56,823	55,141	54,087
Depreciation and amortization of property and equipment and intangible assets	73,346	71,531	76,490
Net (accretion) and amortization of interest-earning assets and borrowings	(165,552)	(95,281)	(23,267)
Amortization of low-income housing tax credit investments	115,274	80,902	71,775
Reduction of ROU lease assets	29,960	31,275	30,616
Net (gain) loss on sale of investment securities	(220)	136,224	33,620
Originations of loans held for sale	(9,843)	(6,806)	(13,319)
Proceeds from sale of loans held for sale	8,068	8,310	13,882
Net loss on sale of factored receivables portfolio	—	15,977	—
Net (gain) on sale of mortgage servicing rights	—	(11,655)	—
(Increase) in cash surrender value of life insurance policies	(33,219)	(27,712)	(26,228)
(Gain) from life insurance policies	(4,777)	(14,065)	(3,566)
(Gain) on extinguishment of long-term debt	(9,767)	—	(698)
(Gain) on sale of alternative investments	(8,806)	(14,763)	—
Other operating activities, net	(16,042)	(15,998)	2,760
Net decrease (increase) in loans held for sale	3	(49,566)	—
Net (increase) decrease in derivative contract assets and liabilities	(185,003)	20,526	(73,295)
Net decrease (increase) in prepaid expenses and other assets	37,177	246,752	(13,774)
Net (decrease) in accrued expenses and other liabilities	(89,676)	(35,382)	(115,387)

Net cash provided by operating activities	1,058,136	1,404,300	978,649

Investing Activities:
Purchases of available-for-sale investment securities	(1,990,902)	(3,202,766)	(2,372,249)
Proceeds from principal payments, maturities, and calls of available-for-sale investment securities	1,292,532	892,965	591,207
Proceeds from sale of available-for-sale investment securities	14,880	2,142,462	789,603
Purchases of held-to-maturity investment securities	—	(1,778,098)	(891,761)
Proceeds from principal payments, maturities, and calls of held-to-maturity investment securities	538,566	457,433	390,073
Net (increase) decrease in Federal Home Loan Bank and Federal Reserve Bank stock	(35,068)	5,539	119,018
Alternative investments (capital calls), net of returns of capital	(293,451)	(160,062)	(27,430)
Proceeds from sales of alternative investments	13,441	19,588	—
Net (increase) in loans	(4,632,549)	(2,488,796)	(1,653,257)
Proceeds from sale of loans not originated for sale	400,017	569,538	625,968
Proceeds from sale of mortgage servicing rights	—	18,588	—
Proceeds from sale of foreclosed properties and repossessed assets	2,055	8,526	4,033
Proceeds from sale of property and equipment	4,337	6,769	6,894
Purchases of property and equipment	(49,566)	(35,844)	(40,303)
Proceeds from life insurance policies	18,574	34,358	20,098
Cash paid for acquisitions of HSA deposits	(6,428)	—	—
Net cash paid for acquisition of SecureSave	(24,401)	—	—
Net cash paid for acquisition of Ametros	—	(359,460)	—
Net cash paid for acquisition of interLINK	—	—	(157,646)

Net cash (used for) investing activities	(4,747,963)	(3,869,260)	(2,595,752)

See accompanying Notes to Consolidated Financial Statements.

WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, continued

	Years ended December 31,
(In thousands)	2025	2024	2023
Financing Activities:
Net increase in deposits	4,006,261	3,697,887	6,721,028
Net increase (decrease) in Federal Home Loan Bank advances	870,610	(249,910)	(3,100,534)
Net increase (decrease) in securities sold under agreements to repurchase and federal funds purchased	252,570	(114,219)	(693,443)
Repayment of long-term debt	(499,000)	(132,550)	(16,752)
Proceeds from the issuance of long-term debt	347,389	—	—
Debt issuance costs	(1,636)	—	—
Payment of contingent consideration	(11,447)	(4,050)	—
Dividends paid to common stockholders	(266,830)	(274,545)	(278,155)
Dividends paid to preferred stockholders	(16,650)	(16,650)	(16,650)
Exercise of stock options	67	254	1,723
Common stock repurchase program	(593,654)	(65,403)	(107,984)
Common shares acquired related to stock compensation plan activity	(22,762)	(17,215)	(16,278)

Net cash provided by financing activities	4,064,918	2,823,599	2,492,955

Net increase in cash and cash equivalents	375,091	358,639	875,852
Cash and cash equivalents, beginning of period	2,074,434	1,715,795	839,943

Cash and cash equivalents, end of period	$2,449,525	$2,074,434	$1,715,795

See accompanying Notes to Consolidated Financial Statements.

WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Nature of Operations

The Company is a bank holding company that has elected to be treated as a financial holding company under the BHC Act, incorporated under the laws of Delaware in 1986, and headquartered in Stamford, Connecticut. As of December 31, 2025, the Company had $84.1 billion in total consolidated assets.

The Bank is a commercial bank with a national bank charter focused on providing financial products and services to businesses, individuals, and families. While its core footprint spans the Northeast from the New York metropolitan area to Rhode Island and Massachusetts, certain businesses operate in extended geographies. The Bank offers three differentiated lines of business: Commercial Banking, Healthcare Financial Services, and Consumer Banking.

Basis of Presentation

The Consolidated Financial Statements have been prepared in accordance with GAAP, and include the accounts of the Company and all other entities in which the Company has a controlling financial interest. Intercompany transactions and balances have been eliminated in consolidation. Assets under administration or assets under management that the Company holds or manages in a fiduciary or agency capacity for customers are not included on the accompanying Consolidated Balance Sheets. Certain prior period amounts presented in the Consolidated Statement of Cash Flows and disclosed in Note 12: Accumulated Other Comprehensive (Loss), Net of Tax and Note 18: Retirement Benefit Plans have been reclassified to conform to the current year’s presentation. These reclassifications did not have a significant impact on the Company’s Consolidated Financial Statements.

Principles of Consolidation

The purpose of Consolidated Financial Statements is to present the results of operations and the financial position of the Company and its subsidiaries as if the consolidated group were a single economic entity. In accordance with the applicable accounting guidance for consolidations, the Consolidated Financial Statements include any VOE in which the Company has a controlling financial interest and any VIE for which the Company is deemed to be the primary beneficiary. The Company generally consolidates its VOEs if the Company, directly or indirectly, owns more than 50% of the outstanding voting shares of the entity, and if the non-controlling stockholders do not hold any substantive participating or controlling rights. The Company evaluates VIEs to understand the purpose and design of the entity, and its involvement in the ongoing activities of the VIE, and will consolidate the VIE if it has (i) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (ii) an obligation to absorb losses of the VIE, or the right to receive benefits from the VIE, that could potentially be significant to the VIE. The Company accounts for unconsolidated partnerships and certain other investments using the equity method of accounting if it has the ability to significantly influence the operating and financial policies of the investee. This is generally presumed to exist when the Company owns between 20% and 50% of a corporation’s voting common stock or in-substance common stock, or when it has greater than 3% to 5% interest in a limited partnership or similarly structured entity. Additional information regarding consolidated and non-consolidated VIEs can be found within Note 14: Variable Interest Entities.

Use of Estimates

The preparation of the Consolidated Financial Statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Combinations

Business combinations are accounted for under the acquisition method, in which the identifiable assets acquired and liabilities assumed are generally measured and recognized at fair value as of the acquisition date, with the excess of the purchase price over the fair value of the net assets acquired recognized as goodwill. Items such as acquired ROU lease assets and operating lease liabilities as lessee, employee benefit plans, and income-tax related balances are recognized in accordance with other applicable GAAP, which may result in measurements that differ from fair value. After the adoption of ASU No. 2021-08—Business Combinations (Topic 805)—Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, contract assets and contract liabilities from contracts with customers, may result in measurements that differ from fair value as well. The Company uses estimates and assumptions as part of the purchase price allocation process to determine the fair value of assets acquired and liabilities assumed as of the acquisition date. These estimates and assumptions are inherently uncertain and subject to refinement during the measurement period, which may extend for up to one year from the acquisition date.

Business combinations are included in the Consolidated Financial Statements from the respective dates of acquisition. Historical reporting periods reflect only the results of legacy Webster operations. Acquisition-related costs are expensed in the period incurred and presented within the applicable non-interest expense category. Additional information regarding the Company’s business combinations can be found within Note 2: Business Developments.

Cash and Cash Equivalents

Cash and cash equivalents is comprised of Cash and due from banks and Interest-bearing deposits. Cash equivalents have an original maturity of three months or less.

Cash and due from banks includes cash on hand, certain deposits at the FRB of New York, and cash due from banks. Restricted cash related to Federal Reserve requirements, cash collateral received on derivative positions, and cash due from a bank held in connection with a compensating balance arrangement are also included in Cash and due from banks.

Interest-bearing deposits includes deposits at the FRB of New York in excess of reserve requirements and federal funds sold to other financial institutions. Restricted cash related to a deposit with contractual use limitations held in connection with a third-party arrangement is also included in Interest-bearing deposits.

The following table summarizes supplemental disclosures of cash flow information and non-cash investing and financing activities:

	Years ended December 31,
(In thousands)	2025	2024	2023
Supplemental disclosure of cash flow information:
Interest paid	$1,550,091	$1,611,201	$1,248,620
Income taxes paid (1)	85,386	124,817	234,549

Non-cash investing and financing activities:
Transfer of loans held for investment to foreclosed properties and repossessed assets	$8,178	$2,305	$10,485
Transfer of returned finance lease equipment to assets held for sale	3,220	5,626	5,139
Transfer of loans held for investment to loans held for sale	368,620	680,159	629,172
Transfer of loans held for sale to loans held for investment	—	133,168	—
Transfer of property and equipment to assets held for sale	—	750	—
ROU lease assets obtained in exchange for operating lease liabilities	42,611	10,444	22,989
Settlement of outstanding loan balance through receipt of equity interest	19,180	—	—
Approved commitments to fund LIHTC investments	166,494	304,269	334,947
Receipt of Ametros member deposits from other financial institutions	—	285,705	—
Business combinations (2):
Tangible assets acquired	$5,214	$256,957	$24,318
Goodwill and other intangible assets	38,944	417,085	157,361
Liabilities assumed (3)	3,303	299,507	7,994
Forgiveness of long-term debt	—	12,875	—
Pre-existing equity interest	8,034	2,200	—
Contingent consideration	8,420	—	16,039

(1)

Income taxes paid, net of refunds received, are further disaggregated by jurisdiction in the table below, in accordance with the disclosure requirements of ASU No. 2023-09—Income Taxes (Topic 740): Improvements to Income Tax Disclosures.

(2)

Reflects the effects from the acquisition of SecureSave during the year ended December 31, 2025, Ametros during the year ended December 31, 2024, and interLINK during the year ended December 31, 2023. In addition, the amounts for 2023 include adjustments to fair values of assets acquired and liabilities assumed related to the Bend acquisition and Sterling merger, which were recognized during the one-year measurement period.

(3)

For the year ended December 31, 2024, the amount presented reflects the sum of the $293.7 million of liabilities assumed from Ametros and the $5.8 million liability assumed for the Seller’s transaction expenses, which was included as part of the purchase price consideration and paid by the Company at closing.

Disaggregation of Income Taxes Paid

Upon adoption of ASU No. 2023-09—Income Taxes (Topic 740): Improvements to Income Tax Disclosures, the following table summarizes the disaggregation of income taxes paid, net of refunds received, by jurisdiction:

	Years ended December 31,
(In thousands)	2025	2024	2023
Federal	$55,350	$70,299	$181,073

State and local:
Massachusetts	12,581	*	*
New Jersey	6,000	*	*
Illinois	4,587	*	*
New York State	*	23,486	15,322
New York City	*	14,001	12,553
Other	6,868	17,031	25,601

Total state and local	30,036	54,518	53,476

Total income taxes paid, net of refunds received	$85,386	$124,817	$234,549

*The amount of income taxes paid, net of refunds received, during the year for this jurisdiction does not meet the 5% disaggregation threshold and is included in Other.

Investments in Debt Securities

Debt security transactions are recognized on the trade date, which is the date the order to buy or sell the security is executed. Investments in debt securities are classified as available-for-sale or held-to-maturity at the time of purchase. Any classification change subsequent to the trade date is reviewed for compliance with corporate objectives and accounting policies.

Debt securities classified as available-for-sale are recorded at fair value with unrealized gains and losses recorded as a component of AOCL. If a debt security is transferred from available-for-sale to held-to-maturity, it is recorded at fair value at the time of transfer and any respective gain or loss would be recorded as a separate component of AOCL and amortized as an adjustment to interest income over the remaining life of the security. Debt securities classified as available-for-sale are reviewed for credit losses when the fair value of a security falls below the amortized cost basis and the decline is evaluated to determine if any portion is attributable to credit loss. The decline in fair value attributable to credit loss is recorded directly to earnings, with a corresponding allowance for credit loss, limited to the amount that fair value is less than the amortized cost. If the credit quality subsequently improves, previously recorded allowance amounts may be reversed. An available-for-sale debt security will be placed on non-accrual status if collection of principal and interest in accordance with contractual terms is doubtful. When the Company intends to sell an impaired available-for-sale debt security, or if it is more likely than not that the Company will be required to sell the security prior to recovery of the amortized cost basis, the entire fair value adjustment will immediately be recognized in earnings through non-interest income. The gain or loss on sale is calculated using the carrying value plus any related AOCL balance associated with the securities sold.

Debt securities classified as held-to-maturity are those in which the Company has the ability and intent to hold to maturity. Debt securities classified as held-to-maturity are recorded at amortized cost net of unamortized premiums and discounts. Discount accretion income and premium amortization expense are recognized as interest income using the effective interest method, with consideration given to prepayment assumptions on mortgage-backed securities. Premiums are amortized to the earliest call date for debt securities purchased at a premium, with explicit, non-contingent call features and are callable at a fixed price and preset date. Debt securities classified as held-to-maturity are reviewed for credit losses under the CECL model with an allowance recorded on the balance sheet for expected lifetime credit losses. The ACL is calculated on a pooled basis using statistical models which include forecasted scenarios of future economic conditions. Forecasts revert to long-run loss rates implicitly through the economic scenario, generally over three years. If the risk for a particular security no longer matches the collective assessment pool, it is removed and individually assessed for credit deterioration. The non-accrual policy for held-to-maturity debt securities is the same as for available-for-sale debt securities.

A zero credit loss assumption is maintained for U.S. Treasuries and agency-backed securities in both the available-for-sale and held-to-maturity portfolios, as applicable. This assumption is subject to quarterly review to ensure it remains appropriate. Additional information regarding investments in debt securities can be found within Note 3: Investment Securities.

Investments in Equity Securities

The Company’s accounting treatment for non-consolidated equity investments differs for those with and without readily determinable fair values. Equity investments with readily determinable fair values are recorded at fair value with changes in fair value recorded in non-interest income. For equity investments without readily determinable fair values and are not already accounted for under the equity method, the Company elected the measurement alternative, and therefore carries these investments at cost, less impairment, if any, plus or minus changes in observable prices. Certain equity investments that do not have a readily available fair value may qualify for NAV measurement based on specific requirements. The Company’s alternative investments accounted for at NAV consist of investments in non-public entities that generally cannot be redeemed since the Company’s investments are distributed as the underlying equity is liquidated. On a quarterly basis, the Company reviews its equity investments without readily determinable fair values for impairment. If the equity investment is considered impaired, an impairment loss equal to the amount by which the carrying value exceeds its fair value is recorded through a charge to earnings. The impairment loss may be reversed in a subsequent period if there are observable transactions for the identical or similar investment of the same issuer at a higher amount than the carrying amount that was established when the impairment was recognized. Impairments, as well as upward or downward adjustments resulting from observable price changes in orderly transactions for identical or similar investments, are included in non-interest income.

Equity investments in entities that finance affordable housing and other community development projects provide a return primarily through the realization of tax benefits. The Company applies the proportional amortization method to account for its investments in qualified affordable housing projects.

Investment in Federal Home Loan Bank and Federal Reserve Bank Stock

The Bank is a member of the FHLB and the Federal Reserve System, and is required to maintain an investment in capital stock of both a FHLB and FRB. Based on redemption provisions, FHLB and FRB stock has no quoted market value and is carried at cost. Membership stock is reviewed for impairment if economic circumstances would warrant review.

Loans Held for Sale

Loans that are classified as held for sale at the time of origination are accounted for under the fair value option. Loans not originated for sale but subsequently transferred to held for sale are valued at the lower of cost or fair value on an individual asset basis. Any cost amount in excess of fair value is recorded as a valuation allowance and recognized as a reduction of other non-interest income. Interest income on loans held for sale is recognized based on contractual rates and is reflected in Loans held for sale interest income on the accompanying Consolidated Statements of Income. Gains or losses on the sale of loans held for sale are recorded as part of Other income on the accompanying Consolidated Statements of Income.

For the purpose of presentation in the accompanying Consolidated Statements of Cash Flows, cash flows from loans are classified based on management’s intent to either sell the loan or hold the loan as an investment for the foreseeable future. When management’s intent is to sell the loan, the cash flows of that loan are presented as operating activities. When management’s intent is to hold the loan as an investment for the foreseeable future, the cash flows of that loan are presented as investing activities. Additionally, proceeds from the sale of loans that were originated for sale are presented as operating activities, and proceeds from the sale of loans that were originated for investment and then subsequently transferred to held for sale are presented as investing activities consistent with the original classification.

Transfers and Servicing of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is generally considered to have been surrendered when: (i) the transferred assets are legally isolated from the Company or its consolidated affiliates, even in bankruptcy or other receivership, (ii) the transferee has the right to pledge or exchange the assets with no conditions that constrain the transferee and provide more than a trivial benefit to the Company, and (iii) the Company does not maintain the obligation or unilateral ability to reclaim or repurchase the assets. Transfers of financial assets that do not qualify for sale accounting are reported as collateralized borrowings. Accordingly, the related assets remain on the Company’s consolidated balance sheets and continue to be reported and accounted for as if the transfer had not occurred as discussed within the next policy below.

The Company sells financial assets in the normal course of business, the majority of which are residential mortgage loan sales to government-sponsored enterprises through established programs, as well as commercial loan sales through participation agreements, and other individual or portfolio loan and securities sales. In accordance with the accounting guidance for asset transfers, the Company considers any ongoing involvement with transferred assets in determining whether the assets should be derecognized from the balance sheet. With the exception of servicing, the Company’s continuing involvement with financial assets sold is minimal, and generally is limited to market customary representation and warranty clauses covering certain characteristics of the mortgage loans that were sold, and the Company’s origination process. The gain or loss on sale depends on the previous carrying amount of the transferred financial assets, the consideration received, and the fair value of any other assets obtained or liabilities incurred in exchange for the transferred assets.

When the Company sells financial assets, it may retain servicing rights and/or other interests in the financial assets. Servicing assets and any other interests held by the Company are initially measured at fair value, and subsequently measured using the amortization method.

Securities Sold Under Agreements to Repurchase

These agreements are accounted for as secured financing transactions since the Company maintains effective control over the transferred investment securities and the transfer meets the other criteria for such treatment. Obligations to repurchase the sold investment securities are reflected as a liability on the accompanying Consolidated Balance Sheets. The investment securities sold with agreement to repurchase to wholesale dealers are transferred to a custodial account for the benefit of the dealer or to the bank with whom each transaction is executed. The dealers or banks may sell, loan, or otherwise dispose of such securities to other parties in the normal course of their operations and agree to resell to the Company the same securities at the maturity date of the agreement. The Company also enters into repurchase agreements with Bank customers. The investment securities sold to Bank customers with agreements to repurchase are not transferred, but internally pledged to the repurchase agreement transaction. As such, the underlying investment securities pledged remain on the accompanying Consolidated Balance Sheets. Additional information regarding securities sold under agreements to repurchase can be found within Note 10: Borrowings.

Loans and Leases

Loans and leases are stated at the principal amount outstanding, net of amounts charged-off, unamortized premiums and discounts, and deferred loan and lease fees or costs, which are recognized as yield adjustments in interest income using the effective interest method. These yield adjustments are amortized over the contractual life of the related loans and leases and are adjusted for prepayments as they occur. Interest on loans and leases is credited to interest income as earned based on the interest rate applied to principal amounts outstanding. The Company has elected to present accrued interest receivable separately from the amortized cost basis of Loans and leases on the accompanying Consolidated Balance Sheets. Amounts of cash receipts and cash payments for loans and leases are presented net within Investing activities on the Consolidated Statements of Cash Flows.

Non-accrual Loans

Loans are placed on non-accrual status when full collection of principal and interest in accordance with contractual terms is not expected based on available information, which generally occurs when principal or interest payments become 90 days delinquent unless the loan is well secured and in the process of collection, or sooner if circumstances indicate that the borrower may be unable to meet contractual principal or interest payments. The Company considers a loan to be “well-secured” when it is secured by collateral in the form of liens on, or pledges of, real or personal property that have a realizable value sufficient to discharge the debt in full, or when it is secured by a contractual guarantee of a financially responsible party. The Company considers a loan “in the process of collection” if collection of the debt is proceeding in due course either through legal action or through collection efforts not involving legal action that are reasonably expected to result in repayment of the debt or in its restoration to a current status in the near future.

When loans and leases are placed on non-accrual status, the accrual of interest income and the amortization or accretion of premiums, discounts, and deferred fees and costs is discontinued, and any previously accrued interest is reversed as a reduction of interest income. For commercial loans and leases, if the Company determines that repayment of non-accrual loans and leases is not expected, any payment received is applied to principal until the unpaid balance has been fully recovered. Any excess is then credited to interest income. For consumer loans, if the Company determines that principal can be repaid, interest payments are taken into income as received on a cash basis.

Loans are generally removed from non-accrual status when they become current as to principal and interest or demonstrate a period of performance under the contractual terms and, in the opinion of management, are fully collectible as to principal and interest. For commercial loans, a sustained period of repayment performance is generally required. Pursuant to regulatory guidance, a loan discharged under Chapter 7 of the U.S. bankruptcy code is removed from non-accrual status when full repayment of the remaining pre-discharged contractual principal and interest is expected, and there have been at least six consecutive months of current payments. Additional information regarding non-accrual loans and leases can be found within Note 4: Loans and Leases.

Allowance for Credit Losses on Loans and Leases

The ACL on loans and leases, which is established through a provision charged to expense, is a contra-asset account that offsets the amortized cost basis of loans and leases for the credit losses that are expected to occur over the life of the asset. Executive management reviews and advises on the adequacy of the allowance on a quarterly basis, which is maintained at a level that management deems to be sufficient to cover expected credit losses within the loan and lease portfolios. An ACL on accrued interest for a loan is not measured since accrued interest income is reversed against interest income for non-accrual loans immediately after their non-accrual classification.

The ACL on loans and leases is determined using the CECL model, whereby an expected lifetime credit loss is recognized at the origination or purchase of an asset, including those acquired through a business combination, which is then reassessed at each reporting date over the contractual life of the asset. The calculation of expected credit losses includes consideration of past events, current conditions, and reasonable and supportable economic forecasts that affect the collectability of the reported amounts. Generally, expected credit losses are determined through a pooled, collective assessment of loans and leases with similar risk characteristics. However, if the risk characteristics of a loan or lease change such that it no longer aligns to that of the collectively assessed pool, it is removed from the population and individually assessed for credit losses. The total ACL on loans and leases recorded by management represents the aggregated estimated credit loss determined through both the collective and individual assessments.

Collectively Assessed Loans and Leases. Collectively assessed loans and leases are segmented based on product type and credit quality, and expected losses are determined using models that follow a PD, LGD, or EAD framework. Under these frameworks, expected credit losses are calculated as the product of the probability of a loan defaulting, expected loss rate given the occurrence of a default, and the expected exposure of a loan at default. Summing the product across loans over their lives yields the lifetime expected credit losses for a given portfolio. The Company’s PD and LGD calculations are predictive models that measure the current risk profile of the loan pools using forecasts of future macroeconomic conditions, historical loss information, loan-level risk attributes, and credit quality indicators. The calculation of EAD follows an iterative process to determine the expected remaining principal balance of a loan based on historical paydown rates for loans of a similar segment within the same portfolio. The calculation of portfolio exposure in future quarters incorporates expected losses, the loan’s amortization schedule, and prepayment rates.

The Company incorporates forecasts of macroeconomic variables in the determination of expected credit losses. Macroeconomic variables are selected for each class of financing receivable based on relevant factors, such as asset type and the correlation of the variables to credit losses, among others. Data from the forecast scenario of these macroeconomic variables are used as inputs to the modeled loss calculation.

The Company’s models incorporate a baseline and a downside macroeconomic forecast scenario, and management weights the scenarios based on reviews of variable forecasts and comparisons to expectations using readily available data to arrive at a macroeconomic scenario for each quarter end over a reasonable and supportable forecast period. The development of the reasonable and supportable forecast assumes that each portfolio will revert to its long-term loss rate expectation. The reasonable and supportable forecast period is two years, after which the reversion period is one year. Models use output reversion and revert to mean historical portfolio and risk rating specific loss rates on a straight-line basis in the third year of the forecast.

The commercial models use unemployment, gross domestic product, corporate profits, housing starts, and retail sales (for commercial unfunded); the residential models use the Case-Shiller Home Price Index and the Federal Housing Finance Agency Home Price Index. Forecasted economic scenarios are sourced from a third party. Data from the baseline forecast scenario is used as the input to the modeled loss calculation. Changes in forecasts of macroeconomic variables will impact expectations of lifetime credit losses calculated by the loss models. However, the impact of changes in macroeconomic forecasts may be different for each portfolio and will reflect the credit quality and nature of the underlying assets at that time.

A portion of the collective ACL is comprised of qualitative adjustments for risk characteristics that are not reflected or captured in the quantitative models, but are likely to impact the measurement of estimated credit losses. Qualitative adjustments are based on management’s judgment of the Company, market, industry, or business specific data, and may be applied in relation to economic forecasts when relevant facts and circumstances are expected to impact credit losses, particularly in times of significant volatility in economic activity. Qualitative factors that are generally used in the Company’s models for all loan and lease portfolios include, but are not limited to, nature and volume of portfolio growth, credit quality trends, underwriting exception levels, quality of internal loan review, credit concentrations, and staffing trends.

In addition to the above considerations, the ACL calculation includes expectations of prepayments and recoveries. Extensions, renewals, and modifications are not included in the collective assessment.

Individually Assessed Loans and Leases. When loans and leases no longer align to the risk characteristics of the collectively assessed pool, they are removed from the collectively assessed population and individually assessed for credit losses. Generally, all non-accrual loans and loans with a charge-off are individually assessed.

Individual assessment for commercial loans that are considered to be collateral dependent is based on the fair value of the collateral less estimated cost to sell, the present value of the expected cash flows from the operation of the collateral, or a probability-weighted scenario approach of both of these methods. If a loan is not collateral dependent, the individual assessment is based on a discounted cash flow approach. For collateral dependent commercial loans and leases, the Company’s process requires the Company to determine the fair value of the collateral by obtaining a third-party appraisal or asset valuation, an interim valuation analysis, blue book reference, or other internal methods. Whenever the Company has a third-party real estate appraisal performed by independent licensed appraisers, a licensed in-house appraisal officer or qualified individual reviews these appraisals for compliance with the Financial Institutions Reform Recovery and Enforcement Act and the Uniform Standards of Professional Appraisal Practice.

Individual assessment for consumer loans are based on the fair value of collateral less the estimated costs to sell or loss factor approach based on historical loss rates. For residential and consumer collateral dependent loans, a third-party appraisal is obtained upon loan default. Fair value of the collateral for residential and consumer collateral dependent loans is reevaluated every six months, by either obtaining a new appraisal or other internal valuation method. Fair value is also reassessed, with any excess amount charged off, for residential and home equity loans that reach 180 days past due per Federal Financial Institutions Examination Council guidelines.

A fair value shortfall relative to the amortized cost balance is reflected as an allowance within the ACL on loans and leases. Subsequent to an appraisal or other fair value estimate, should reliable information come to management’s attention that the value has declined further, an additional allowance may be recorded to reflect the particular situation, thereby increasing the ACL on loans and leases. If the credit quality subsequently improves, the allowance is reversed up to a maximum of the previously recorded credit losses. Any individually assessed loan for which no specific allowance is necessary is the result of either sufficient cash flow or sufficient collateral coverage relative to the amortized cost. Additional information regarding the ACL on loans and leases can be found within Note 4: Loans and Leases.

Charge-off of Uncollectible Loans

If all or a portion of a loan is deemed to be no longer collectible upon the occurrence of a loss-confirming event, a charge-off may be recognized. Charge-offs reduce the amortized cost basis of the loan with a corresponding reduction to the ACL. For commercial loans, loss confirming events usually involve the receipt of specific adverse information about the borrower. The Company will generally recognize charge-offs for commercial loans on a case-by-case basis based on the review of the entire credit relationship and financial condition of the borrower. Loss-confirming events for consumer loans, such as bankruptcy or protracted delinquency, are typically based on established thresholds rather than by specific adverse information about the borrower.

PCD Loans and Leases

PCD loans and leases are defined as those that have experienced a more-than-insignificant deterioration in credit quality since origination. The Company considers a variety of factors to evaluate and identify whether acquired loans are PCD, including but not limited to, nonaccrual status, delinquency, whether the borrower is experiencing financial difficulty, partial charge-offs, decreases in FICO scores, risk rating downgrades, and other factors. Upon acquisition, expected credit losses are added to the fair value of individual PCD loans and leases to determine the amortized cost basis. After initial recognition, any changes to the estimate of expected credit losses, favorable or unfavorable, are recorded as a provision for credit loss during the period of change.

PCD accounting is also applied to loans and leases previously charged-off by the acquiree if the Company has contractual rights to the cash flows at the acquisition date. The Company recognizes an additional ACL for amounts previously charged-off by the acquiree with a corresponding increase to the amortized costs basis of the acquired asset. Balances deemed to be uncollectible are immediately charged-off in accordance with the Company’s charge-off policies, resulting in the establishment of the initial ACL for PCD loans and leases to be recorded net of these uncollectible balances.

Allowance for Credit Losses on Unfunded Loan Commitments

The ACL on unfunded loan commitments provides for potential exposure inherent with funding the unused portion of legal commitments to lend that are not unconditionally cancellable by the Company. Accounting for unfunded loan commitments follows the CECL model. The calculation of the allowance includes the probability of funding to occur and a corresponding estimate of expected lifetime credit losses on amounts assumed to be funded. Loss calculation factors are consistent with the ACL methodology for funded loans using the PD and LGD applied to the underlying borrower risk and facility grades, a draw down factor applied to utilization rates, relevant forecast information, and management’s qualitative factors. The ACL on unfunded credit commitments is included within Accrued expenses and other liabilities on the accompanying Consolidated Balance Sheets. Additional information regarding the ACL on unfunded loan commitments can be found within Note 22: Commitments and Contingencies.

Foreclosed and Repossessed Assets

Real estate acquired through foreclosure or completion of a deed in lieu of foreclosure and other assets acquired through repossession are recorded at fair value less estimated cost to sell at the date of transfer. Subsequent to the acquisition date, the foreclosed and repossessed assets are carried at the lower of cost or fair value less estimated selling costs and are included within Accrued interest receivable and other assets on the accompanying Consolidated Balance Sheets. Independent appraisals generally are obtained to substantiate fair value and may be subject to adjustment based upon historical experience or specific geographic trends impacting the property. Upon transfer to OREO, the excess of the loan balance over fair value less cost to sell is charged off against the ACL. Subsequent write-downs in value, maintenance costs as incurred, and gains or losses upon sale are charged to Other expense on the accompanying Consolidated Statements of Income.

Property and Equipment

Property and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the assets, as illustrated in the following table. If shorter, leasehold improvements are amortized over the terms of the respective leases.

	Minimum		Maximum
Building and improvements	5	-	40	years
Leasehold improvements	5	-	20	years
Furniture, fixtures, and equipment	5	-	10	years
Data processing equipment and software	3	-	7	years

Repairs and maintenance costs are expensed as incurred, while significant improvements are capitalized. Property and equipment that is actively marketed for sale is reclassified to assets held for disposition. The cost and accumulated depreciation and amortization of property and equipment that is sold, retired, or otherwise disposed of, is eliminated from accounts and any resulting gain or loss is included in Other expense on the accompanying Consolidated Statements of Income. Additional information regarding property and equipment can be found within Note 5: Premises and Equipment.

Operating Leases

The Company determines if an arrangement is a lease at inception by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset for a period of time in exchange for consideration. As lessee, operating leases with a term greater than one year are recognized as lease liabilities and corresponding ROU assets on the lease commencement date. The Company has elected the short-term lease practical expedient; as such, the Company does not to recognize lease liabilities and ROU assets on operating leases with terms of one year or less. An ROU asset is measured based on the present value of the future minimum lease payments, adjusted for any initial direct costs, incentives, or other payments prior to the lease commencement date. A lease liability represents a legal obligation to make lease payments and is measured based on the present value of the future minimum lease payments. The Company utilizes the incremental borrowing rate, which is the rate of interest that would be incurred to borrow on a collateralized basis over a similar term on an amount equal to the lease payments in a similar economic environment since the interest rate implicit in the lease contract is typically not readily determinable. Variable lease payments that are dependent on either an index or rate are initially measured using the index or rate at the commencement date and included in the measurement of the lease liability. Renewal options are not included as part of the ROU asset or lease liability unless the renewal option is deemed reasonably certain to be exercised. ROU assets and operating lease liabilities are included in Premises and equipment and Accrued expenses and other liabilities, respectively, on the accompanying Consolidated Balance Sheets.

For real estate leases, lease components and non-lease components are accounted for as a single lease component. For equipment leases, lease components and non-lease components are accounted for separately. Operating lease expense, which is comprised of operating lease costs and variable lease costs, net of sublease income, is amortized on a straight-line basis and reflected as a part of Occupancy or Technology and equipment expense on the accompanying Consolidated Statements of Income. Additional information regarding the Company’s lessee arrangements can be found within Note 6: Leasing.

Goodwill

Goodwill represents the excess purchase price of businesses acquired over the fair value of the identifiable net assets acquired and is assigned to specific reporting units. Goodwill is not subject to amortization but rather is evaluated for impairment annually, or more frequently if events occur or circumstances change indicating it would more likely than not result in a reduction of the fair value of the reporting units below their carrying value, including goodwill.

Goodwill may be evaluated for impairment by first performing a qualitative assessment. If the qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, or, if for any other reason the Company determines it to be appropriate, then a quantitative assessment will be performed. The quantitative assessment process utilizes an income and market approach to arrive at an indicated fair value range for the reporting units. The fair value calculated for each reporting unit is compared to its carrying amount, including goodwill, to ascertain if goodwill impairment exists. If the fair value exceeds the carrying amount, including goodwill for a reporting unit, it is not considered to be impaired. If the fair value is below the carrying amount, including goodwill for a reporting unit, then an impairment charge is recognized for the amount by which the carrying amount exceeds the calculated fair value, up to but not exceeding the amount of goodwill allocated to the reporting unit. The resulting amount is charged to Other expense on the accompanying Consolidated Statements of Income.

The Company completed a quantitative assessment for its reporting units during its most recent annual impairment review. Based on this quantitative assessment, the Company determined that there was no evidence of impairment to the balance of its goodwill. Additional information regarding goodwill can be found within Note 7: Goodwill and Other Intangible Assets.

Other Intangible Assets

Other intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights, or because they are capable of being sold or exchanged either separately or in combination with a related contract, asset, or liability. Other intangible assets with finite useful lives, such as core deposits and customer relationships, are amortized to non-interest expense over their estimated useful lives and are evaluated for impairment whenever events occur or circumstances change indicating that the carrying amount of the asset may not be recoverable. Recognized impairment losses are charged to Other expense on the accompanying Consolidated Statements of Income. Additional information regarding other intangible assets can be found within Note 7: Goodwill and Other Intangible Assets.

Cash Surrender Value of Life Insurance

Bank-owned life insurance represents the cash surrender value of life insurance policies on certain current and former employees of Webster and Sterling, and employees of banks that Webster and Sterling had previously acquired. Cash surrender value increases and decreases are recorded in Non-interest income. Death benefit proceeds in excess of the cash surrender value are recorded in Other income upon the death of the insured.

Revenue From Contracts With Customers

Revenue from contracts with customers comprises non-interest income earned in exchange for services provided to customers and is recognized either when services are completed or as they are rendered. These revenue streams include Deposit service fees, Wealth and investment services, and non-significant portions of Loan and lease related fees and Other income on the accompanying Consolidated Statements of Income. The Company identifies the performance obligations included in its contracts with customers, determines the transaction price, allocates the transaction price to the performance obligations, as applicable, and recognizes revenue when the performance obligations are satisfied. Services provided over a period of time are generally transferred to customers evenly over the term of the contracts, and revenue is recognized evenly over the period the services are provided. On the accompanying Consolidated Balance Sheets, deferred costs to obtain contracts are included in Accrued interest receivable and other assets, and deferred revenue is included in Accrued expenses and other liabilities. Payment terms vary by services offered, and generally the time between the completion of performance obligations and receipt of payment is not significant. Additional information regarding contracts with customers can be found within Note 21: Revenue from Contracts with Customers.

Stock-Based Compensation

The Company maintains a stock compensation plan that provides for the grant of stock options, stock appreciation rights, restricted stock, performance-based stock, and stock units to employees and directors. Share awards are issued from available treasury shares. Stock compensation expense is recognized over the required service vesting period for each award based on the grant date fair value, and is included within Compensation and benefits expense on the accompanying Consolidated Statements of Income. For time-based restricted stock awards and average return on equity performance-based restricted stock awards, fair value is measured using the closing price of Webster common stock at the grant date. For total stockholder return performance-based restricted stock awards, fair value is measured using the Monte Carlo simulation model. Performance-based restricted stock awards ultimately vest in a range from 0% to 150% of the target number of shares under the grant. Compensation expense may be subject to adjustment based on management’s assessment of the Company’s average return on equity performance relative to the target number of shares condition. Stock option awards use the Black-Scholes Option-Pricing Model to measure fair value at the grant date. Forfeiture of stock awards are accounted for as they occur. Excess tax benefits or tax deficiencies result when tax return deductions differ from recognized compensation cost determined using the grant-date fair value approach for financial statement purposes. Dividends are paid on time-based shares upon grant and are non-forfeitable, while dividends are accrued on performance-based awards and are paid with the vested shares when the performance target is met. Additional information regarding share-based compensation can be found within Note 19: Stock-Based Compensation Plans.

Income Taxes

Income tax expense (benefit) is comprised of two components, current and deferred. The current component represents income taxes payable or refundable for the current period based on applicable tax laws, while the deferred component represents the tax effects of temporary differences between amounts recognized for financial accounting and tax purposes. DTAs and DTLs reflect the tax effects of such differences that are anticipated to result in taxable or deductible amounts in the future when the temporary differences reverse. DTAs are recognized if it is more likely than not that they will be realized, and may be reduced by a valuation allowance if it is more likely than not that all or some portion will not be realized.

Uncertain tax positions that meet a more likely than not recognition threshold are initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority based on knowledge of all relevant information. The determination of whether or not a tax position meets the more likely than not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management judgment. The Company recognizes interest and penalties on uncertain tax positions and interest on refundable income taxes as a component of Income tax expense and Other income, respectively, on the accompanying Consolidated Statements of Income. Additional information regarding income taxes can be found within Note 8: Income Taxes.

Earnings per Common Share

Earnings per common share is calculated under the two-class method. Basic earnings per common share is computed by dividing earnings applicable to common stockholders by the weighted-average number of common shares outstanding, excluding outstanding participating securities, during the pertinent period. Diluted earnings per common share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the dilutive effect of shares resulting from stock compensation and warrants for common stock using the treasury stock method. The identification of the Company’s participating securities and a reconciliation between the weighted-average common shares used in calculating basic earnings per common share and the weighted-average common shares used in calculating diluted earnings per common share can be found within Note 15: Earnings Per Common Share.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity during the period, except those resulting from transactions with stockholders. Comprehensive income (loss) comprises net income and the after-tax effect changes in the following items: net unrealized gain (loss) on available-for-sale securities, net unrealized gain (loss) on derivative instruments, and net actuarial gain (loss) related to defined benefit pension and other postretirement benefit plans. Comprehensive income (loss) is reported on the accompanying Consolidated Statements of Stockholders’ Equity and the accompanying Consolidated Statements of Comprehensive Income. Income tax effects of these items are released from Comprehensive income (loss) contemporaneously with the related gross pretax amount. Additional information regarding comprehensive income (loss) can be found within Note 12: Accumulated Other Comprehensive (Loss), Net of Tax.

Derivative Instruments and Hedging Activities

Derivatives are recognized at fair value and are included in Accrued interest receivable and other assets and Accrued expenses and other liabilities, as applicable, on the accompanying Consolidated Balance Sheets. The value of exchange-traded contracts is based on quoted market prices, whereas non-exchange traded contracts are valued based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques in which the determination of fair value may require management judgment or estimation. Net cash flows from derivative contract assets and liabilities are presented within Operating activities on the accompanying Consolidated Statements of Cash Flows.

Derivatives Designated in Hedge Relationships. The Company uses derivatives to hedge exposures or to modify interest rate characteristics for certain balance sheet accounts under its interest rate risk management strategy. The Company designates derivatives in qualifying hedge relationships either as fair value or cash flow hedges for accounting purposes. Derivative financial instruments receive hedge accounting treatment if they are qualified and are properly designated as a hedge, and remain highly effective in offsetting changes in the fair value or cash flows attributable to the risk being hedged, both at hedge inception and on an ongoing basis throughout the life of the hedge. Quarterly prospective and retrospective assessments are performed to ensure hedging relationships continue to be highly effective. If a hedge relationship is no longer highly effective, hedge accounting would be discontinued.

The change in fair value on a derivative that is designated and qualifies as a fair value hedge, as well as the offsetting change in fair value on the hedged item attributable to the risk being hedged, is recognized in earnings. The gain or loss on a derivative that is designated and qualifies as a cash flow hedge is initially recorded as a component of AOCL, and either subsequently reclassified to interest income as hedged interest payments are received or to interest expense as hedged interest payments are made during the same period in which the hedged transaction affects earnings.

Derivatives Not Designated in Hedge Relationships. The Company also enters into derivative transactions that are not designated in hedge relationships. Derivative financial instruments not designated in hedge relationships are recorded at fair value with changes in fair value recognized in Other income on the accompanying Consolidated Statements of Income.

Offsetting Assets and Liabilities. Derivative assets and derivative liabilities with the same counterparty are presented on a net basis in Accrued interest receivable and other assets or Accrued expenses and other liabilities on the accompanying Consolidated Balance Sheets when master netting agreements are in place. Cash collateral paid or received for non-exchange cleared transactions are presented net with the associated derivative assets and derivative liabilities. Securities collateral is not offset. Amounts paid to dealers for initial margin are also included in Accrued interest receivable and other assets. Additional information regarding derivatives can be found within Note 16: Derivative Financial Instruments.

Fair Value Measurements

The Company measures many of its assets and liabilities on a fair value basis in accordance with ASC Topic 820, Fair Value Measurement. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is used to measure certain assets and liabilities on a recurring basis when fair value is the primary basis of accounting, and on a non-recurring basis when evaluating assets or liabilities for impairment. Additional information regarding the Company’s policies and methodologies used to measure fair value can be found within Note 17: Fair Value Measurements.

Employee Retirement Benefit Plans

The Company sponsors defined contribution postretirement benefit plans that are established under Section 401(k) of the Internal Revenue Code. Expenses to maintain the plans, as well as employer contributions, are charged to Compensation and benefits on the accompanying Consolidated Statements of Income.

The Bank had offered a qualified noncontributory defined benefit pension plan and a non-qualified SERP to eligible employees and key executives who met certain age and service requirements, both of which were frozen effective December 31, 2007. The Bank also provides for OPEB to certain retired employees. In connection with the merger with Sterling, the Company also assumed the benefit obligations of Sterling’s non-qualified SERP and OPEB plans.

Pension contributions are funded in accordance with the requirements of the Employee Retirement Income Security Act. Net periodic benefit cost (income), which is based upon actuarial computations of current and future benefits for eligible employees, are charged to Other expense on the accompanying Consolidated Statements of Income. The funded status of the plans is recorded as an asset when over-funded or a liability when under-funded. Additional information regarding the defined benefit pension and postretirement benefit plans can be found within Note 18: Retirement Benefit Plans.

Accounting Standards Adopted During the Current Year

ASU No. 2023-09—Income Taxes (Topic 740): Improvements to Income Tax Disclosures

In December 2023, the FASB issued ASU No. 2023-09—Income Taxes (Topic 740): Improvements to Income Tax Disclosures, to provide more transparency about income tax information through improvements to income tax disclosures, primarily related to the rate reconciliation and income taxes paid information. Specifically, the amendments in this Update require disclosure of: (i) a tabular reconciliation, using both percentages and reporting currency amounts, with prescribed categories that are required to be disclosed, and the separate disclosure and disaggregation of prescribed reconciling items with an effect equal to 5% or more of the amount determined by multiplying pretax income from continuing operations by the application statutory rate; (ii) a qualitative description of the states and local jurisdictions that make up the majority (greater than 50%) of the effect of the state and local income taxes; and (iii) amount of income taxes paid, net of refunds received, disaggregated by federal, state, and foreign taxes and by individual jurisdictions that comprise 5% or more of total income taxes paid, net of refunds received. The amendments in this Update also include certain other amendments to improve the effectiveness of income tax disclosures.

The Company adopted the Update as of December 31, 2025, on a retrospective basis. Refer to the section captioned “Disaggregation of Income Taxes Paid” earlier in this Note 1: Summary of Significant Accounting Policies and Note 8: Income Taxes for the incorporation of such additional income tax disclosure information.

Relevant Accounting Standards Issued But Not Yet Adopted

ASU No. 2024-03—Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures

(Subtopic 220-40): Disaggregation of Income Statement Expenses

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires entities to disclose specified information about certain costs and expenses in the notes to financial statements at each interim and annual reporting period, including the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depletion included in each relevant expense caption. For the employee compensation category, bank holding companies may continue to present compensation expense on the face of the income statement in accordance with Regulation S-X Rule 210.9-04. A qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively are also required to be disclosed. In addition, entities must disclose the total amount of selling expenses and, in annual reporting periods, their definition of selling expenses.

The Update is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The amendments may be applied on either a prospective or retrospective basis. The Company is currently evaluating this guidance to determine the impact on its non-interest expense disclosures; however, the impact is not expected to be material.

ASU No. 2025-06—Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software

In September 2025, the FASB issued ASU No. 2025-06—Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software, to modernize the accounting framework for internal-use software development. The amendments eliminate the requirement to evaluate software development stages and instead introduce a principles-based capitalization threshold. Under the new guidance, entities begin capitalizing costs when (i) management authorizes and commits to funding the project, and (ii) it is probable the project will be completed, and the software will be used to perform its intended function (the “probable-to-complete” threshold).

The Update is effective for annual periods beginning after December 15, 2027, including interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The amendments may be applied using either a prospective, modified, or retrospective transition approach. The Company is currently evaluating this guidance to determine the impact on its internal-use software costs capitalization policy and financial statement presentation.

ASU No. 2025-08—Financial Instruments—Credit Losses (Topic 326): Purchased Loans

In November 2025, the FASB issued ASU No. 2025-08, Financial Instruments—Credit Losses (Topic 326): Purchased Loans, which expands the gross-up approach under CECL beyond PCD assets to include certain purchased seasoned loans. Under the amendments, loans (excluding credit cards) acquired without credit deterioration and deemed “seasoned,” as defined in the Update, are considered purchased seasoned loans and accounted for using the gross-up approach at acquisition. The Update also clarifies that any difference between the unpaid principal balance and the grossed-up basis is a non-credit discount or premium, which is to be accreted or amortized into interest income over the term of the loan.

The Update is effective for annual periods beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The amendments are to be applied prospectively. The Company is currently evaluating this guidance to determine the impact on its consolidated financial statements.

ASU No. 2025-09—Derivatives and Hedging (Topic 815): Hedge Accounting Improvements

In November 2025, the FASB issued ASU No. 2025-09, Derivatives and Hedging (Topic 815): Hedge Accounting Improvements, which introduces targeted refinements to simplify and expand hedge accounting. The amendments (i) permit designation of groups of forecasted transactions with similar risk exposure in a cash flow hedge, (ii) provide an optional model for hedging choose-your-rate debt instruments to maintain continuity when contractual terms allow index or tenor changes, (iii) allow designation of variable price components of forecasted purchases or sales of nonfinancial items, and (iv) remove the presumption that a derivative instrument that results from combining a written option and any other non-option derivative are automatically a written option. The Update also eliminates presentation mismatches for dual hedge strategies involving foreign-currency-denominated debt.

The Update is effective for annual periods beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The amendments are to be applied prospectively. The Company is currently evaluating this guidance to determine the impact on its consolidated financial statements.

Note 2: Business Developments

SecureSave Acquisition

On December 4, 2025, the Company acquired SecureSave, a financial technology company that partners with employers to offer employees FDIC-insured emergency savings accounts funded through automatic payroll deductions to help budget for unexpected expenses. The acquisition provided the Company with a new source of low-cost deposits with potential for growth, access to SecureSave’s existing client partnerships, and enhanced the Company’s financial wellness offerings.

Prior to the acquisition, the Company had a 17% interest in SecureSave. Upon acquisition, the Company remeasured its previously held equity interest in SecureSave to its acquisition-date fair value of $8.0 million, and recognized an insignificant loss in Other income on the accompanying Consolidated Statement of Income.

The total consideration transferred was $34.9 million, which reflects the purchase price for the remaining 83% of the business, and included cash paid at closing of $26.5 million and contingent consideration with an acquisition-date fair value of $8.4 million. The contingent consideration is payable in cash up to a maximum $35.0 million, based upon the achievement of deposit growth performance targets at three consecutive annual measurement dates beginning December 31, 2026. Additional information regarding the determination of fair value for contingent consideration liabilities can be found within Note 17: Fair Value Measurements.

The acquisition was accounted for as a business combination. The total consideration transferred was preliminarily allocated to $13.5 million of net identifiable assets acquired, measured at fair value, which primarily comprised a $7.6 million core deposit intangible asset and a $1.9 million non-competition agreement intangible asset. The associated core deposit intangible asset is being amortized on an accelerated basis over an estimated useful life of 10 years, which represents the period over which the expected economic benefits are anticipated to be received. The non-competition agreement intangible asset is being amortized on a straight-line basis over an estimated useful life of 3 years. The Company considers its valuations of other intangible assets and, in turn, the related deferred tax impact, to be provisional at December 31, 2025.

The $29.5 million of preliminary goodwill recognized, which represents the future economic benefits arising from acquiring SecureSave primarily due to expected synergies, is not deductible for tax purposes. Information regarding the allocation of goodwill to the Company’s reportable segments can be found within Note 20: Segment Reporting.

United Community Bank HSA Portfolio Acquisition

On November 14, 2025, the Company acquired a portfolio of HSAs from United Community Bank. The transaction was accounted for as an asset acquisition, and the Company received $10.5 million in both cash and deposits on the acquisition date. The Company also paid an 8% deposit premium based on the final settlement of deposits, which resulted in the recognition of an $0.8 million core deposit intangible asset. The associated core deposit intangible asset is being amortized over an estimated useful life of 9 years using a 1.5% declining balance approach. This portfolio acquisition reflects a planned change in custody related to the Company’s acquisition of Bend in 2022. The HSA deposits acquired in the transaction had been previously reflected as assets under administration, which are excluded from the Company’s Consolidated Balance Sheets.

Elements Financial Federal Credit Union HSA Portfolio Acquisition

On October 1, 2025, the Company acquired a portfolio of HSAs from Elements Financial Federal Credit Union. The transaction was accounted for as an asset acquisition, and the Company received $53.9 million in both cash and deposits on the acquisition date. The Company also paid a 12% deposit premium based on $40.9 million of the total deposits settlement, which resulted in the recognition of a $4.9 million core deposit intangible asset. The associated core deposit intangible asset is being amortized over an estimated useful life of 9 years using a 1.5% declining balance approach. This portfolio acquisition reflects a planned change in custody related to the Company’s acquisition of Bend in 2022. The HSA deposits acquired in the transaction had been previously reflected as assets under administration, which are excluded from the Company’s Consolidated Balance Sheets.

Allegacy Federal Credit Union HSA Portfolio Acquisition

On August 29, 2025, the Company acquired a portfolio of HSAs from Allegacy Federal Credit Union. The transaction was accounted for as an asset acquisition, and the Company received $6.2 million in both cash and deposits on the acquisition date. The Company also paid a 12% deposit premium based on the final settlement of deposits, which resulted in the recognition of a $0.7 million core deposit intangible asset. The associated core deposit intangible asset is being amortized over an estimated useful life of 9 years using a 1.5% declining balance approach. This portfolio acquisition reflects a planned change in custody related to the Company’s acquisition of Bend in 2022. The HSA deposits acquired in the transaction had been previously reflected as assets under administration, which are excluded from the Company’s Consolidated Balance Sheets.

Ametros Acquisition

On January 24, 2024, the Bank acquired all of the equity interest in Ametros from Long Ridge Capital Management (the “Seller”). Ametros is a custodian and administrator of medical funds from insurance claim settlements that helps individuals manage their ongoing medical care through its CareGuard service and proprietary technology platform. The acquisition provided the Bank with a fast-growing source of low-cost and long-duration deposits, new sources of non-interest income, and enhanced its employee benefit and healthcare financial services expertise.

The acquisition was accounted for as a business combination. Accordingly, the total purchase price, which included cash paid of $359.7 million, the forgiveness of $12.9 million in long-term debt, and the assumption of a $5.8 million liability for the Seller’s transaction expenses, has been allocated to the identifiable assets acquired and liabilities assumed based on their acquisition-date fair values, as summarized in the following table:

(In thousands)	Fair Value
Purchase price consideration	$378,424
Assets:
Cash and due from banks	310
Premises and equipment	1,078
Other intangible assets	188,900
Deferred tax assets, net	(35,889)
Other assets:
Funds held in escrow	288,167
Accounts receivable	2,435
Prepaid expenses	1,166

Total other assets	291,768

Total assets acquired	$446,167

Liabilities:
Interest-bearing deposits (1)	(20,622)
Other liabilities:
Accounts payable	684
Accrued expenses	4,270
Deferred revenue	20,391
Members’ funds	288,167
Operating lease liabilities	$838

Total other liabilities	$314,350

Total liabilities assumed	$293,728

Net assets acquired	152,439
Pre-existing equity interest (2)	2,200

Goodwill	$228,185

(1)

The $20.6 million reflects the amount held in Ametros’ operating cash account at the Bank on January 24, 2024. Upon acquisition, such cash and the Bank’s corresponding deposit liability owed to Ametros were eliminated in consolidation, which resulted in a decrease to interest-bearing deposits for the Bank and the Bank’s legal title to the funds being held in such operating cash account.

(2)

Prior to the acquisition date, the Company had a 0.6% equity interest in Ametros. The consideration transferred reflects the purchase price for the remaining 99.4% of the business. Upon acquisition, the Company recognized a $1.5 million gain in Other income on the accompanying Consolidated Statement of Income, which represents the difference between the cost basis and estimated acquisition-date fair value of the Company’s pre-existing equity interest in Ametros.

The Company’s valuations of the assets acquired and liabilities assumed in the Ametros acquisition were considered final as of December 31, 2024. There were no adjustments to fair value estimates recognized during the measurement period. The $228.2 million of goodwill represents future economic benefits arising from acquiring Ametros, primarily due to its strong market position and its assembled workforce, and is not deductible for tax purposes. Information regarding the allocation of goodwill to the Company’s reportable segments can be found within Note 20: Segment Reporting.

The Company incurred $3.1 million of professional and outside services expenses related to the acquisition of Ametros during the first quarter of 2024. The revenue and earnings related to the Ametros business since the acquisition date are included in the Company’s Consolidated Statements of Income for the years ended December 31, 2025, and 2024, and were not material.

The following is a description of the valuation methodologies used to estimate the fair values of the significant assets acquired and liabilities assumed:

Other intangible assets. The Company identified and recognized a $182.8 million core deposit intangible asset and a $6.1 million trade name intangible asset. A core deposit intangible asset represents the value of relationships with deposit customers. The fair value of the core deposit intangible asset was estimated using a net cost savings method, a form of discounted cash flow methodology, which gave appropriate consideration to expected client attrition rates and other applicable adjustments to the projected deposit balance, the interest cost and net maintenance cost associated with the client deposit base, an alternative cost of funds, and a discount rate that was used to discount the future economic benefits of the core deposit intangible asset to present value. The core deposit intangible asset is being amortized on an accelerated basis over an estimated useful life of 25 years, which is the period over which the estimated economic benefits are estimated to be received. The fair value of the trade name intangible asset for the Ametros brand was estimated using a relief-from-royalty methodology, which models the cost savings from owning the brand rather than licensing it from a third party. The trade name intangible asset is being amortized on a straight-line basis over an estimated useful life of 5 years.

Funds held in escrow and Members’ funds. Funds held in escrow represent amounts held in interest-bearing checking accounts at insured depository institutions other than the Bank for the purpose of providing post-settlement medical administration services on a respective member’s behalf. Members’ funds is the corresponding liability to the Funds held in escrow. Given that these amounts can be withdrawn and/or directed for use on demand, as long as in accordance with the terms of the settlement agreement, their carrying amount is a reasonable estimate of fair value.

Joint Venture with Marathon Asset Management

On July 19, 2024, the Company, through its subsidiary, MW Advisor Holding, LLC, entered into an agreement with Marathon Asset Management and formed a private credit joint venture, which is designed to deliver direct lending solutions for sponsor-backed middle market companies across the country.

During the year ended December 31, 2025, the Company identified and sold $247.5 million, in aggregate, of commercial non-mortgage loans comprising the seed portfolio to launch the joint venture’s operations. The transfers each met the requisite criteria to be accounted for as sales in accordance with ASC 860, Transfers and Servicing. The resulting gain on sale of $2.1 million, in aggregate, was included in Other income on the accompanying Consolidated Statements of Income and in Commercial Banking for segment reporting purposes. Upon the identification of the loans to be sold, the $1.3 million difference, in aggregate, between the lower of the amortized cost basis of the loans and their fair value was charged-off and recognized in the Provision for credit losses on the accompanying Consolidated Statements of Income.

Multi-family Securitization

On September 30, 2024, the Company completed a multi-family securitization, in which it transferred $303.9 million of multi-family loans ($302.5 million carrying amount plus $1.4 million accrued interest receivable) to a third-party depositor, who placed the multi-family loans into a third-party trust, in exchange for net cash proceeds of $311.6 million. Through a two-step process, pass-through certificates were issued, which are secured by the multi-family loans and guaranteed by Freddie Mac. The transfer of the multi-family loans was accounted for as a sale in accordance with ASC 860, Transfers and Servicing. Servicing rights were not retained.

Per the terms of the securitization agreement, the Company assumed an obligation to reimburse Freddie Mac for any payments made under Freddie Mac’s guarantee of the certificates. The reimbursement obligation covers losses up to 12% of the aggregate UPB of the multi-family loans at the time of sale, and is secured in full by an irrevocable letter of credit issued by the FHLB. Essentially, this reimbursement obligation represents a first credit loss enhancement provided by the Company to Freddie Mac. Based on the credit quality of the multi-family loans at the time of sale, among other factors, the Company estimated the fair value of its reimbursement obligation to be $3.3 million. Including the reimbursement obligation, the transaction resulted in a net gain on sale of $4.4 million. The carrying amount of the reimbursement obligation remained at $3.3 million at both December 31, 2025, and 2024, and is included in Accrued expenses and other liabilities on the Consolidated Balance Sheets. The Company has not yet been required to make any guarantee payments to Freddie Mac.

Until the Company’s obligation to reimburse Freddie Mac for the first 12% of losses is reduced to 25% of the initial amount, it may have the option to exercise certain contingent repurchase rights over the transferred multi-family loans, unless it elects to waive or assign those rights. At both the time of sale, and as of December 31, 2025, the Company does not intend to repurchase any of the multi-family loans.

Payroll Finance Portfolio and Sale of Factored Receivables Portfolio

In March 2024, the Company initiated a plan to actively sell its payroll finance and factored receivables loan portfolios, along with the related customer contracts. This decision was a direct result of the Company’s continuous reassessment of its strategic model in an effort to identify opportunities to improve its core financial products and services. Accordingly, the aggregate $220.2 million balance of the payroll finance and factored receivables loans, at March 31, 2024, was reclassified and transferred from held for investment to held for sale on the accompanying Consolidated Balance Sheets. Upon the transfer, the $5.4 million ACL that was previously recorded against the payroll finance and factored receivables loans was reversed into earnings.

On September 27, 2024, the Company sold its factored receivables loan portfolio of $124.1 million, and the related customer contracts, for proceeds of $129.2 million. After the write-off of the factored receivables customer relationship intangible asset, which had a net carrying amount of $19.7 million, less $1.3 million of selling costs, the sale of assets resulted in a $16.0 million net loss on sale. The entire net loss is included in Other income on the Consolidated Statements of Income and in the Corporate and Reconciling category for segment reporting purposes in accordance with the Company’s methodology.

In December 2024, after re-evaluating its strategic priorities as part of its annual budgeting and forecasting process, the Company decided to terminate the plan of sale of its payroll finance portfolio and instead hold the loans as an investment for the foreseeable future. Accordingly, the $133.2 million balance of the payroll finance loans, at December 31, 2024, was reclassified and transferred from held for sale to held for investment on the accompanying Consolidated Balance Sheets. Upon the transfer, a $0.3 million ACL was re-established against the payroll finance loans.

Sale of Mortgage Servicing Rights

During the year ended December 31, 2023, the Company committed to and initiated a plan to actively market and sell the majority of its mortgage servicing portfolio. Upon making this determination, the Company treated the related mortgage servicing rights as assets held for disposition and ceased the recognition of any future amortization expense. On February 12, 2024, the Company sold the majority of its mortgage servicing portfolio, which comprised 9,184 individual residential mortgage loans with an aggregate UPB of $1.4 billion. In connection with the sale, the Company received net cash proceeds of $18.4 million and derecognized $6.7 million of mortgage servicing rights. The resulting $11.7 million net gain on sale of mortgage servicing rights is included in Other income on the Consolidated Statements of Income and in Consumer Banking for segment reporting purposes.

Note 3: Investment Securities

Available-for-Sale

The following tables summarize the amortized cost and fair value of available-for-sale securities by major type:

	December 31, 2025
(In thousands)	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value

Government agency debentures	$222,848	$—	$(25,198)	$—	$197,650
Municipal bonds and notes	116,750	—	(7,131)	—	109,619
Agency CMO	26,816	—	(1,960)	—	24,856
Agency MBS	5,125,433	80,370	(148,530)	—	5,057,273
Agency CMBS	3,855,392	9,057	(338,439)	—	3,526,010
CMBS	717,776	1,531	(895)	—	718,412
Corporate debt	350,996	584	(23,435)	—	328,145
Private label MBS	41,087	—	(3,035)	—	38,052
Other	9,880	—	(397)	—	9,483

Total available-for-sale	$10,466,978	$91,542	$(549,020)	$—	$10,009,500

	December 31, 2024
(In thousands)	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value

Government agency debentures	$222,767	$—	$(36,341)	$—	$186,426
Municipal bonds and notes	123,885	2	(13,011)	—	110,876
Agency CMO	32,193	—	(3,150)	—	29,043
Agency MBS	4,760,541	11,654	(252,410)	—	4,519,785
Agency CMBS	3,400,021	84	(365,713)	—	3,034,392
CMBS	630,985	411	(6,008)	—	625,388
Corporate debt	496,087	801	(43,755)	(867)	452,266
Private label MBS	44,081	—	(4,862)	—	39,219
Other	9,855	—	(650)	—	9,205

Total available-for-sale	$9,720,415	$12,952	$(725,900)	$(867)	$9,006,600

(1)

Accrued interest receivable on available-for-sale securities of $37.5 million and $35.2 million at December 31, 2025, and 2024, respectively, is excluded from amortized cost and included in accrued interest receivable and other assets on the accompanying Consolidated Balance Sheets.

Unrealized Losses

The following tables summarize the gross unrealized losses and fair value of available-for-sale securities by length of time each major security type has been in a continuous unrealized loss position:

	December 31, 2025
	Less Than 12 Months		12 Months or More		Total

(Dollars in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Number of Holdings	Fair Value	Gross Unrealized Losses

Government agency debentures	$—	$—	$197,650	$(25,198)	15	$197,650	$(25,198)
Municipal bonds and notes	—	—	108,944	(7,131)	36	108,944	(7,131)
Agency CMO	—	—	24,856	(1,960)	25	24,856	(1,960)
Agency MBS	15,368	(22)	1,197,592	(148,508)	301	1,212,960	(148,530)
Agency CMBS	542,126	(10,939)	2,395,394	(327,500)	184	2,937,520	(338,439)
CMBS	151,663	(362)	72,197	(533)	16	223,860	(895)
Corporate debt	14,948	(52)	297,613	(23,383)	41	312,561	(23,435)
Private label MBS	—	—	38,052	(3,035)	3	38,052	(3,035)
Other	4,994	(6)	4,489	(391)	2	9,483	(397)

Total	$729,099	$(11,381)	$4,336,787	$(537,639)	623	$5,065,886	$(549,020)

	December 31, 2024
	Less Than 12 Months		12 Months or More		Total

(Dollars in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Number of Holdings	Fair Value	Gross Unrealized Losses

Government agency debentures	$—	$—	$186,427	$(36,341)	15	$186,427	$(36,341)
Municipal bonds and notes	859	(1)	108,013	(13,010)	57	108,872	(13,011)
Agency CMO	—	—	29,043	(3,150)	28	29,043	(3,150)
Agency MBS	2,624,722	(31,539)	1,246,818	(220,871)	370	3,871,540	(252,410)
Agency CMBS	1,468,615	(32,528)	1,540,263	(333,185)	185	3,008,878	(365,713)
CMBS	—	—	457,423	(6,008)	32	457,423	(6,008)
Corporate debt	—	—	426,805	(43,755)	59	426,805	(43,755)
Private label MBS	—	—	39,219	(4,862)	3	39,219	(4,862)
Other	—	—	9,205	(650)	2	9,205	(650)

Total	$4,094,196	$(64,068)	$4,043,216	$(661,832)	751	$8,137,412	$(725,900)

The $176.9 million decrease in gross unrealized losses of available-for-sale securities from December 31, 2024, to December 31, 2025, is primarily due to lower market interest rates and lower securities’ spreads. The Company assesses each available-for-sale security that is in an unrealized loss position on a quarterly basis to determine whether the decline in fair value below the amortized cost basis is a result of any credit related factors. There was no ACL recorded on available-for-sale securities at December 31, 2025. At December 31, 2024, the ACL on available-for-sale securities was $0.9 million, which related to a single Corporate debt security. Each of the Company’s available-for-sale securities in an unrealized loss position at December 31, 2025, is investment grade, current as to principal and interest, and their price changes are consistent with interest and credit spreads when adjusting for duration, convexity, rating, and industry differences.

Based on current market conditions and the Company’s targeted balance sheet composition strategy, the Company intends to hold its available-for-sale securities in unrealized loss positions through the anticipated recovery period. The issuers of these available-for-sale securities have not, to the Company’s knowledge, established any cause for default. Market prices are expected to approach par as the securities approach maturity.

Contractual Maturities

The following table summarizes the amortized cost and fair value of available-for-sale securities by contractual maturity:

	December 31, 2025
(In thousands)	Amortized Cost	Fair Value
Maturing within 1 year	$12,514	$12,495
After 1 year through 5 years	269,131	265,399
After 5 years through 10 years	880,536	851,880
After 10 years	9,304,797	8,879,726

Total available-for-sale	$10,466,978	$10,009,500

Available-for-sale securities that are not due at a single maturity date have been categorized based on the maturity date of the underlying collateral. Actual principal cash flows may differ from this categorization as borrowers have the right to prepay their obligations with or without prepayment penalties.

Sales of Available-for Sale Securities

The following table summarizes information related to sales of available-for-sales securities:

	Years ended December 31,
(In thousands)	2025	2024	2023
Proceeds from sales	$14,880	$2,142,462	$789,603

Gross realized gains	$332	$2,240	$—
Gross realized losses (1)	(112)	(141,034)	(37,356)

(1)

There were no gross losses realized on sale of available-for-sale securities due to credit related factors for the year ended December 31, 2025. For the years ended December 31, 2024, and 2023, respectively, $2.6 million and $3.8 million of the gross losses realized on sale of available-for-sale securities were due to credit related factors and, therefore, was included in the Provision for credit losses on the accompanying Consolidated Statements of Income. The net amounts presented as a component of non-interest income for the years ended December 31, 2025, 2024, and 2023, respectively, include the portion of any gross losses that were not due to credit related factors.

Other Information

The following table summarizes the carrying value of available-for-sale securities that are pledged for deposits, borrowings, and other purposes:

	December 31,
(In thousands)	2025	2024
Pledged for deposits	$1,779,781	$1,596,378
Pledged for borrowings and other	7,659,722	6,863,183

Total available-for-sale securities pledged	$9,439,503	$8,459,561

Held-to-Maturity

The following tables summarizes the amortized cost, fair value, and ACL on held-to-maturity securities by major type:

	December 31, 2025
(In thousands)	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Allowance for Credit Losses	Net Carrying Value

Agency CMO	$16,791	$—	$(1,071)	$15,720	$—	$16,791
Agency MBS	2,767,869	24,073	(226,089)	2,565,853	—	2,767,869
Agency CMBS	4,295,308	—	(567,040)	3,728,268	—	4,295,308
Municipal bonds and notes	824,734	989	(30,461)	795,262	(97)	824,637
CMBS	64,970	—	(1,490)	63,480	—	64,970

Total held-to-maturity	$7,969,672	$25,062	$(826,151)	$7,168,583	$(97)	$7,969,575

	December 31, 2024
(In thousands)	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Allowance for Credit Losses	Net Carrying Value

Agency CMO	$19,847	$—	$(1,671)	$18,176	$—	$19,847
Agency MBS	3,109,411	771	(333,039)	2,777,143	—	3,109,411
Agency CMBS	4,357,505	414	(613,914)	3,744,005	—	4,357,505
Municipal bonds and notes	891,909	317	(40,266)	851,960	(171)	891,738
CMBS	65,690	—	(3,851)	61,839	—	65,690

Total held-to-maturity	$8,444,362	$1,502	$(992,741)	$7,453,123	$(171)	$8,444,191

(1)

Accrued interest receivable on held-to-maturity securities of $28.1 million and $30.5 million at December 31, 2025, and 2024, respectively, is excluded from amortized cost and is included in accrued interest receivable and other assets on the accompanying Consolidated Balance Sheets.

An ACL on held-to-maturity securities is recorded for certain Municipal bonds and notes to account for expected lifetime credit losses. Agency securities represent obligations issued by a U.S. government-sponsored enterprise or other federally related entity and are either explicitly or implicitly guaranteed, and therefore, assumed to be zero loss. Held-to-maturity securities with gross unrealized losses and no ACL are considered to be high credit quality, and therefore, zero credit loss has been recorded.

The following table summarizes the activity in the ACL on held-to-maturity securities:

	Years ended December 31,
(In thousands)	2025	2024	2023
Balance, beginning of period	$171	$209	$182
(Benefit) provision for credit losses	(74)	(38)	27

Balance, end of period	$97	$171	$209

Contractual Maturities

The following table summarizes the amortized cost and fair value of held-to-maturity securities by contractual maturity:

	December 31, 2025
(In thousands)	Amortized Cost	Fair Value
Maturing within 1 year	$10,463	$10,465
After 1 year through 5 years	169,137	164,773
After 5 years through 10 years	273,639	269,539
After 10 years	7,516,433	6,723,806

Total held-to-maturity	$7,969,672	$7,168,583

Held-to-maturity securities that are not due at a single maturity date have been categorized based on the maturity date of the underlying collateral. Actual principal cash flows may differ from this categorization as borrowers have the right to prepay their obligations with or without prepayment penalties.

Credit Quality Information

The Company monitors the credit quality of held-to-maturity securities through credit ratings provided by S&P, Moody’s, Fitch Ratings, Inc., Kroll Bond Rating Agency, or DBRS Inc. Credit ratings express opinions about the credit quality of a security and are updated at each quarter end. Investment grade securities are rated BBB- or higher by S&P, or Baa3 or higher by Moody’s, and are generally considered by the rating agencies and market participants to be of low credit risk. Conversely, securities rated below investment grade, which are labeled as speculative grade by the rating agencies, are considered to have distinctively higher credit risk than investment grade securities. At December 31, 2025, and 2024, there were no speculative grade held-to-maturity securities. Held-to-maturity securities that are not rated are collateralized with U.S. Treasury obligations.

The following tables summarize the amortized cost of held-to-maturity securities based on their lowest publicly available credit rating:

	December 31, 2025
	Investment Grade
(In thousands)	Aaa	Aa1	Aa2	Aa3	A1	A2	A3	Not Rated

Agency CMO	$—	$16,791	$—	$—	$—	$—	$—	$—
Agency MBS	—	2,767,869	—	—	—	—	—	—
Agency CMBS	—	4,295,308	—	—	—	—	—	—
Municipal bonds and notes	298,666	153,187	234,269	112,482	9,539	4,165	—	12,426
CMBS	64,970	—	—	—	—	—	—	—

Total held-to-maturity	$363,636	$7,233,155	$234,269	$112,482	$9,539	$4,165	$—	$12,426

	December 31, 2024
	Investment Grade
(In thousands)	Aaa	Aa1	Aa2	Aa3	A1	A2	A3	Not Rated

Agency CMO	$—	$19,847	$—	$—	$—	$—	$—	$—
Agency MBS	—	3,109,411	—	—	—	—	—	—
Agency CMBS	—	4,357,505	—	—	—	—	—	—
Municipal bonds and notes	341,187	158,327	230,986	128,692	13,761	—	4,165	14,791
CMBS	65,690	—	—	—	—	—	—	—

Total held-to-maturity	$406,877	$7,645,090	$230,986	$128,692	$13,761	$—	$4,165	$14,791

At December 31, 2025, and 2024, there were no held-to-maturity securities past due under the terms of their agreements or in non-accrual status.

Other Information

The following table summarizes the carrying value of held-to-maturity securities that are pledged for deposits, borrowings, and other purposes:

	December 31,
(In thousands)	2025	2024
Pledged for deposits	$1,926,373	$1,978,445
Pledged for borrowings and other	5,934,352	6,258,828

Total held-to-maturity securities pledged	$7,860,725	$8,237,273

Note 4: Loans and Leases

The following table summarizes loans and leases by portfolio segment and class:

	December 31,
(In thousands)	2025	2024
Commercial non-mortgage	$20,405,237	$18,037,942
Asset-based	1,231,231	1,404,007
Commercial real estate	15,326,007	14,492,436
Multi-family	7,008,839	6,898,600
Equipment financing	1,258,882	1,235,016

Commercial portfolio	45,230,196	42,068,001

Residential	9,599,577	8,853,669
Home equity	1,370,513	1,427,692
Other consumer	396,824	155,806

Consumer portfolio	11,366,914	10,437,167

Loans and leases	$56,597,110	$52,505,168

The carrying amount of loans and leases at December 31, 2025, and 2024, includes net unamortized (discounts)/premiums and net unamortized deferred (fees)/costs, in aggregate, of $16.3 million and $(1.8) million, respectively. Accrued interest receivable of $282.5 million and $265.0 million at December 31, 2025, and 2024, respectively, is excluded from the carrying amount of loans and leases and included in Accrued interest receivable and other assets on the accompanying Consolidated Balance Sheets. At December 31, 2025, the Company had pledged $17.2 billion and $7.2 billion of eligible loans as collateral to support borrowing capacity at the FHLB of Boston and FRB of New York, respectively.

Non-Accrual and Past Due Loans and Leases

The following tables summarize the aging of accrual and non-accrual loans and leases by class:

	December 31, 2025
(In thousands)	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	90 or More Days Past Due and Accruing	Non-accrual	Total Past Due and Non-accrual	Current	Total Loans and Leases

Commercial non-mortgage	$12,397	$1,547	$—	$165,378	$179,322	$20,225,915	$20,405,237
Asset-based	—	—	—	66,844	66,844	1,164,387	1,231,231
Commercial real estate	23,702	838	—	182,968	207,508	15,118,499	15,326,007
Multi-family	476	—	—	41,095	41,571	6,967,268	7,008,839
Equipment financing	2,279	256	—	8,340	10,875	1,248,007	1,258,882

Commercial portfolio	38,854	2,641	—	464,625	506,120	44,724,076	45,230,196

Residential	12,163	3,074	—	18,187	33,424	9,566,153	9,599,577
Home equity	5,602	2,126	—	16,743	24,471	1,346,042	1,370,513
Other consumer	1,370	830	—	859	3,059	393,765	396,824

Consumer portfolio	19,135	6,030	—	35,789	60,954	11,305,960	11,366,914

Total	$57,989	$8,671	$—	$500,414	$567,074	$56,030,036	$56,597,110

	December 31, 2024
(In thousands)	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	90 or More Days Past Due and Accruing	Non-accrual	Total Past Due and Non-accrual	Current (1)	Total Loans and Leases

Commercial non-mortgage	$3,949	$3,318	$—	$248,078	$255,345	$17,782,597	$18,037,942
Asset-based	—	21,997	—	20,787	42,784	1,361,223	1,404,007
Commercial real estate	22,115	558	—	120,151	142,824	14,349,612	14,492,436
Multi-family	2,508	26,377	—	18,043	46,928	6,851,672	6,898,600
Equipment financing	6,096	3,300	—	19,367	28,763	1,206,253	1,235,016

Commercial portfolio	34,668	55,550	—	426,426	516,644	41,551,357	42,068,001

Residential	9,595	4,604	—	12,750	26,949	8,826,720	8,853,669
Home equity	6,273	2,381	—	21,425	30,079	1,397,613	1,427,692
Other consumer	349	162	—	124	635	155,171	155,806

Consumer portfolio	16,217	7,147	—	34,299	57,663	10,379,504	10,437,167

Total	$50,885	$62,697	$—	$460,725	$574,307	$51,930,861	$52,505,168

(1)

At December 31, 2024, there were $32.7 million of commercial loans that had reached their contractual maturity but were actively in the process of being refinanced with the Company. Due to the status of these refinancings, these commercial loans have been reported as current in the table above. In January 2025, all of such commercial loans were approved and refinanced.

The following table provides additional information on non-accrual loans and leases:

	December 31,
	2025		2024
(In thousands)	Non-accrual	Non-accrual with No Allowance	Non-accrual	Non-accrual with No Allowance

Commercial non-mortgage	$165,378	$52,284	$248,078	$50,943
Asset-based	66,844	774	20,787	1,080
Commercial real estate	182,968	53,385	120,151	26,666
Multi-family	41,095	31,873	18,043	17,953
Equipment financing	8,340	181	19,367	1,809

Commercial portfolio	464,625	138,497	426,426	98,451

Residential	18,187	8,284	12,750	6,923
Home equity	16,743	8,688	21,425	12,225
Other consumer	859	—	124	3

Consumer portfolio	35,789	16,972	34,299	19,151

Total	$500,414	$155,469	$460,725	$117,602

Allowance for Credit Losses on Loans and Leases

The following table summarizes the change in the ACL on loans and leases by portfolio segment:

	Years ended December 31,
	2025			2024			2023
(In thousands)	Commercial Portfolio	Consumer Portfolio	Total	Commercial Portfolio	Consumer Portfolio	Total	Commercial Portfolio	Consumer Portfolio	Total

ACL on loans and leases:
Balance, beginning of period	$635,871	$53,695	$689,566	$577,663	$58,074	$635,737	$533,125	$61,616	$594,741
Adoption of ASU No. 2022-02	—	—	—	—	—	—	7,704	(1,831)	5,873
Provision (benefit)	171,757	37,291	209,048	225,599	(4,856)	220,743	138,057	5,152	143,209
Charge-offs	(181,764)	(7,526)	(189,290)	(171,460)	(5,010)	(176,470)	(104,509)	(12,703)	(117,212)
Recoveries	5,513	4,574	10,087	4,069	5,487	9,556	3,286	5,840	9,126

Balance, end of period (1)	$631,377	$88,034	$719,411	$635,871	$53,695	$689,566	$577,663	$58,074	$635,737

Individually evaluated for credit losses	79,196	799	79,995	68,013	693	68,706	43,559	4,635	48,194

Collectively evaluated for credit losses	$552,181	$87,235	$639,416	$567,858	$53,002	$620,860	$534,104	$53,439	$587,543

(1)

The $29.8 million increase in the ACL on loans and leases from December 31, 2024, to December 31, 2025, is primarily due to additional reserves resulting from changes in the macroeconomic forecast, economic uncertainty, and loan growth, partially offset by net charge-offs, improvements in risk rating migration, and changes in commercial portfolio mix.

Concentrations of Credit Risk

Concentrations of credit risk may exist when a number of borrowers are engaged in similar activities, or activities in the same geographic region, and have similar economic characteristics that would cause them to be similarly impacted by changes in economic or other conditions. Concentrations of credit risk are controlled and monitored as part of the Company’s credit policies and procedures. The Company is a regional financial services holding company in the Northeast U.S. with a commercial concentration primarily in five geographic markets: New York City, Other New York Counties, Connecticut, New Jersey, and Massachusetts; and secondarily in the Southeast and Other states. At December 31, 2025, and 2024, the Company’s concentration of credit risk associated with commercial real estate and multi-family loans, in aggregate, represented 39.5% and 40.7% of total loans and leases, respectively. At December 31, 2025, and 2024, the Company’s concentration of credit risk associated with commercial non-mortage loans represented 36.0% and 34.4% of total loans and leases, respectively.

Credit Quality Indicators

To measure credit risk for the commercial portfolio, the Company employs a dual grade credit risk grading system for estimating the PD and LGD. The credit risk grade system assigns a rating to each borrower and to the facility, which together form a Composite Credit Risk Profile. The credit risk grade system categorizes borrowers by common financial characteristics that measure the credit strength of borrowers and facilities by common structural characteristics. The Composite Credit Risk Profile has ten grades, with each grade corresponding to a progressively greater risk of loss. Grades (1) to (6) are considered pass ratings, and grades (7) to (10) are considered criticized, as defined by the regulatory agencies. A (7) “Special Mention” rating has a potential weakness that, if left uncorrected, may result in deterioration of the repayment prospects for the asset. An (8) “Substandard” rating has a well-defined weakness that jeopardizes the full repayment of the debt. A (9) “Doubtful” rating has all of the same weaknesses as a substandard asset with the added characteristic that the weakness makes collection or liquidation in full, given current facts, conditions, and values, improbable. Assets classified as a (10) “Loss” rating are considered uncollectible and charged-off. Risk ratings, which are assigned to differentiate risk within the portfolio, are reviewed on an ongoing basis and revised to reflect changes in a borrower’s current financial position and outlook, risk profile, and the related collateral and structural position. Loan officers review updated financial information or other loan factors on at least an annual basis for all pass rated loans to assess the accuracy of the risk grade. Criticized loans undergo more frequent reviews and enhanced monitoring.

To measure credit risk for the consumer portfolio, the most relevant credit characteristic is the FICO score, which is a widely used credit scoring system that ranges from 300 to 850. A lower FICO score is indicative of higher credit risk and a higher FICO score is indicative of lower credit risk. FICO scores are updated at least quarterly. Factors such as past due status, employment status, collateral, geography, loans discharged in bankruptcy, and the status of first lien position loans on second lien position loans, are also considered to be consumer portfolio credit quality indicators. For portfolio monitoring purposes, the Company estimates the current value of property secured as collateral for home equity and residential first mortgage lending products on an ongoing basis. The estimate is based on home price indices compiled by the S&P/Case-Shiller Home Price Indices. Real estate price data is applied to the loan portfolios taking into account the age of the most recent valuation and geographic area.

The following tables summarize the amortized cost basis of commercial loans and leases by Composite Credit Risk Profile grade and origination year:

	December 31, 2025
(In thousands)	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial non-mortgage:
Risk rating:
Pass	$3,378,004	$2,340,865	$1,463,952	$1,857,656	$853,239	$1,420,790	$7,929,719	$19,244,225
Special mention	4,213	46,657	50,332	181,775	32,948	15,264	38,883	370,072
Substandard	67,353	33,646	144,627	219,885	88,312	42,874	194,220	790,917
Doubtful	—	—	—	—	1	22	—	23

Total commercial non-mortgage	3,449,570	2,421,168	1,658,911	2,259,316	974,500	1,478,950	8,162,822	20,405,237

Current period gross write-offs	6,716	3,550	7,817	13,774	721	17,166	26,157	75,901

Asset-based:
Risk rating:
Pass	10,550	199	2,320	—	—	15,901	1,036,960	1,065,930
Special mention	—	—	7,063	—	—	—	8,069	15,132
Substandard	1,445	—	3,898	—	—	4,833	139,993	150,169

Total asset-based	11,995	199	13,281	—	—	20,734	1,185,022	1,231,231

Current period gross write-offs	—	—	—	—	—	—	37,870	37,870

Commercial real estate:
Risk rating:
Pass	3,462,637	2,091,777	2,092,674	2,337,376	1,105,105	3,268,858	273,252	14,631,679
Special mention	—	—	16,834	75,651	—	29,401	—	121,886
Substandard	—	3,240	168,356	93,572	100,957	206,317	—	572,442

Total commercial real estate	3,462,637	2,095,017	2,277,864	2,506,599	1,206,062	3,504,576	273,252	15,326,007

Current period gross write-offs	—	—	31,057	256	1,283	27,514	—	60,110

Multi-family:
Risk rating:
Pass	736,744	691,180	1,193,933	1,370,368	810,954	1,988,941	—	6,792,120
Special mention	—	—	—	—	3,865	68,742	—	72,607
Substandard	—	—	11,915	26,377	38,819	67,001	—	144,112

Total multi-family	736,744	691,180	1,205,848	1,396,745	853,638	2,124,684	—	7,008,839

Current period gross write-offs	—	—	—	—	—	990	—	990

Equipment financing:
Risk rating:
Pass	454,313	305,538	141,372	120,382	59,566	96,161	—	1,177,332
Special mention	4,931	5,700	2,573	2,430	1,087	1,663	—	18,384
Substandard	3,145	696	17,898	24,897	9,501	7,029	—	63,166

Total equipment financing	462,389	311,934	161,843	147,709	70,154	104,853	—	1,258,882

Current period gross write-offs	—	—	1,356	4,614	174	749	—	6,893

Total commercial portfolio	8,123,335	5,519,498	5,317,747	6,310,369	3,104,354	7,233,797	9,621,096	45,230,196

Current period gross write-offs	$6,716	$3,550	$40,230	$18,644	$2,178	$46,419	$64,027	$181,764

	December 31, 2024
(In thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial non-mortgage:
Risk rating:
Pass	$2,917,048	$1,916,905	$2,818,720	$1,100,575	$562,252	$1,211,312	$6,325,637	$16,852,449
Special mention	31,587	66,770	156,555	51,055	30,669	4,203	44,017	384,856
Substandard	56,307	125,735	237,362	92,134	16,466	63,998	208,608	800,610
Doubtful	—	—	—	1	—	25	1	27

Total commercial non-mortgage	3,004,942	2,109,410	3,212,637	1,243,765	609,387	1,279,538	6,578,263	18,037,942

Current period gross write-offs	—	11,894	45,308	10,668	3,842	3,385	15,169	90,266

Asset-based:
Risk rating:
Pass	1,250	11,684	—	—	—	20,255	1,132,901	1,166,090
Special mention	—	—	—	—	—	5,226	90,372	95,598
Substandard	—	2,562	—	—	—	1,239	138,518	142,319

Total asset-based	1,250	14,246	—	—	—	26,720	1,361,791	1,404,007

Current period gross write-offs	—	—	—	—	—	—	6,091	6,091

Commercial real estate:
Risk rating:
Pass	1,867,468	2,334,965	3,186,098	1,462,814	944,367	3,465,817	197,998	13,459,527
Special mention	—	12,809	175,252	37,307	37,469	64,483	—	327,320
Substandard	—	131,108	69,829	121,139	112,582	262,079	8,852	705,589

Total commercial real estate	1,867,468	2,478,882	3,431,179	1,621,260	1,094,418	3,792,379	206,850	14,492,436

Current period gross write-offs	—	854	1,244	1,579	15,477	22,674	—	41,828

Multi-family:
Risk rating:
Pass	582,363	1,394,855	1,314,395	862,273	245,802	2,179,207	16,991	6,595,886
Special mention	—	14,365	93,396	18,790	70,908	8,588	—	206,047
Substandard	—	—	16,761	27,102	26,720	26,084	—	96,667

Total multi-family	582,363	1,409,220	1,424,552	908,165	343,430	2,213,879	16,991	6,898,600

Current period gross write-offs	—	—	—	4,955	6,264	11,678	—	22,897

Equipment financing:
Risk rating:
Pass	382,783	242,440	207,081	126,399	83,838	124,910	—	1,167,451
Special mention	1,298	231	—	55	—	—	—	1,584
Substandard	572	16,228	18,341	16,970	5,514	8,356	—	65,981

Total equipment financing	384,653	258,899	225,422	143,424	89,352	133,266	—	1,235,016

Current period gross write-offs	—	5,146	1,705	52	—	3,475	—	10,378

Total commercial portfolio	5,840,676	6,270,657	8,293,790	3,916,614	2,136,587	7,445,782	8,163,895	42,068,001

Current period gross write-offs	$—	$17,894	$48,257	$17,254	$25,583	$41,212	$21,260	$171,460

The following tables summarize the amortized cost basis of consumer loans by FICO score and origination year:

	December 31, 2025
(In thousands)	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total

Residential:
Risk rating:
800+	$517,482	$551,613	$272,249	$918,256	$1,045,573	$1,258,654	$—	$4,563,827
740-799	687,120	419,019	212,246	480,885	598,172	748,825	—	3,146,267
670-739	185,620	118,104	84,332	294,954	241,266	604,881	—	1,529,157
580-669	16,852	19,346	23,602	51,886	45,714	100,593	—	257,993
579 and below	648	2,377	3,952	21,911	21,966	51,479	—	102,333

Total residential	1,407,722	1,110,459	596,381	1,767,892	1,952,691	2,764,432	—	9,599,577

Current period gross write-offs	—	—	—	—	—	135	—	135

Home equity:
Risk rating:
800+	11,847	8,896	23,146	22,811	29,498	65,401	348,961	510,560
740-799	15,932	11,658	16,149	16,523	19,123	35,861	317,846	433,092
670-739	10,811	9,786	10,120	9,351	11,025	27,662	217,924	296,679
580-669	1,682	1,522	2,850	2,731	2,941	9,607	68,953	90,286
579 and below	77	499	1,662	2,287	908	4,543	29,920	39,896

Total home equity	40,349	32,361	53,927	53,703	63,495	143,074	983,604	1,370,513

Current period gross write-offs	—	50	—	1	—	38	175	264

Other consumer:
Risk rating:
800+	11,131	4,799	254	74	1,677	171	16,597	34,703
740-799	88,171	46,222	368	145	30	136	3,273	138,345
670-739	133,564	68,381	282	231	130	133	14,439	217,160
580-669	2,651	1,962	74	60	27	59	1,136	5,969
579 and below	34	36	65	53	19	2	438	647

Total other consumer	235,551	121,400	1,043	563	1,883	501	35,883	396,824

Current period gross write-offs	3,325	3,591	19	10	7	7	168	7,127

Total consumer portfolio	1,683,622	1,264,220	651,351	1,822,158	2,018,069	2,908,007	1,019,487	11,366,914

Current period gross write-offs	$3,325	$3,641	$19	$11	$7	$180	$343	$7,526

	December 31, 2024
(In thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Residential:
Risk rating:
800+	$312,771	$299,006	$909,109	$1,097,807	$433,950	$956,478	$—	$4,009,121
740-799	649,118	258,699	567,545	656,599	235,749	623,989	—	2,991,699
670-739	172,886	123,354	317,373	271,247	80,318	550,252	—	1,515,430
580-669	16,643	13,382	55,507	35,292	16,738	109,240	—	246,802
579 and below	237	2,680	12,617	21,387	3,791	49,905	—	90,617

Total residential	1,151,655	697,121	1,862,151	2,082,332	770,546	2,289,864	—	8,853,669

Current period gross write-offs	—	—	—	—	—	147	—	147

Home equity:
Risk rating:
800+	12,313	25,226	23,512	32,695	22,705	53,844	365,741	536,036
740-799	12,238	21,831	20,718	23,517	10,861	33,703	330,691	453,559
670-739	11,416	14,298	12,732	13,074	6,242	28,638	224,449	310,849
580-669	1,755	2,570	1,685	2,172	754	9,471	67,745	86,152
579 and below	58	799	2,401	726	429	4,254	32,429	41,096

Total home equity	37,780	64,724	61,048	72,184	40,991	129,910	1,021,055	1,427,692

Current period gross write-offs	—	—	—	—	2	444	351	797

Other consumer:
Risk rating:
800+	4,920	312	218	1,765	50	284	31,549	39,098
740-799	45,001	721	301	165	124	266	3,550	50,128
670-739	57,952	432	372	313	220	188	3,349	62,826
580-669	1,417	116	105	69	25	81	1,150	2,963
579 and below	29	93	63	28	9	—	569	791

Total other consumer	109,319	1,674	1,059	2,340	428	819	40,167	155,806

Current period gross write-offs	3,467	17	34	20	113	193	222	4,066

Total consumer portfolio	1,298,754	763,519	1,924,258	2,156,856	811,965	2,420,593	1,061,222	10,437,167

Current period gross write-offs	$3,467	$17	$34	$20	$115	$784	$573	$5,010

Collateral Dependent Loans and Leases

A non-accrual loan or lease is considered collateral dependent when the borrower is experiencing financial difficulty and when repayment is substantially expected to be provided through the operation or sale of collateral. Commercial non-mortgage loans, asset-based loans, and equipment financing loans and leases are generally secured by machinery and equipment, inventory, receivables, or other non-real estate assets, whereas commercial real estate, multi-family, residential, and home equity loans are secured by real estate.

At December 31, 2025, and 2024, the carrying amount of collateral dependent loans was $308.3 million and $139.5 million, respectively, for commercial loans and leases, and $28.1 million and $29.1 million, respectively, for consumer loans. The ACL for collateral dependent loans and leases is individually assessed based on the fair value of the collateral less costs to sell at the reporting date. At December 31, 2025, and 2024, the aggregate collateral value associated with collateral dependent loans and leases was $364.3 million and $200.1 million, respectively.

Modifications to Borrowers Experiencing Financial Difficulty

In certain circumstances, the Company enters into agreements to modify the terms of loans to borrowers experiencing financial difficulty. A variety of solutions are offered to borrowers experiencing financial difficulty, including loan modifications that may result in principal forgiveness, interest rate reductions, payment delays, term extensions, or a combination thereof. The following is a description of each of these types of modifications:

•

Principal forgiveness – The outstanding principal balance of a loan may be reduced by a specified amount. Principal forgiveness may occur voluntarily as part of a negotiated agreement with a borrower, or involuntarily through a bankruptcy proceeding.

•	Interest rate reductions – Includes modifications where the contractual interest rate of the loan has been reduced.

•

Payment delays – Deferral arrangements that allow borrowers to delay a scheduled loan payment to a later date. Deferred loan payments do not affect the original contractual maturity terms of the loan. Modifications that result in only an insignificant payment delay are not disclosed. The Company generally considers a payment delay of three months or less to be insignificant.

•	Term extensions – Extensions of the original contractual maturity date of the loan.

•	Combination – Combination includes loans that have undergone more than one of the above loan modification types.

Significant judgment is required to determine if a borrower is experiencing financial difficulty. These considerations vary by portfolio class. The Company has identified modifications to borrowers experiencing financial difficulty that are included in its disclosures as follows:

•

Commercial: The Company evaluates modifications of loans to commercial borrowers that are rated substandard or worse, and includes the modifications in its disclosures to the extent that the modification is considered other-than-insignificant.

•

Consumer: The Company generally evaluates all modifications of loans to consumer borrowers subject to its loss mitigation program and includes them in its disclosures to the extent that the modification is considered other-than-insignificant.

The following tables summarize the amortized cost basis at December 31, 2025, 2024, and 2023, of loans modified to borrowers experiencing financial difficulty, disaggregated by class and type of concession granted:

	Year ended December 31, 2025
				Combination
(Dollars in thousands)	Interest Rate Reduction	Term Extension	Payment Delay	Term Extension & Interest Rate Reduction	Term Extension & Payment Delay	Interest Rate Reduction & Payment Delay	Term Extension, Interest Rate Reduction, & Payment Delay	Total	% of Total Class (2)
Commercial non-mortgage	$—	$137,722	$49,427	$597	$18,599	$55	$66	$206,466	1.0%
Asset-based	—	29,939	16,500	—	—	—	—	46,439	3.8
Commercial real estate	—	115,829	2,275	71,958	—	—	199	190,261	1.2
Multi-family	2,042	19,186	23,117	—	—	—	—	44,345	0.6
Equipment financing	32	6,062	7	—	152	—	—	6,253	0.5
Residential	—	418	—	1,834	—	—	—	2,252	—
Home equity	—	599	—	215	—	—	—	814	0.1

Total (1)	$2,074	$309,755	$91,326	$74,604	$18,751	$55	$265	$496,830	0.9%

	Year ended December 31, 2024
(Dollars in thousands)	Interest Rate Reduction	Term Extension	Payment Delay	Combination - Term Extension & Interest Rate Reduction	Total	% of Total Class (2)
Commercial non-mortgage	$9	$189,026	$ 34,642	$886	$224,563	1.2%
Asset-based	—	24,112	—	—	24,112	1.7
Commercial real estate	—	122,088	1,347	8,112	131,547	0.9
Equipment financing	—	289	—	—	289	—
Residential	618	141	—	890	1,649	—
Home equity	275	337	—	309	921	0.1

Total (1)	$902	$335,993	$35,989	$10,197	$383,081	0.7%

	Year ended December 31, 2023
				Combination
(Dollars in thousands)	Interest Rate Reduction	Term Extension	Payment Delay	Term Extension & Interest Rate Reduction	Term Extension & Payment Delay	Interest Rate Reduction & Payment Delay	Term Extension, Interest Rate Reduction, & Payment Delay	Total	% of Total Class (2)
Commercial non-mortgage	$—	$96,895	$5,858	$1,062	$28,860	$35	$425	$133,135	0.8%
Asset-based	—	45,042	—	—	—	—	—	45,042	2.9
Commercial real estate	—	3,090	174	17,107	511	—	—	20,882	0.2
Equipment financing	—	357	1,284	—	—	—	—	1,641	0.1
Residential	—	186	804	136	—	—	—	1,126	—
Home equity	62	76	—	513	—	—	—	651	—

Total (1)	$62	$145,646	$8,120	$18,818	$29,371	$35	$425	$202,477	0.4%

(1)	The total amortized cost excludes accrued interest receivable of $2.7 million, $0.9 million, and $0.7 million for the years ended December 31, 2025, 2024, and 2023, respectively.
(2)	Represents the total amortized cost of the loans modified as a percentage of the total period end loan balance by class.

The following tables describe the financial effect of the modifications made to borrowers experiencing financial difficulty:

Year ended December 31, 2025
Financial Effect (1)
Interest Rate Reduction:

Multi-family	Reduced weighted average interest rate by 2.0%

Term Extension:

Commercial non-mortgage	Extended term by a weighted average of 1.3 years

Asset-based	Extended term by a weighted average of 0.7 years

Commercial real estate	Extended term by a weighted average of 0.5 years

Multi-family	Extended term by a weighted average of 2.2 years

Equipment financing	Extended term by a weighted average of 1.5 years

Payment Delay:

Commercial non-mortgage	Provided payment deferrals for a weighted average of 0.8 years

Asset-based	Provided payment deferrals for a weighted average of 0.3 years

Commercial real estate	Provided payment deferrals for a weighted average of 0.3 years

Multi-family	Provided payment deferrals for a weighted average of 0.8 years

Combination - Term Extension & Interest Rate Reduction:

Commercial real estate	Extended term by a weighted average of 1.6 years and reduced weighted average interest rate by 2.3%

Residential	Extended term by a weighted average of 1.6 years and reduced weighted average interest rate by 4.0%

Combination - Term Extension & Payment Delay:

Commercial non-mortgage	Extended term by a weighted average of 0.4 years and provided payment deferrals for a weighted average of 0.5 years

Year ended December 31, 2024
Financial Effect (1)
Term Extension:

Commercial non-mortgage	Extended term by a weighted average of 0.8 years

Asset-based	Extended term by a weighted average of 2.9 years

Commercial real estate	Extended term by a weighted average of 1.4 years

Payment Delay:

Commercial non-mortgage	Provided payment deferrals for a weighted average of 0.5 years

Commercial real estate	Provided payment deferrals for a weighted average of 0.3 years to be received at contractual maturity

Combination - Term Extension & Interest Rate Reduction:

Commercial real estate	Extended term by a weighted average of 0.3 years and reduced weighted average interest rate by 2.0%

(1)	Certain disclosures related to financial effects of 2025 and 2024 modifications do not include those deemed to be immaterial.

Year ended December 31, 2023
Financial Effect
Interest Rate Reduction:

Home equity	Reduced weighted average interest rate by 0.5%

Term Extension:

Commercial non-mortgage	Extended term by a weighted average of 1.3 years

Asset-based	Extended term by a weighted average of 0.7 years

Commercial real estate	Extended term by a weighted average of 2.2 years

Equipment financing	Extended term by a weighted average of 4.5 years

Residential	Extended term by a weighted average of 2.8 years

Home equity	Extended term by a weighted average of 10.1 years

Payment Delay:

Commercial non-mortgage	Provided partial payment deferrals for a weighted average of 0.5 years

Commercial real estate	Provided payment deferrals for a weighted average of 0.3 years to be received at contractual maturity

Equipment financing	Provided partial payment deferrals for a weighted average of 0.5 years

Residential	Provided payment deferrals for a weighted average of 1.0 year

Combination - Term Extension & Interest Rate Reduction:

Commercial non-mortgage	Extended term by a weighted average of 1.4 years and reduced weighted average interest rate by 1.8%

Commercial real estate	Extended term by a weighted average of 3.0 years and reduced weighted average interest rate by 2.4%

Residential	Extended term by a weighted average of 17.9 years and reduced weighted average interest rate by 0.3%

Home equity	Extended term by a weighted average of 16.8 years and reduced weighted average interest rate by 2.1%

Combination - Term Extension & Payment Delay:

Commercial non-mortgage	Extended term by a weighted average of 1.1 years and provided partial payment deferrals for a weighted average of 1.0 year

Commercial real estate	Extended term by a weighted average of 0.5 years and provided payment deferrals for a weighted average of 0.5 years

Combination - Interest Rate Reduction & Payment Delay:

Commercial non-mortgage	Reduced weighted average interest rate by 2.0% and provided payment deferrals for a weighted average of 0.5 years

Combination - Term Extension, Interest Rate Reduction, & Payment Delay:

Commercial non-mortgage	Extended term by a weighted average of 0.5 years, reduced weighted average interest rate by 2.0%, and provided payment deferrals for a weighted average of 0.5 years

The Company closely monitors the performance of loans that are modified with borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following tables summarize the aging of loans that had been modified during the years ended December 31, 2025, 2024, and 2023:

	December 31, 2025
(In thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Non-Accrual	Total
Commercial non-mortgage	$144,004	$386	$—	$—	$62,076	$206,466
Asset-based	29,939	—	—	—	16,500	46,439
Commercial real estate	144,715	—	—	—	45,546	190,261
Multi-family	40,249	—	—	—	4,096	44,345
Equipment financing	5,437	—	—	—	816	6,253
Residential	1,623	—	—	—	629	2,252
Home equity	39	—	—	—	775	814

Total	$366,006	$386	$—	$—	$130,438	$496,830

	December 31, 2024
(In thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Non-Accrual	Total
Commercial non-mortgage	$64,081	$986	$—	$—	$159,498	$224,565
Asset-based	24,112	—	—	—	—	24,112
Commercial real estate	100,594	—	—	—	30,953	131,547
Equipment financing	313	21	—	—	—	334
Residential	1,426	—	—	—	223	1,649
Home equity	319	—	—	—	602	921

Total	$190,845	$1,007	$—	$—	$191,276	$383,128

	December 31, 2023
(In thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Non-Accrual	Total
Commercial non-mortgage	$107,852	$—	$—	$—	$25,283	$133,135
Asset-based	45,042	—	—	—	—	45,042
Commercial real estate	20,708	—	—	—	174	20,882
Equipment financing	1,284	—	—	—	357	1,641
Residential	990	—	—	—	136	1,126
Home equity	547	—	—	—	104	651

Total	$176,423	$—	$—	$—	$26,054	$202,477

There were $3.9 million of commercial non-mortgage loans and $16.5 million of asset-based loans that had been modified in the form of term extensions and payment delays, respectively, with borrowers experiencing financial difficulty during the year ended December 31, 2025, and that had a subsequent payment default in 2025. The $3.9 million of modified commercial non-mortgage loans were re-modified again in the form of term extensions as of December 31, 2025.

There were $17.8 million of commercial non-mortgage loans that had been modified in the form of term extensions with borrowers experiencing financial difficulty during the year ended December 31, 2024, and that had a subsequent payment default in 2024. These loans were re-modified again in the form of term extensions as of December 31, 2024.

Loans that had been modified with borrowers experiencing financial difficulty during the year ended December 31, 2023, and that had a subsequent payment default in 2023, were not significant.

For the purpose of this disclosure, a payment default is defined as 90 or more days past due. Non-accrual loans that are modified to borrowers experiencing financial difficulty remain on non-accrual status until the borrower has demonstrated performance under the modified terms. Commitments to lend additional funds to borrowers experiencing financial difficulty whose loans had been modified were not significant.

Note 5: Premises and Equipment

The following table summarizes the components of premises and equipment:

	December 31,
(In thousands)	2025	2024
Land	$73,442	$73,442
Buildings and improvements	105,163	102,062
Leasehold improvements	75,970	74,288
Furniture, fixtures, and equipment	68,611	64,651
Data processing equipment and software	118,750	103,811

Property and equipment	441,936	418,254
Less: Accumulated depreciation and amortization	(186,573)	(175,118)

Property and equipment, net	255,363	243,136
ROU lease assets, net	176,672	163,827

Premises and equipment, net	$432,035	$406,963

Depreciation and amortization of property and equipment was $37.0 million, $35.4 million, and $34.7 million for the years ended December 31, 2025, 2024, and 2023, respectively, and is included in both Occupancy and Technology and equipment expense on the accompanying Consolidated Statements of Income.

The Company recognized $0.3 million, $1.7 million, and $4.6 million in losses on disposals of property and equipment for the years ended December 31, 2025, 2024, and 2023, respectively, which primarily pertained to construction in progress as a result of the Company’s decision to stop further project development and the retirement of internal use software.

Additional information regarding ROU lease assets, net can be found within Note 6: Leasing.

Property and Equipment Held for Sale

Assets held for disposition are included in Accrued interest receivable and other assets on the accompanying Consolidated Balance Sheets. At December 31, 2025, and 2024, the carrying amount of assets held for disposition, which was comprised entirely of returned finance lease equipment, was $1.8 million and $5.1 million, respectively.

When finance lease equipment is returned to the Company, either at the end of the lease term or through repossession, and management’s intent is to sell the equipment, the asset is reclassified from Loans and leases to assets held for disposition and recorded at the lower of cost or fair value, less estimated costs to sell. During the years ended December 31, 2025, 2024, and 2023, returned finance lease equipment of $3.2 million, $5.6 million, and $5.1 million, respectively, was transferred to assets held for disposition and experienced subsequent write-downs of $1.0 million, $0.3 million, and $0.1 million, respectively, prior to sale. For sales of such equipment that occurred during the years ended December 31, 2025, 2024, and 2023, the Company received cash proceeds of $4.3 million, $4.4 million, and $2.7 million, respectively, and recognized (losses) gains on sale of $(1.2) million, $0.4 million, and $1.1 million, respectively.

During the year ended December 31, 2024, the Company arranged and sold its Manchester, Connecticut property, which was comprised of land, buildings, and improvements, and had a net carrying value of $0.7 million. The Company received cash proceeds of $1.6 million and recognized a gain on sale of $0.9 million.

In addition, during the year ended December 31, 2024, the Company arranged and sold its Yonkers, New York, property, which was comprised of land, buildings, and improvements. Upon making the determination to sell, the Company recognized a $0.4 million write-down and then transferred the property to assets held for disposition at its fair market value of $0.8 million less estimated costs to sell of $0.1 million. The Company received cash proceeds of $0.7 million and recognized an insignificant gain on sale.

During the year ended December 31, 2023, the Company sold its New Britain, Connecticut, property, which was comprised of land, buildings, and improvements, and had a fair market value of $4.8 million. The Company received cash proceeds of $4.1 million and recognized a loss on sale of $0.7 million.

Note 6: Leasing

Lessor Arrangements

The Company leases certain types of machinery and equipment to its customers through sales-type and direct financing leases as part of its equipment financing portfolio. These leases generally have remaining lease terms of one to ten years, some of which include renewal options and/or options for the lessee to purchase the asset near or at the end of the lease term. The Company recognized interest income from its sales-type and direct financing lessor activities of $23.2 million, $19.3 million, and $18.7 million for the years ended December 31, 2025, 2024, and 2023, respectively. The Company does not have any significant operating leases in which it is the lessor. Additional information regarding the Company’s equipment financing portfolio can be found within Note 4: Loans and Leases.

The following table summarizes the components of the Company’s net investment in its sales-type and direct financing leases:

	December 31,
(In thousands)	2025	2024

Lease receivables	$482,274	$394,489
Unguaranteed residual values (1)	65,452	63,014

Total net investment	$547,726	$457,503

(1)

The Company performs quarterly reviews of residual values associated with its equipment finance leasing portfolio considering factors such as the subject equipment, structure of the transaction, industry, prior experience with the lessee, and other factors that may impact the residual value to assess for impairment.

The following table reconciles undiscounted future lease payments to the total sales-type and direct financing leases’ net investment:

(In thousands)	December 31, 2025
2026	$168,284
2027	119,080
2028	109,704
2029	70,740
2030	42,181
Thereafter	111,104

Total lease payments receivable	621,093
Present value adjustment	(73,367)

Total net investment	$547,726

Lessee Arrangements

The Company enters into operating leases in the normal course of business, primarily for office space, banking centers, and other operational activities. These leases generally have remaining lease terms of one to ten years. The Company does not have any finance leases in which it is the lessee, nor any significant sub-lease arrangements.

The following table summarizes the Company’s ROU lease assets and operating lease liabilities:

		December 31,

(In thousands)	Consolidated Balance Sheet Line Item	2025	2024

ROU lease assets, net	Premises and equipment, net	$176,672	$163,827
Operating lease liabilities	Accrued expenses and other liabilities	202,742	193,188

The following table summarizes the components of operating lease expense and other relevant information:

	Years ended December 31,

(Dollars in thousands)	2025	2024	2023

Lease Cost:
Operating lease cost	$37,430	$36,235	$33,880
Variable lease cost	6,970	4,880	4,617
Sublease income	(745)	(909)	(223)

Total operating lease expense	$43,655	$40,206	$38,274

Other Information:
Cash paid for amounts included in the measurement of operating lease liabilities	$40,937	$36,080	$37,615
ROU lease assets obtained in exchange for operating lease liabilities (1)	42,611	10,444	22,989
Weighted-average remaining lease term (in years)	7.41	7.08	7.46
Weighted-average discount rate	3.86%	3.20%	2.96%

(1)	Excludes $0.5 million of ROU lease assets acquired from Ametros for the year ended December 31, 2024.

The following table reconciles undiscounted future lease payments to total operating lease liabilities:

(In thousands)	December 31, 2025

2026	$36,360
2027	37,005
2028	35,087
2029	30,784
2030	24,235
Thereafter	75,419

Total operating lease payments	238,890
Present value adjustment	(36,148)

Total operating lease liabilities	$202,742

Note 7: Goodwill and Other Intangible Assets

Goodwill

The following table summarizes changes in the carrying amount of goodwill:

	December 31,

(In thousands)	2025	2024

Balance, beginning of period	$2,868,068	$2,631,465
SecureSave acquisition	29,454	—
Ametros acquisition (1)	—	236,603

Balance, end of period	$2,897,522	$2,868,068

(1)	Reflects the $228.2 million of goodwill recorded in connection with the Ametros acquisition in January 2024, and $8.4 million of other adjustments.

Information regarding goodwill by reportable segment can be found within Note 20: Segment Reporting.

Other Intangible Assets

The following table summarizes other intangible assets:

	December 31,

	2025			2024

(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Core deposits (1)	$342,875	$98,483	$244,392	$328,837	$76,795	$252,042
Customer relationships (2)	120,855	59,255	61,600	122,063	47,186	74,877
Non-competition agreements (3)	5,880	2,400	3,480	4,000	1,600	2,400
Trade name	6,100	2,338	3,762	6,100	1,118	4,982

Total other intangible assets	$475,710	$162,476	$313,234	$461,000	$126,699	$334,301

(1)

The increase in the gross carrying amount of Core deposits is attributed to the acquisition of SecureSave and the acquisition of HSA portfolios from United Community Bank, Elements Financial Federal Credit Union, Allegacy Federal Credit Union, as previously discussed in Note 2: Business Developments.

(2)

The decrease in the gross carrying amount of Customer relationships is attributed to the write-off of a single Bend customer relationship in connection with the immaterial sale of a related off-balance sheet HSA portfolio in November 2025. At the time of sale, the customer relationship had a net carrying amount of $0.7 million, reflecting a $1.2 million gross carrying amount, net of $0.5 million in accumulated amortization.

(3)	The increase in the gross carrying amount of Non-competition agreements is attributed to the acquisition of SecureSave, as previously discussed in Note 2: Business Developments.

The remaining estimated aggregate future amortization expense for other intangible assets is as follows:

(In thousands)	December 31, 2025

2026	$36,985
2027	35,578
2028	32,414
2029	29,938
2030	28,997
Thereafter	149,322

Note 8: Income Taxes

Income tax expense reflects the following expense (benefit) components:

	Years ended December 31,

(In thousands)	2025	2024	2023

Current:
Federal	$154,714	$171,913	$219,548
State and local	55,045	58,204	50,750

Total current	209,759	230,117	270,298

Deferred:
Federal	45,537	(14,464)	(43,615)
State and local	2,051	32,647	(10,019)

Total deferred	47,588	18,183	(53,634)

Total federal	200,251	157,449	175,933
Total state and local	57,096	90,851	40,731

Income tax expense	$257,347	$248,300	$216,664

The deferred federal expense in 2025 reflects the effects of accelerated deductions the Company plans to take on its 2025 federal tax return as afforded by the One Big Beautiful Bill Act. Deferred SALT expense was not impacted by those deductions to any significant degree, while deferred SALT expense in 2025 does include a $5.5 million benefit from operating loss carryforwards. The Company’s total deferred tax expense in 2024 included $29.4 million related to an increase in its valuation allowance for its SALT DTAs attributable to operating loss carryforwards.

The following table reflects a reconciliation of reported income tax expense to the amount that would result from applying the federal statutory rate of 21.0%:

	Years ended December 31,

	2025		2024		2023

(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Income tax expense at federal statutory rate	$264,631	21.0%	$213,572	21.0%	$227,746	21.0%
Reconciliation to reported income tax expense:
SALT expense, net of federal (1)	45,906	3.6	64,798	6.4	28,603	2.7
Tax credits:
LIHTCs and related benefits, net of amortization	(16,804)	(1.3)	(17,376)	(1.7)	(7,070)	(0.7)
Other	(597)	(0.1)	(1,237)	(0.1)	(824)	(0.1)
Changes in valuation allowances	(1,378)	(0.1)	1,378	0.1	(368)	—
Nontaxable or Nondeductible items:
Tax-exempt interest, net	(44,369)	(3.5)	(31,500)	(3.1)	(44,473)	(4.1)
Non-deductible FDIC deposit insurance premiums	12,878	1.0	12,305	1.2	10,693	1.0
Other	(2,952)	(0.2)	(4,156)	(0.4)	(938)	(0.1)
Changes in unrecognized tax benefits (2)	(894)	(0.1)	3,635	0.4	4,466	0.4
Other, net	926	0.1	6,881	0.6	(1,171)	(0.1)

Income tax expense and effective tax rate	$257,347	20.4%	$248,300	24.4%	$216,664	20.0%

(1)	The majority (greater than 50 percent) of the tax effect in this category is comprised of New York State, along with Massachusetts in 2025, Connecticut in 2024, and New York City in 2023.
(2)	Changes in unrecognized tax benefits include interest and penalties.

The following table reflects the significant components of DTAs, net:

	December 31,

(In thousands)	2025	2024

Deferred tax assets:
ACL on loans and leases	$195,913	$187,348
Net operating loss and credit carry forwards	73,180	74,363
Compensation and employee benefit plans	58,649	50,880
Lease liabilities under operating leases	54,989	52,397
Net unrealized loss on available-for-sale securities	124,044	193,309
Other	36,155	71,008

Gross deferred tax assets	542,930	629,305
Valuation allowance	(56,816)	(64,422)

Total deferred tax assets, net of valuation allowance	$486,114	$564,883

Deferred tax liabilities:
ROU assets under operating leases	$47,918	$44,434
Equipment financing leases	84,337	54,990
Goodwill and other intangible assets	96,029	102,042
Purchase accounting and fair value adjustments	16,170	10,359
Other	45,920	36,202

Gross deferred tax liabilities	290,374	248,027

Deferred tax assets, net	$195,740	$316,856

The Company’s net DTAs decreased by $121.1 million during 2025, reflecting primarily the $47.6 million deferred tax expense and a $76.5 million expense allocated directly to AOCL, partially offset by a $3.8 million net DTA recognized as part of purchase accounting adjustments related to the acquisition of SecureSave.

The valuation allowance of $56.8 million at December 31, 2025, is attributable to SALT net operating loss and credit carryforwards, as compared to $64.4 million at December 31, 2024, which was comprised of $62.7 million attributable to SALT net operating loss and credit carryforwards and $1.7 million of capital loss carryforwards. The $7.6 million decrease in the valuation allowance during 2025 primarily reflects a $7.3 million expiration of net operating loss carryforwards for which a valuation allowance existed at December 31, 2024.

SALT net operating loss carryforwards of approximately $1.1 billion and SALT credit carryforwards of $1.1 million at December 31, 2025, have varying carryforward periods. The vast majority of the SALT net operating loss and credit carryforwards are scheduled to expire during the years 2026 through 2032. Federal net operating loss carryforwards of approximately $31.3 million and federal credit carryforwards of $0.5 million at December 31, 2025, related to the Bend and SecureSave acquisitions are subject to annual limitations on utilization, with the net operating losses able to be carried forward indefinitely and the credits scheduled to expire in varying amounts between 2038 and 2045. The valuation allowance reflects approximately $1.0 billion of those SALT net operating loss carryforwards and $0.5 million of the SALT credit carryforwards that are estimated to expire unused.

Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize its total DTAs, net of the valuation allowance. Although taxable income in prior years is no longer able to be included as a source of taxable income, due to the general repeal of the carryback of net operating losses under the Tax Cuts and Jobs Act of 2017, significant positive evidence remains in support of management’s conclusion regarding the realizability of the Company’s DTAs, including projected future reversals of existing taxable temporary differences and book-taxable income levels in recent years and projected in future years. There can, however, be no assurance that any specific level of future income will be generated or that the Company’s DTAs will ultimately be realized.

DTLs of $63.2 million at both December 31, 2025, and 2024, have not been recognized for certain thrift bad-debt reserves, established before 1988, that would become taxable upon the occurrence of certain events: distributions by the Bank in excess of certain earnings and profits; the redemption of the Bank’s stock; or liquidation. The Company does not expect any of those events to occur.

The following table reflects a reconciliation of the beginning and ending balances of UTBs:

	Years ended December 31,

(In thousands)	2025	2024	2023

Beginning balance	$13,766	$13,836	$9,875
Additions as a result of tax positions taken during the current year	305	493	359
Additions as a result of tax positions taken during prior years	3,430	7,447	4,255
Reductions as a result of tax positions taken during prior years	(3,626)	(5,651)	—
Reductions relating to settlements with taxing authorities	(2,553)	(1,997)	—
Reductions as a result of lapse of statute of limitation periods	(894)	(362)	(653)

Ending balance	$10,428	$13,766	$13,836

At December 31, 2025, 2024, and 2023, there were $8.9 million, $11.6 million, and $12.4 million, respectively, of UTBs that if recognized would affect the effective tax rate.

The Company recognizes interest and penalties related to UTBs, where applicable, in income tax expense. The Company recognized a benefit of $1.6 million during the year ended December 31, 2025, and expenses of $3.1 million, and $1.8 million during the years ended December 31, 2024, and 2023, respectively. At December 31, 2025, and 2024, the Company had accrued interest and penalties related to UTBs of $5.3 million and $6.9 million, respectively.

The Company’s federal tax returns for years subsequent to 2021 remain open to examination, except for the carryback of a Sterling 2019 net operating loss under the CARES Act in 2020 to tax years 2014 and 2016, which is currently under audit by the Internal Revenue Service. The Company’s tax returns filed in its other principal tax jurisdictions of Connecticut, New York State, New York City, Massachusetts and New Jersey, are either under or remain open to examination for varying years subsequent to 2016, 2018, or 2021.

Note 9: Deposits

The following table summarizes deposits by type:

	December 31,

(In thousands)	2025	2024

Non-interest-bearing:
Demand	$10,082,854	$10,316,501
Interest-bearing:
Checking	10,760,496	9,834,790
Health savings accounts	9,184,452	8,951,031
Money market	23,196,747	20,433,250
Savings	6,964,946	6,982,554
Time deposits	8,570,318	8,234,954

Total interest-bearing	58,676,959	54,436,579

Total deposits	$68,759,813	$64,753,080

Time deposits, money market, and interest-bearing checking obtained through brokers (1)	$3,134,894	$3,181,298
Aggregate amount of time deposit accounts that exceeded the FDIC limit (2)	1,494,626	1,407,077
Deposit overdrafts reclassified as loan balances	6,674	7,146

(1)	Excludes money market deposits received through interSYNC of $9.3 billion at December 31, 2025, and $7.3 billion at December 31, 2024.
(2)	Excludes an aggregate amount of time deposit accounts that were at the FDIC limit of $10.5 million at December 31, 2025, and $16.8 million at December 31, 2024.

The following table summarizes the scheduled maturities of time deposits:

(In thousands)	December 31, 2025

2026	$8,464,468
2027	45,728
2028	20,414
2029	15,797
2030	23,664
Thereafter	247

Total time deposits	$8,570,318

Note 10: Borrowings

Securities Sold Under Agreements to Repurchase and Federal Funds Purchased

The following table summarizes securities sold under agreements to repurchase and federal funds purchased:

	December 31,

	2025		2024

(Dollars in thousands)	Total Outstanding	Rate	Total Outstanding	Rate

Securities sold under agreements to repurchase (1)	$596,738	3.32%	$344,168	2.98%

Securities sold under agreements to repurchase and federal funds purchased (2)	$596,738	3.32%	$344,168	2.98%

(1)	Securities sold under agreements to repurchase have an original maturity date of one year or less for the periods presented.
(2)	There were no outstanding federal funds purchased at December 31, 2025, and 2024.

The Company’s repurchase agreement counterparties are limited to primary dealers in government securities and commercial and municipal customers through the Corporate Treasury function. The Company has the right of offset with respect to repurchase agreement assets and liabilities with the same counterparty when master netting agreements are in place. Securities sold under agreements to repurchase are presented as gross transactions at December 31, 2025, and 2024, since only liabilities are outstanding. Agency MBS securities, which had an aggregate carrying value of $625.3 million and $358.4 million at December 31, 2025, and 2024, respectively, are pledged to secure repurchase agreements. These Agency MBS securities are subject to changes in market value and, therefore, the Company may increase or decrease the level of securities pledged as collateral based upon movements in market value.

The following tables represent the offsetting of repurchase agreements that are subject to master netting agreements:

	December 31, 2025

				Gross Amounts Not Offset in the Statement of Financial position

(In thousands)	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Liabilities Presented in the Statement of Financial Position
				Financial Instruments (1)	Cash Collateral Pledged	Net Amount

Repurchase agreements	$494,420	$—	$494,420	$494,420	$—	$—

	December 31, 2024

				Gross Amounts Not Offset in the Statement of Financial position

(In thousands)	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Liabilities Presented in the Statement of Financial Position
				Financial Instruments (1)	Cash Collateral Pledged	Net Amount

Repurchase agreements	$209,961	$—	$209,961	$209,961	$—	$—

(1)

Amounts disclosed are limited to the balance of securities sold under agreements to repurchase reported on the accompanying Consolidated Balance Sheets that are subject to master netting agreements and, accordingly, exclude excess collateral pledged. At December 31, 2025 and 2024, Agency MBS with a carrying amount of $520.1 million and $220.6 million, respectively, were pledged as collateral against such securities sold under agreements to repurchase, resulting in an excess collateral positions of $25.6 million and $10.6 million, respectively.

FHLB Advances

The following table summarizes information for FHLB advances:

	December 31,

	2025		2024

(Dollars in thousands)	Total Outstanding	Weighted-Average Contractual Coupon Rate	Total Outstanding	Weighted-Average Contractual Coupon Rate

Maturing within 1 year	$2,970,000	3.44%	$2,100,000	4.50%
After 1 but within 2 years	201	—	—	—
After 2 but within 3 years	201	2.75	218	—
After 3 but within 4 years	615	1.75	215	2.75
After 4 but within 5 years	3,669	1.25	642	1.75
After 5 years	6,032	2.16	9,033	2.02

Total FHLB advances	$2,980,718	3.44%	$2,110,108	4.49%

Aggregate market value of assets pledged as collateral	$16,331,016		$16,581,133
Remaining borrowing capacity at FHLB	7,882,187		8,670,348

The Bank may borrow up to a discounted amount of eligible loans and securities that have been pledged as collateral to secure FHLB advances, which includes certain residential, multi-family, and commercial real estate loans, home equity lines of credit, Agency MBS, and Agency CMO. The Bank was in compliance with its FHLB collateral requirements at both December 31, 2025, and 2024.

Long-term Debt

The following table summarizes long-term debt:

	December 31,

(In thousands)	2025	2024

2029 senior notes (1)	$317,398	$322,751
2029 subordinated notes	—	274,000
2030 subordinated notes	—	225,000
2035 subordinated notes	350,000	—
2033 junior subordinated notes	77,320	77,320

Total senior and subordinated debt	744,718	899,071
Discount on 2029 senior notes	(323)	(423)
Debt issuance cost on 2029 senior notes	(869)	(1,137)
Premium on 2029 subordinated notes	—	4,435
Premium on 2030 subordinated notes	—	7,239
Discount on 2035 subordinated notes	(2,545)	—
Debt issuance cost on 2035 subordinated notes	(1,527)	—

Long-term debt (2)	$739,454	$909,185

(1)

The Company de-designated its fair value hedging relationship on these senior notes in 2020. A basis adjustment of $17.4 million and $22.8 million at December 31, 2025, and 2024, respectively, is included in the carrying value and is being amortized over the remaining life of the senior notes.

(2)	The classification of debt as long-term is based on the initial terms of greater than one year as of the date of issuance.

2029 Senior Notes. On March 25, 2019, the Company issued $300.0 million in aggregate principal amount of 4.100% fixed-rate senior notes due on March 25, 2029 (the “2029 senior notes”). The 2029 senior notes are not convertible or exchangeable, and interest is payable semi-annually in arrears on March 25 and September 25 of each year. Prior to December 25, 2028, the 2029 senior notes may be redeemed by the Company at any time, in whole or in part, at a price equal to the greater of (i) the total principal amount to be redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest thereon, exclusive of interest accrued to the redemption date, discounted to the redemption date on a semi-annual basis at the Treasury rate plus 25 basis points, plus in any case any accrued and unpaid interest thereon, but excluding the redemption date. On or after December 25, 2028, the 2029 senior notes may be redeemed by the Company at any time, in whole or in part, at a redemption price equal to the total principal amount to be redeemed plus any accrued and unpaid interest thereon to, but excluding, the redemption date.

2029 Subordinated Notes. The Company assumed $274.0 million in aggregate principal amount of 4.000% fixed-to-floating rate subordinated notes due on December 30, 2029 (the “2029 subordinated notes”), in connection with the Sterling merger in 2022. The 2029 subordinated notes were issued by Sterling on December 16, 2019, and were not convertible or exchangeable. Prior to December 30, 2024, the interest rate was fixed at 4.000% and payable semi-annually in arrears on June 30 and December 30 of each year. Beginning on December 30, 2024, through the earlier of maturity or redemption, the 2029 subordinated notes bore interest at a floating rate per annum equal to three-month term SOFR plus 253 basis points, payable quarterly in arrears on March 30, June 30, September 30, and December 30 of each year, commencing on March 30, 2025. The interest rate on the 2029 subordinated notes yielded 6.840% on December 31, 2024. The 2029 subordinated notes were eligible to be redeemed by the Company, in whole or in part, on any interest payment date after December 30, 2024, at a price equal to the total principal amount plus any accrued and unpaid interest thereon to, but excluding the redemption date, or upon the occurrence of certain specified events.

The Company exercised its option to redeem the 2029 subordinated notes and, on December 30, 2025, repaid the outstanding $274.0 million principal balance due, plus any accrued and unpaid interest thereon, recognizing a $3.6 million gain upon debt extinguishment.

2030 Subordinated Notes. The Company assumed $225.0 million in aggregate principal amount of 3.875% fixed-to-floating rate subordinated notes due on November 1, 2030 (the “2030 subordinated notes”), in connection with the Sterling merger in 2022. The 2030 subordinated notes were issued by Sterling on October 30, 2020, and were not convertible or exchangeable. Prior to November 1, 2025, the interest rate was fixed at 3.875% and payable semi-annually in arrears on May 1 and November 1 of each year. Beginning on November 1, 2025, through the earlier of maturity or redemption, the 2030 subordinated notes bore interest at a floating rate per annum equal to three-month term SOFR plus 369 basis points, payable quarterly in arrears on February 1, May 1, August 1, and November 1 of each year, commencing on February 1, 2026. The 2030 subordinated notes were eligible to be redeemed by the Company, in whole or in part, on November 1, 2025, or any interest payment date thereafter, at a price equal to the total principal amount plus any accrued and unpaid interest thereon to, but excluding the redemption date, or upon the occurrence of certain specified events.

The Company exercised its option to redeem the 2030 subordinated notes and, on November 3, 2025, the next business day following the November 1, 2025 call date, repaid the outstanding $225.0 million principal balance due, plus any accrued and unpaid interest thereon, recognizing a $6.2 million gain upon debt extinguishment.

2035 Subordinated Notes. On September 11, 2025, the Company issued $350.0 million in aggregate principal amount of 5.784% fixed-rate reset subordinated notes due on September 11, 2035 (the “2035 subordinated notes”). The 2035 subordinated notes are not convertible or exchangeable, and interest is payable semi-annually in arrears on March 11 and September 11 of each year. Prior to September 11, 2030, the interest rate is fixed at 5.784%. On and after September 30, 2030, through the earlier of maturity or redemption, the 2035 subordinated notes will bear interest at a rate per annum equal to the U.S. Treasury Rate for a five-year maturity plus 212.5 basis points. The 2035 subordinated notes may be redeemed by the Company (i) in whole, but not in part, on September 11, 2030, (ii) in whole or in part, at any time or from time to time, on or after June 11, 2035, and (iii) upon the occurrence of certain events, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

2033 Junior Subordinated Notes. On September 17, 2003, the Company issued $77.3 million in aggregate principal amount of floating-rate junior subordinated notes due September 17, 2033 (the “2033 junior subordinated notes”). The 2033 junior subordinated notes are held in Webster Statutory Trust I, a statutory business trust which was created for the purpose of issuing trust preferred securities. Additional information regarding the Webster Statutory Trust I can be found in Note 14: Variable Interest Entities. The 2033 junior subordinated notes are not convertible or exchangeable, and interest is payable quarterly in arrears on March 17, June 17, September 17, and December 17 of each year. The interest rate on the 2033 junior subordinated notes varies quarterly based on 3-month SOFR plus a credit spread adjustment plus a market spread of 2.95%, which yielded 6.92% and 7.56% at December 31, 2025, and 2024, respectively. Prior to February 3, 2026, the Company was able to redeem its 2033 junior subordinated notes quarterly, in whole or in part, at a price equal to the total principal amount to be redeemed plus any accrued and unpaid interest thereon to the redemption date. However, in accordance with the Transaction Agreement with Banco Santander, effective as of February 3, 2026, the Company is restricted from redeeming any of its outstanding debt through the completion of the Transaction.

Note 11: Stockholders’ Equity

The following table summarizes the changes in shares of preferred and common stock issued and common stock held as treasury shares:

	Preferred Stock Series F Issued	Preferred Stock Series G Issued	Common Stock Issued	Treasury Stock Held	Common Stock Outstanding
Balance at December 31, 2022	6,000	135,000	182,778,045	8,770,472	174,007,573
Stock compensation plan activity (1)	—	—	—	(605,684)	605,684
Stock options exercised	—	—	—	(75,848)	75,848
Common stock repurchase program	—	—	—	2,667,149	(2,667,149)
Balance at December 31, 2023	6,000	135,000	182,778,045	10,756,089	172,021,956
Stock compensation plan activity (1)	—	—	—	(768,737)	768,737
Stock options exercised	—	—	—	(8,858)	8,858
Common stock repurchase program	—	—	—	1,408,426	(1,408,426)
Balance at December 31, 2024	6,000	135,000	182,778,045	11,386,920	171,391,125
Stock compensation plan activity (1)	—	—	—	(756,353)	756,353
Stock options exercised	—	—	—	(2,114)	2,114
Common stock repurchase program	—	—	—	10,933,584	(10,933,584)
Balance at December 31, 2025	6,000	135,000	182,778,045	21,562,037	161,216,008

(1)

Reflects (i) common shares issued from Treasury stock for time-based restricted stock award grants, net of forfeitures, and the vesting of performance-based restricted stock awards of 1,158,855, 1,130,061, and 921,413, in aggregate, for the years ended December 31, 2025, 2024, and 2023, respectively; less (ii) common shares acquired outside of the Company’s common stock repurchase program related to stock compensation plan activity of 402,502, 361,324, and 315,729 during the years ended December 31, 2025, 2024, and 2023, respectively.

Common Stock Repurchase Program

The Company maintains a common stock repurchase program, which was approved by the Board on October 24, 2017, that permits management to repurchase shares of Webster common stock in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the SEC, subject to the availability and trading price of stock, general market conditions, alternative uses for capital, regulatory considerations, and the Company’s financial performance. On April 30, 2025, the Board increased the Company’s authority to repurchase shares of Webster common stock under the repurchase program by $700.0 million. During the year ended December 31, 2025, the Company repurchased 10,933,584 shares under the repurchase program at a weighted-average price of $54.30 per share, totaling $593.7 million. At December 31, 2025, the Company’s remaining purchase authority was $334.3 million.

In accordance with the Transaction Agreement with Banco Santander, the Company paused repurchases under its stock repurchase program through the completion of the Transaction.

Series F Preferred Stock

On December 12, 2017, the Company closed on a public offering of 6,000,000 depositary shares, each representing 1/1000th ownership interest in a share of 5.25% Series F Non-Cumulative Preferred Perpetual Stock, par value $0.01 per share, with a liquidation preference equal to $25,000 per share (the “Series F Preferred Stock”). The Series F Preferred Stock ranks on parity with the Series G Preferred Stock and senior to Webster common stock, with respect to the payment of dividends and distributions upon the liquidation, dissolution, or winding-up of the Company.

Dividends on the Series F Preferred Stock are non-cumulative and are not mandatory. If declared by the Board, or a duly authorized committee thereof, the Company will pay dividends quarterly in arrears on the fifteenth day of each March, June, September, and December, at a rate equal to 5.25% of the $25,000 per share liquidation amount per annum. If a dividend on the Series F Preferred Stock is not declared in respect of a dividend period, a dividend will not accrue and the Company has no obligation to pay any dividend for that period, regardless as to whether a dividend is declared for a future period on the Series F Preferred Stock or any other series of Webster preferred stock. The terms of the Series F Preferred Stock prohibit the Company from declaring or paying any cash dividends on Webster common stock, and from repurchasing, redeeming, or otherwise acquiring Webster common stock or any other series of Webster preferred stock to which it ranks on parity with, unless dividends have been declared and paid in full on the Series F Preferred Stock for the most recent dividend period.

The Series F Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund, or other similar provisions. Except with respect to certain non-payment events and certain changes to the terms of the Series F Preferred Stock, holders have no voting rights nor preemptive or conversion rights. The Series F Preferred Stock is not convertible or exchangeable for shares of any other class of Webster stock.

Series G Preferred Stock

On January 31, 2022, in connection with the Sterling merger, the Company registered and issued 5,400,000 depositary shares, each representing 1/40th interest in a share of 6.50% Series G Non-Cumulative Preferred Perpetual Stock, par value $0.01 per share, with a liquidation preference equal to $1,000 per share (the “Series G Preferred Stock”). The Series G Preferred Stock ranks on parity with the Series F Preferred Stock and senior to Webster common stock, with respect to the payment of dividends and distributions upon the liquidation, dissolution, or winding-up of the Company.

Dividends on the Series G Preferred Stock are non-cumulative and are not mandatory. If declared by the Board, or a duly authorized committee thereof, the Company will pay dividends quarterly in arrears on the fifteenth day of each January, April, July, and October, at a rate equal to 6.50% of the $1,000 per share liquidation amount per annum. If a dividend on the Series G Preferred Stock is not declared in respect of a dividend period, a dividend will not accrue and the Company has no obligation to pay any dividend for that period, regardless as to whether a dividend is declared for a future period on the Series G Preferred Stock or any other series of Webster preferred stock. The terms of the Series G Preferred Stock prohibit the Company from declaring or paying any cash dividends on Webster common stock, and from repurchasing, redeeming or otherwise acquiring Webster common stock or any other series of Webster preferred stock to which it ranks on parity with, unless dividends have been declared and paid in full on the Series G Preferred Stock for the most recent dividend period.

The Series G Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund, or other similar provisions. Except with respect to certain non-payment events and certain changes to the terms of the Series G Preferred Stock, holders have no voting rights, nor preemptive or conversion rights. The Series G Preferred Stock is not convertible or exchangeable for shares of any other class of Webster stock.

Preferred Stock Redemptions

Prior to February 3, 2026, the Company was able to redeem either the Series F Preferred Stock or the Series G Preferred Stock at its option, in whole or in part, subject to the approval of Federal Reserve, on any dividend payment date, or in whole but not in part, upon the occurrence of a regulatory capital treatment event, at a redemption price equal to the liquidation preference plus any declared and unpaid dividends, without accumulation of any undeclared dividends. However, in accordance with the Transaction Agreement with Banco Santander, effective as of February 3, 2026, the Company is restricted from redeeming any of its equity securities through the completion of the Transaction.

Note 12: Accumulated Other Comprehensive (Loss), Net of Tax

The following table summarizes the changes in each component of accumulated other comprehensive (loss), net of the related tax impact:

(In thousands)	Investment Securities Available- for-Sale	Derivative Financial Instruments	Defined Benefit Pension and Other Postretirement Benefit Plans	Total

Balance at December 31, 2022	$(631,160)	$(8,874)	$(44,926)	$(684,960)

Other comprehensive income (loss) before reclassifications	90,654	(4,883)	11,794	97,565
Amounts reclassified from accumulated other comprehensive (loss)	23,056	10,888	2,880	36,824

Other comprehensive income, net of tax	113,710	6,005	14,674	134,389

Balance at December 31, 2023	(517,450)	(2,869)	(30,252)	(550,571)

Other comprehensive (loss) income before reclassifications	(106,447)	(37,446)	2,397	(141,496)
Amounts reclassified from accumulated other comprehensive (loss)	103,579	30,715	1,390	135,684

Other comprehensive (loss) income, net of tax	(2,868)	(6,731)	3,787	(5,812)

Balance at December 31, 2024	(520,318)	(9,600)	(26,465)	(556,383)

Other comprehensive income before reclassifications	186,590	5,902	4,885	197,377
Amounts reclassified from accumulated other comprehensive (loss)	(385)	7,439	1,108	8,162

Other comprehensive income, net of tax	186,205	13,341	5,993	205,539

Balance at December 31, 2025	$(334,113)	$3,741	$(20,472)	$(350,844)

The following table further summarizes the amounts reclassified from accumulated other comprehensive (loss):

	Years ended December 31,
Accumulated Other Comprehensive (Loss) Components	2025	2024	2023	Associated Line Item on the Consolidated Statements Of Income
(In thousands)
Investment securities available-for-sale:
Net gains (losses) (1)	$528	$(141,418)	$(31,533)	Non-interest income (2)
Tax (expense) benefit	(143)	37,839	8,477	Income tax expense

Net of tax	$385	$(103,579)	$(23,056)

Derivative financial instruments:
Interest payments (3)	$(10,207)	$(41,472)	$(12,279)	Interest and fees on loans and leases
Hedge terminations	$—	$(34)	$(310)	Long-term debt interest expense
Time-value premiums	—	(533)	(2,349)	Interest and fees on loans and leases
Tax benefit	2,768	11,324	4,050	Income tax expense

Net of tax	$(7,439)	$(30,715)	$(10,888)

Defined benefit pension and other postretirement benefit plans:
Transition obligation	$2	$—	$—	Other expense
Net actuarial (losses)	(1,522)	(1,907)	(2,083)	Other expense
Other	—	—	(1,869)	Other expense
Tax benefit	412	517	1,072	Income tax expense

Net of tax	$(1,108)	$(1,390)	$(2,880)

(1)

Reclassification adjustments for net unrealized gains (losses) on investment securities available-for-sale that were sold are determined by reference to the unrealized gain or loss reported in the month prior to sale.

(2)

Gains and losses realized on sales of investment securities available-for-sale are generally included as a component of non-interest income on the accompanying Consolidated Statements of Income unless any portion or all of the loss is due to credit related factors, in which the amount is then included in the Provision for credit losses. Additional information regarding the presentation of gains and losses realized on sales of investment securities available-for-sale for the years ended December 31, 2025, 2024, and 2023, respectively, can be found within Note 3: Investment Securities.

(3)

Over the next 12 months, an estimated $(4.1) million related to cash flow hedge gain or loss will be reclassified from AOCL, increasing Interest and fees on loans and leases as hedge interest payments are made.

The following tables summarize each component of other comprehensive income (loss) and the related tax effects:

	Year ended December 31, 2025
(In thousands)	Amount Before Tax	Tax Benefit (Expense)	Amount Net of Tax

Investment securities available-for-sale:
Net unrealized gain arising during the year	$255,998	$(69,408)	$186,590
Reclassification adjustment for net realized (gains) included in net income	(528)	143	(385)

Total investment securities available-for-sale	255,470	(69,265)	186,205

Derivative financial instruments:
Net unrealized gain arising during the year	8,099	(2,197)	5,902
Reclassification adjustment for net realized losses included in net income	10,207	(2,768)	7,439

Total derivative financial instruments	18,306	(4,965)	13,341

Defined benefit pension and other postretirement benefit plans:
Net actuarial gain arising during the year	6,703	(1,818)	4,885
Reclassification adjustment for amortization of transition obligation and amortization of net actuarial loss included in net income	1,520	(412)	1,108

Total defined benefit pension and other postretirement benefit plans	8,223	(2,230)	5,993

Other comprehensive income, net of tax	$281,999	$(76,460)	$205,539

	Year ended December 31, 2024
(In thousands)	Amount Before Tax	Tax Benefit (Expense)	Amount Net of Tax

Investment securities available-for-sale:
Net unrealized (losses) arising during the year	$(145,673)	$39,226	$(106,447)
Reclassification adjustment for net realized losses included in net income	141,418	(37,839)	103,579

Total investment securities available-for-sale	(4,255)	1,387	(2,868)

Derivative financial instruments:
Net unrealized (losses) arising during the year	(51,383)	13,937	(37,446)
Reclassification adjustment for net realized losses included in net income	42,039	(11,324)	30,715

Total derivative financial instruments	(9,344)	2,613	(6,731)

Defined benefit pension and other postretirement benefit plans:
Net actuarial gain arising during the year	3,290	(893)	2,397
Reclassification adjustment for actuarial net loss amortization included in net income	1,907	(517)	1,390

Total defined benefit pension and other postretirement benefit plans	5,197	(1,410)	3,787

Other comprehensive (loss), net of tax	$(8,402)	$2,590	$(5,812)

	Year ended December 31, 2023
(In thousands)	Amount Before Tax	Tax Benefit (Expense)	Amount Net of Tax

Investment securities available-for-sale:
Net unrealized gains arising during the year	$124,233	$(33,579)	$90,654
Reclassification adjustment for net realized losses included in net income	31,533	(8,477)	23,056

Total investment securities available-for-sale	155,766	(42,056)	113,710

Derivative financial instruments:
Net unrealized (losses) arising during the year	(6,701)	1,818	(4,883)
Reclassification adjustment for net realized losses included in net income	14,938	(4,050)	10,888

Total derivative financial instruments	8,237	(2,232)	6,005

Defined benefit pension and other postretirement benefit plans:
Net actuarial gain arising during the year	16,183	(4,389)	11,794
Reclassification adjustment for actuarial net loss amortization and other included in net income	3,952	(1,072)	2,880

Total defined benefit pension and other postretirement benefit plans	20,135	(5,461)	14,674

Other comprehensive income, net of tax	$184,138	$(49,749)	$134,389

Note 13: Regulatory Capital and Restrictions

Regulatory Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions by regulators that could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and/or the regulatory framework for prompt corrective action (applies to the Bank only), both the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated pursuant to regulatory directives. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by Basel III to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of CET1 Risk-Based Capital, Risk-Based Capital, Total Risk-Based Capital, and Tier 1 Leverage Ratio, as defined in the regulations. CET1 capital consists of common stockholders’ equity, less deductions for goodwill and other intangible assets, and certain deferred tax adjustments. At the time of initial adoption of the Basel III Capital Rules, the Company had elected to opt-out of the requirement to include certain components of AOCI in CET1 capital. Tier 1 capital consists of CET1 capital plus preferred stock. Total capital consists of Tier 1 capital and Tier 2 capital, as defined in the regulations. Tier 2 capital includes qualifying subordinated debt and the permissible portion of the ACL.

At December 31, 2025, and 2024, both the Company and the Bank were classified as “well-capitalized.”

The following table provides information on the regulatory capital ratios for the Company and the Bank:

	December 31, 2025
	Actual (1)		Minimum Requirement		Well Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Webster Financial Corporation
CET1 Risk-Based Capital	$6,441,440	11.20%	$2,588,039	4.5%	$3,738,279	6.5%
Tier 1 Risk-Based Capital	6,725,419	11.69	3,450,719	6.0	4,600,959	8.0
Total Risk-Based Capital	7,861,688	13.67	4,600,959	8.0	5,751,199	10.0
Tier 1 Leverage Ratio	6,725,419	8.33	3,230,039	4.0	4,037,549	5.0
Webster Bank
CET1 Risk-Based Capital	$7,007,352	12.19%	$2,586,346	4.5%	$3,735,833	6.5%
Tier 1 Risk-Based Capital	7,007,352	12.19	3,448,461	6.0	4,597,948	8.0
Total Risk-Based Capital	7,720,373	13.43	4,597,948	8.0	5,747,435	10.0
Tier 1 Leverage Ratio	7,007,352	8.69	3,226,561	4.0	4,033,202	5.0

	December 31, 2024
	Actual (1)		Minimum Requirement		Well Capitalized

(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Webster Financial Corporation
CET1 Risk-Based Capital	$6,318,876	11.54%	$2,464,542	4.5%	$3,559,895	6.5%
Tier 1 Risk-Based Capital	6,602,855	12.06	3,286,057	6.0	4,381,409	8.0
Total Risk-Based Capital	7,800,717	14.24	4,381,409	8.0	5,476,761	10.0
Tier 1 Leverage Ratio	6,602,855	8.70	3,034,369	4.0	3,792,961	5.0
Webster Bank
CET1 Risk-Based Capital	$6,847,474	12.53%	$2,460,031	4.5%	$3,553,378	6.5%
Tier 1 Risk-Based Capital	6,847,474	12.53	3,280,042	6.0	4,373,389	8.0
Total Risk-Based Capital	7,512,143	13.74	4,373,389	8.0	5,466,736	10.0
Tier 1 Leverage Ratio	6,847,474	9.04	3,031,190	4.0	3,788,988	5.0

(1)

In accordance with regulatory capital rules, the Company elected to delay the estimated impact of the adoption of CECL on its regulatory capital over a two-year deferral period, which ended on January 1, 2022, and a subsequent three-year transition period, which ended on December 31, 2024. During the three-year transition period, regulatory capital ratios phased out the aggregate amount of the regulatory capital benefit provided from the delayed CECL adoption in the initial two years. For 2024, the Company was allowed 25%, of the regulatory capital benefit as of December 31, 2021. Full absorption occurred in 2025.

Dividend Restrictions

The Company is dependent upon dividends from the Bank to provide funds for the payment of dividends to stockholders and for other cash requirements. Dividends paid by the Bank are subject to various federal and state regulatory limitations. Express approval by the OCC is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels or if the amount would exceed net income for that year combined with undistributed net income for the preceding two years. During the years ended December 31, 2025, and 2024, the Bank paid the Company $900.0 million and $600.0 million in dividends, respectively, for which no express approval from the OCC was required.

Cash Restrictions

The Bank is required under Federal Reserve regulations to maintain cash reserve balances in the form of vault cash or deposits held at a FRB to ensure that it is able to meet customer demands. The reserve requirement ratio is subject to adjustment as economic conditions warrant. On March 26, 2020, the Federal Reserve reduced the reserve requirement ratios on all net transaction accounts to zero percent. As a result, the Bank has not been required to hold cash reserve balances since that date.

Note 14: Variable Interest Entities

The Company has an investment interest in the following entities that each meet the definition of a VIE. Information regarding the consolidation of VIEs can be found within Note 1: Summary of Significant Accounting Policies.

Consolidated

Rabbi Trusts. The Company had established a Rabbi Trust to meet its obligations due under the Webster Bank Deferred Compensation Plan for Directors and Officers. The funding of this Rabbi Trust and the discontinuation of the Webster Bank Deferred Compensation Plan for Directors and Officers occurred during 2012. In 2025, the Company amended the Rabbi Trust that had been established for the Webster Bank Deferred Compensation Plan for Directors and Officers to also cover the funding of its obligations due under the Webster Bank Deferred Director Fee Plan. Further, in connection with the merger with Sterling in 2022, the Company acquired assets held in separate Rabbi Trusts that had been respectively established to fund obligations due under the Greater New York Savings Bank Directors’ Retirement Plan and the Sterling National Bank Nonqualified Deferred Compensation Plan (renamed as the Webster Bank Nonqualified Deferred Compensation Plan).

The Company is considered the primary beneficiary of these Rabbi Trusts as it has the power to direct the activities that most significantly impact their economic performance and it has the obligation to absorb losses and/or the right to receive benefits that could potentially be significant. The Rabbi Trusts’ assets are included in Accrued interest receivable and other assets on the accompanying Consolidated Balance Sheets. Investment earnings and any changes in fair value, as applicable, are included in Other income on the accompanying Consolidated Statements of Income. Additional information regarding the Rabbi Trusts’ investments can be found within Note 17: Fair Value Measurements.

Non-Consolidated

Low-Income Housing Tax Credit Investments. The Company makes non-marketable equity investments in entities that sponsor affordable housing and other community development projects that qualify for the LIHTC Program pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is not only to assist the Bank in meeting its responsibilities under the CRA, but also to provide a return, primarily through the realization of tax benefits. While the Company’s investment in an entity may exceed 50% of its outstanding equity interests, the entity is not consolidated as the Company is not the primary beneficiary. The Company has determined that it is not the primary beneficiary due to its inability to direct the activities that most significantly impact economic performance. The Company applies the proportional amortization method to subsequently measure its investments in qualified affordable housing projects.

The following table summarizes the Company’s LIHTC investments and related unfunded commitments:

	December 31,
(In thousands)	2025	2024
Gross investment in LIHTC investments	$1,605,955	$1,439,461
Accumulated amortization	(337,375)	(222,101)

Net investment in LIHTC investments	$1,268,580	$1,217,360

Unfunded commitments for LIHTC investments	$634,092	$720,890

During the years ended December 31, 2025, 2024, and 2023, the Company was approved to commit $166.5 million, $304.3 million, and $334.9 million respectively, to fund LIHTC investments.

The aggregate carrying value of the Company’s LIHTC investments and the related unfunded commitments are included in Accrued interest receivable and other assets and Accrued expenses and other liabilities, respectively, on the accompanying Consolidated Balance Sheets. The Company’s maximum exposure to loss related to its LIHTC investments is generally the aggregate carrying value as of each reporting date. However, income tax credits recognized related to these investments are subject to recapture by taxing authorities for up to a period of 15 years based on compliance provisions that are required to be met at the project level.

The following table summarizes the amount of income tax credits, other income tax benefits, and investment amortization generated from the Company’s LIHTC investments, which are recognized as a component of income tax expense on the accompanying Consolidated Statements of Income:

	Years ended December 31,
(In thousands)	2025	2024	2023
Income tax credits and other income tax benefits from LIHTC investments	$(142,347)	$(107,851)	$(90,093)
Investment amortization from LIHTC investments	115,274	80,902	71,775

Income tax credits and other income tax benefits, and investment amortization generated from the Company’s LIHTC investments, are included as a component of operating activities on the accompanying Consolidated Statements of Cash Flows.

Webster Statutory Trust I. The Company owns all the outstanding common stock of Webster Statutory Trust I, a financial vehicle that has issued, and in the future may issue, trust preferred securities. The Company is not the primary beneficiary of Webster Statutory Trust I. The only assets of Webster Statutory Trust I are junior subordinated debentures that are issued by the Company, which were acquired using the proceeds from the issuance of trust preferred securities and common stock. The junior subordinated debentures are included in Long-term debt on the accompanying Consolidated Balance Sheets, and the related interest expense is included in Long-term debt on the accompanying Consolidated Statements of Income. Additional information regarding these junior subordinated debentures can be found within Note 10: Borrowings.

Multi-family Securitization Trusts. As previously discussed in Note 2: Business Developments, the Company completed a multi-family securitization in 2024. The Company has determined that it is not the primary beneficiary of the multi-family securitization trusts since it does not have the power to direct the activities that would have the most significant impact on their economic performance. The Company’s maximum exposure related to the multi-family securitization trusts is $36.4 million, which represents its obligation to Freddie Mac to guarantee losses up to 12% of the aggregate UPB of the loans at the time of sale. The obligation is secured in full by an irrevocable letter of credit issued by the FHLB.

Joint Venture with Marathon Asset Management. The Company, through its subsidiary MW Advisor Holding, LLC, owns a 50 percent interest in both MW Advisor, LLC and Marathon Direct Lending SLP, LLC. The Company (i) will receive a management fee for investment advisory and other related services performed by MW Advisor, LLC on behalf of a certain investment fund formed in connection with the joint venture (the “Fund”), and (ii) may be entitled to receive certain special limited partner carried interest distributions through its interest in Marathon Direct Lending SLP, LLC, as the designated special limited partner of the Fund. The Company has determined that it is not the primary beneficiary of either MW Advisor, LLC, Marathon Direct Lending SLP, LLC, or the Fund since it does not have the power to make decisions or control the activities that would most significantly affect their economic performance.

The carrying value of the Company’s investment in MW Advisor, LLC and Marathon Direct Lending SLP, LLC, which is included in Accrued interest receivable and other assets on the accompanying Consolidated Balance Sheets, was not significant at December 31, 2025, and 2024, and its maximum exposure to loss is equal to the carrying value plus contractual obligations to provide capital contributions in the future, which also is not significant.

Other Non-Marketable Investments. The Company invests in alternative investments comprising interests in non-public entities that cannot be redeemed since the investment is distributed as the underlying equity is liquidated. The ultimate timing and amount of these distributions cannot be predicted with reasonable certainty. For each of these alternative investments that is classified as a VIE, the Company has determined that it is not the primary beneficiary due to its inability to direct the activities that most significantly impact economic performance. The aggregate carrying value of the Company’s other non-marketable investments was $271.1 million and $216.5 million at December 31, 2025, and 2024, respectively, which is included in Accrued interest receivable and other assets on the accompanying Consolidated Balance Sheets, and its maximum exposure to loss, including unfunded commitments, was $401.2 million and $332.8 million, respectively. Additional information regarding other non-marketable investments can be found within Note 17: Fair Value Measurements.

Note 15: Earnings Per Common Share

The following table summarizes the calculation of basic and diluted earnings per common share:

	Years ended December 31,
(In thousands, except per share data)	2025	2024	2023
Net income	$1,002,802	$768,707	$867,840
Less: Preferred stock dividends	16,650	16,650	16,650
Income allocated to participating securities	11,291	7,981	7,922

Net income applicable to common stockholders	$974,861	$744,076	$843,268

Weighted-average common shares outstanding - basic	164,842	169,820	171,775
Add: Effect of dilutive stock options and restricted stock	364	372	108

Weighted-average common shares - diluted	165,206	170,192	171,883

Earnings per common share - basic	$5.91	$4.38	$4.91
Earnings per common share - diluted	5.90	4.37	4.91

Earnings per common share is calculated under the two-class method in which all earnings, distributed and undistributed, are allocated to common stock and participating securities based on their respective rights to receive dividends. The Company may provide for the grant of stock options, stock appreciation rights, restricted stock, performance-based stock, and stock units to eligible employees and directors under its stock incentive plan. Holders of restricted stock are entitled to receive non-forfeitable dividends during the vesting period on a basis equivalent to the dividends paid to holders of common stock. These unvested awards meet the definition of participating securities.

Potential common shares from performance-based restricted stock that were not included in the computation of diluted earnings per common share because they were anti-dilutive under the treasury stock method were zero, zero, and 204,945 for the years ended December 31, 2025, 2024, and 2023, respectively. Additional information regarding the issuance of stock awards under the Company’s stock incentive plan can be found within Note 19: Stock-Based Compensation Plans.

Note 16: Derivative Financial Instruments

Derivative Positions and Offsetting

Derivatives Designated in Hedge Relationships. Interest rate swaps allow the Company to change the fixed or variable nature of an interest rate without the exchange of the underlying notional amount. Certain pay fixed/receive variable interest rate swaps are designated as cash flow hedges to effectively convert variable-rate debt into fixed-rate debt, whereas certain receive fixed/pay variable interest rate swaps are designated as fair value hedges to effectively convert fixed-rate debt into variable-rate debt. Certain purchased options are also designated as cash flow hedges, allowing the Company to limit the potential adverse impact of variable interest rates by establishing a cap rate or floor rate in exchange for an upfront premium. The purchased options designated as cash flow hedges represent interest rate caps where payment is received from the counterparty if interest rates rise above the cap rate, and interest rate floors where payment is received from the counterparty when interest rates fall below the floor rate. The maximum length of time over which forecasted transactions are hedged is 2.1 years.

Derivatives Not Designated in Hedge Relationships. The Company also enters into derivative transactions that are not designated in hedge relationships. The Company has a back-to-back swap program, whereby it enters into an interest rate swap with a qualified customer and simultaneously enters into an equal and opposite interest-rate swap with a swap counterparty, to hedge interest rate risk. Derivative assets and derivative liabilities with the same counterparty are presented on a net basis when master netting agreements are in place.

The following tables present the notional amounts and fair values, including accrued interest, of derivative positions:

	December 31, 2025
	Asset Derivatives		Liability Derivatives
(In thousands)	Notional Amounts	Fair Value	Notional Amounts	Fair Value

Designated in hedge relationships:
Interest rate derivatives (1)	$4,500,000	$6,258	$500,000	$403
Not designated in hedge relationships:
Interest rate derivatives (1)	9,989,160	223,685	9,989,160	222,794
Mortgage banking derivatives	4,032	67	—	—
Other (2)	412,075	191	1,014,621	517

Total not designated as hedging instruments	10,405,267	223,943	11,003,781	223,311

Gross derivative instruments, before netting	$14,905,267	230,201	$11,503,781	223,714

Less: Master netting agreements		65,063		65,063
Cash collateral pledged		84,056		12,053

Total derivative instruments, after netting		$81,082		$146,598

	December 31, 2024
	Asset Derivatives		Liability Derivatives
(In thousands)	Notional Amounts	Fair Value	Notional Amounts	Fair Value

Designated as hedging instruments:
Interest rate derivatives (1)	$750,000	$719	$4,250,000	$13,169
Not designated in hedge relationships:
Interest rate derivatives (1)	8,693,493	300,120	8,728,767	298,296
Mortgage banking derivatives	584	3	—	—
Other (2)	337,370	1,300	833,449	96

Total not designated as hedging instruments	9,031,447	301,423	9,562,216	298,392

Gross derivative instruments, before netting	$9,781,447	302,142	$13,812,216	311,561

Less: Master netting agreements		31,881		31,881
Cash collateral pledged		251,212		80

Total derivative instruments, after netting		$19,049		$279,600

(1)

The notional amounts of interest rate swaps that were centrally-cleared through clearing housings was $65.3 million at December 31, 2025, and $71.1 million at December 31, 2024, for asset derivatives, and $126.5 million at December 31, 2025, and zero at December 31, 2024, for liability derivatives. Interest rate swaps that are centrally-cleared through clearing houses are “settled-to-market” and considered a single unit of account. In accordance with their rule books, clearing houses record the variation margin transferred for settled-to-market derivatives as a legal settlement of the derivative contract (i.e., the variation margin legally settles the outstanding exposure, but does not result in any other change or reset of the contractual terms of the derivative). The fair values of the Company’s settled-to-market interest rate swaps are presented net on the accompanying Consolidated Balance Sheets and approximated zero.

(2)

Other derivatives not designated in hedge relationships included foreign currency forward contracts related to lending arrangements, a Visa equity swap transaction, and risk participation agreements. The notional amount of risk participation agreements was $370.1 million at December 31, 2025, and $294.5 million at December 31, 2024, for asset derivatives, and $965.4 million at December 31, 2025, and $796.6 million at December 31, 2024, for liability derivatives, all of which had immaterial related fair values.

The following tables represent the offsetting of derivative financial instruments that are subject to master netting agreements:

	December 31, 2025
	Gross Amounts of Recognized Assets/Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position	Gross Amounts Not Offset in the Statement of Financial position
(In thousands)				Financial Instruments	Cash Collateral Pledged	Net Amount
Asset derivatives	$153,854	$65,063	$88,791	$—	$84,056	$4,735
Liability derivatives	77,167	65,063	12,104	—	12,053	51

	December 31, 2024
	Gross Amounts of Recognized Assets/Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position	Gross Amounts Not Offset in the Statement of Financial position
(In thousands)				Financial Instruments	Cash Collateral Pledged	Net Amount
Asset derivatives	$283,185	$31,881	$251,304	$—	$251,212	$92
Liability derivatives	32,218	31,881	337	—	80	257

Derivative Activity

The following table summarizes the income statement effect of derivatives designated in hedge relationships:

	Recognized In	Years ended December 31,
(In thousands)	Net Interest Income	2025	2024	2023
Fair value hedges:
Interest rate derivatives	Deposits interest expense	$—	$(1,320)	$3,194
Hedged item	Deposits interest expense	—	—	(15)

Net recognized on fair value hedges (1)		$—	$1,320	$(3,179)

Cash flow hedges:
Interest rate derivatives	Long-term debt interest expense	$—	$34	$310
Interest rate derivatives	Interest and fees on loans and leases	(10,207)	(42,005)	(14,628)

Net recognized on cash flow hedges (2)		$(10,207)	$(42,039)	$(14,938)

(1)

The Company de-designated its fair value hedging relationship on $400.0 million of deposits, which pertained to a portion of Ametros’ member deposits, in 2023. The $1.3 million basis adjustment included in the carrying amount of deposits at December 31, 2023, was amortized into interest expense in January 2024 upon the acquisition of Ametros.

(2)	Additional information regarding the amounts recognized in net income related to cash flow hedge activities can be found within Note 12: Accumulated Other Comprehensive (Loss), Net of Tax.

The following table summarizes the income statement effect of derivatives not designated in hedge relationships:

	Recognized In	Years ended December 31,
(In thousands)	Non-interest Income	2025	2024	2023
Interest rate derivatives	Other income	$8,664	$(1,480)	$(6,159)
Mortgage banking derivatives	Other income	63	(34)	5
Other	Other income	(5,526)	4,246	(2,476)

Total not designated in hedge relationships		$3,201	$2,732	$(8,630)

Derivative Exposure. At December 31, 2025, the Company had $84.5 million of cash collateral received and $13.8 million of cash collateral posted included in Cash and due from banks on the accompanying Consolidated Balance Sheets. In addition, the Company had $3.5 million in initial margin posted at clearing houses. The Company regularly evaluates the credit risk of its derivative customers, taking into account the likelihood of default, net exposures, and remaining contractual life, among other related factors. Credit risk exposure is mitigated as transactions with customers are generally secured by the same collateral of the underlying transactions. Current net credit exposure relating to derivatives with the Bank’s customers was $76.3 million at December 31, 2025. In addition, the Company monitors potential future exposure, representing its best estimate of exposure to remaining contractual maturity. The potential future exposure relating to derivatives with the Bank’s customers totaled $126.9 million at December 31, 2025. The Company has incorporated a credit valuation adjustment to reflect non-performance risk in the fair value measurement of its derivatives, which totaled $4.2 million at December 31, 2025, and $7.6 million at December 31, 2024. Various factors impact changes in the credit valuation adjustment over time, such as changes in the credit spreads of the contracted parties, and changes in market rates and volatilities, which affect the total expected exposure of the derivative instruments.

Note 17: Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The determination of fair value may require the use of estimates when quoted market prices are not available. Fair value estimates made at a specific point in time are based on management’s judgments regarding future expected losses, current economic conditions, the risk characteristics of each financial instrument, and other subjective factors that cannot be determined with precision.

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels within the fair value hierarchy are as follows:

•	Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date.

•

Level 2: Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, rate volatility, prepayment speeds, and credit ratings), or inputs that are derived principally from or corroborated by market data, correlation or other means.

•

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement. This includes certain pricing models or other similar techniques that require significant management judgment or estimation.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Available-for-Sale Securities. When unadjusted quoted prices are available in an active market, the Company classifies its available-for-sale securities within Level 1 of the fair value hierarchy. When quoted market prices are not available, the Company employs an independent pricing service that utilizes matrix pricing to calculate fair value. These fair value measurements consider observable data, such as dealer quotes, market spreads, cash flows, yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the respective terms and conditions for debt instruments. Management maintains procedures to monitor the pricing service’s results and has a process in place to challenge their valuations and methodologies. Government agency debentures, Municipal bonds and notes, Agency CMO, Agency MBS, Agency CMBS, CMBS, Corporate debt, Private label MBS, and Other available-for-sale securities are classified within Level 2 of the fair value hierarchy.

Derivative Financial Instruments. The fair values presented for derivative financial instruments include any accrued interest. Foreign exchange contracts are valued based on unadjusted quoted prices in active markets and, accordingly, are classified within Level 1 of the fair value hierarchy. Except for mortgage banking derivatives, all other derivative financial instruments are valued using third-party valuation software, which considers the present value of cash flows discounted using observable forward rate assumptions. The resulting fair value is then validated against valuations performed by dealer counterparties. Credit valuation adjustments, which are included in the fair value of derivative financial instruments, utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. When credit valuation adjustments are significant to the overall fair value of a derivative financial instrument, the Company classifies that derivative financial instrument in Level 3 of the fair value hierarchy. Otherwise, derivative financial instruments are generally classified within Level 2 of the fair value hierarchy. At December 31, 2025, and 2024, these credit valuation adjustments were not considered significant to the overall fair value of the Company’s derivative financial instruments.

Mortgage Banking Derivatives. The Company uses forward sales of mortgage loans and mortgage-backed securities to manage the risk of loss associated with its mortgage loan commitments and mortgage loans held for sale. Prior to closing and funding certain single-family residential mortgage loans, an interest rate lock commitment is generally extended to the borrower. During this in-between time period, the Company is subject to the risk that market interest rates may change. If rates rise, investors generally will pay less to purchase mortgage loans, which would result in a reduction in the gain on sale of the loans, or possibly a loss. In an effort to mitigate this risk, forward delivery sales commitments are established in which the Company agrees to either deliver whole mortgage loans to various investors or issue mortgage-backed securities. The fair value of mortgage banking derivatives is determined based on current market prices for similar assets in the secondary market. Accordingly, mortgage banking derivatives are classified within Level 2 of the fair value hierarchy.

Loans Originated For Sale. The Company has elected to measure residential mortgage loans originated for sale at fair value under the fair value option per ASC Topic 825, Financial Instruments. Electing to measure residential mortgage loans originated for sale at fair value reduces certain timing differences and better reflects the price the Company would expect to receive from the sale of these loans. The fair value of residential mortgage loans originated for sale is based on quoted market prices of similar loans sold in conjunction with securitization transactions. Accordingly, residential mortgage loans originated for sale are classified within Level 2 of the fair value hierarchy.

The following table compares the fair value to the UPB of residential mortgage loans held for sale:

	December 31,
	2025			2024
(In thousands)	Fair Value	UPB	Difference	Fair Value	UPB	Difference
Originated loans held for sale	$2,142	$2,068	$74	$297	$283	$14

Rabbi Trust Investments. Investments held in each of the Company’s Rabbi Trusts reported at fair value consist primarily of mutual funds that invest in equity and fixed income securities. Shares of these mutual funds are valued based on the NAV as reported by the trustee of the funds, which represents quoted prices in active markets. Accordingly, these Rabbi Trusts’ investments are classified within Level 1 of the fair value hierarchy. At December 31, 2025, and 2024, the total cost basis of the investments held in these Rabbi Trusts was $11.2 million and $9.2 million, respectively.

Alternative Investments. Equity investments have a readily determinable fair value when unadjusted quoted prices are available in an active market for identical assets. Accordingly, these alternative investments are classified within Level 1 of the fair value hierarchy. In 2024, the Company sold its equity investments with a readily determinable fair value for proceeds of $1.2 million. Prior to the sale, these alternative investments experienced total write-ups in fair value of $0.3 million. There were no equity investments with a readily determinable fair value at December 31, 2025, and 2024.

Equity investments that do not have a readily determinable fair value may qualify for the NAV practical expedient if they meet certain requirements. The Company’s alternative investments measured at NAV consist of investments in non-public entities that cannot be redeemed since investments are distributed as the underlying equity is liquidated. Alternative investments measured at NAV are not classified within the fair value hierarchy. At December 31, 2025, and 2024, these alternative investments had a total carrying amount of $57.5 million and $43.4 million, respectively, and a remaining unfunded commitment of $52.2 million and $30.1 million, respectively.

Contingent Consideration. The Company recorded contingent consideration at fair value related to one earn-out agreement associated with the SecureSave acquisition completed in December 2025. The earn-out is based on total program deposits measured as of three future measurement dates, with a payment due only if total program deposits exceed the program deposit threshold and, if so, (i) equal to total program deposits multiplied by the applicable earn-out rate for the measurement dates on December 31, 2026, and December 31, 2027, and (ii) equal to the total program deposits in excess of the program deposit threshold multiplied by the earn-out rate for the measurement date on December 31, 2028. The contingent consideration is payable in cash up to an aggregate maximum of $35.0 million.

The following table summarizes the significant inputs used to derive the estimated fair value of the Company’s contingent consideration liability associated with the SecureSave acquisition at December 31, 2025 (dollars in thousands):

	Contractual Inputs			Unobservable Inputs
Measurement date	Program Deposit Threshold	Earn-Out Rate	Aggregate Maximum Earn-Out	Projected Program Deposits	Earn-Out Metric Discount Rate	Deposit Volatility	Payout Present Value Factor	Fair Value

December 31, 2026	$145,000	1.0%	$35,000	$146,700	15.1%	14.0%	0.94	$417
December 31, 2027	402,500	1.5	35,000	485,405	15.0	14.0	0.90	2,998
December 31, 2028	681,000	5.0	35,000	1,034,752	15.0	14.0	0.86	5,005

The estimated fair values of the SecureSave contingent consideration liabilities are measured on a recurring basis and determined using a Monte Carlo simulation which utilizes contractual inputs and management’s evaluation of unobservable inputs such as projected program deposits, an earn-out metric discount rate, deposit volatility, and the payout present value factor. The unobservable inputs, which are the responsibility of management and were calculated with the assistance of a third-party valuation specialist, are not observable, and accordingly, are classified within Level 3 of the fair value hierarchy.

The Company also recorded contingent consideration at fair value related to two earn-out agreements associated with the acquisition of interLINK Insured Sweep LLC from StoneCastle Partners LLC in January 2023. The terms of the purchase agreement specified that the seller would receive earn-outs based on the ability of the Company to: (i) re-sign the existing broker dealers under contract, and (ii) generate $2.5 billion in new broker dealer deposit programs within three years of the acquisition date. As of the third quarter of 2025, the Company had settled all of its contingent consideration obligations with StoneCastle Partners LLC in accordance with the purchase agreement.

The following table summarizes the significant inputs used to derive the estimated fair value of the Company’s contingent consideration liability associated with the interLINK acquisition at December 31, 2024 (dollars in thousands):

Agreement	Maximum Amount	Probability of Achievement	Payment Term (in years)	Discount Rate	Fair Value
(i) Re-sign broker dealers (1)	$207	99.0%	0.88	6.40%	$182
(ii) Deposit program growth (2)	$12,500	100.0%	0.50	6.40%	$11,568

(1)	The Company re-signed the last existing broker dealer under contract in July 2025, which resulted in the cash payment of $0.2 million and an immaterial fair value adjustment.
(2)

During the first quarter of 2025, the Company re-evaluated its estimate of the forecasted achievement date (payment term) for the deposit program growth event earn-out, which resulted in a revised expected achievement date of April 30, 2025, instead of June 30, 2025. This change in estimate resulted in an increase in fair value of $0.9 million. The Company generated the required $2.5 billion in new broker dealer deposit programs in April 2025, which resulted in the cash payment of $12.5 million.

The estimated fair values of the interLINK contingent consideration liabilities are measured on a recurring basis and determined using an income approach considering management’s evaluation of the probability of achievement, forecasted achievement date (payment term), and a discount rate equivalent to the cost of debt. These significant inputs, which are the responsibility of management and were calculated with the assistance of a third-party valuation specialist, are not observable, and accordingly, are classified within Level 3 of the fair value hierarchy.

Contingent consideration liabilities are included in Accrued expenses and other liabilities on the accompanying Consolidated Balance Sheets. Any fair value adjustments to contingent consideration liabilities are included in Other expense on the accompanying Consolidated Statements of Income.

The following table summarizes the fair values of assets and liabilities measured at fair value on a recurring basis:

	December 31, 2025
(In thousands)	Level 1	Level 2	Level 3	Total

Financial Assets:
Available-for-sale securities:
Government agency debentures	$—	$197,650	$—	$197,650
Municipal bonds and notes	—	109,619	—	109,619
Agency CMO	—	24,856	—	24,856
Agency MBS	—	5,057,273	—	5,057,273
Agency CMBS	—	3,526,010	—	3,526,010
CMBS	—	718,412	—	718,412
Corporate debt	—	328,145	—	328,145
Private label MBS	—	38,052	—	38,052
Other	—	9,483	—	9,483

Total available-for-sale securities	—	10,009,500	—	10,009,500
Gross derivative instruments, before netting (1)	152	230,049	—	230,201
Originated loans held for sale	—	2,142	—	2,142
Investments held in Rabbi Trusts	15,415	—	—	15,415
Alternative investments measured at NAV (2)	—	—	—	57,549

Total financial assets	$15,567	$10,241,691	$—	$10,314,807

Financial Liabilities:
Gross derivative instruments, before netting (1)	$417	$223,297	$—	$223,714
Contingent consideration	—	—	8,420	8,420

Total financial liabilities	$417	$223,297	$8,420	$232,134

	December 31, 2024
(In thousands)	Level 1	Level 2	Level 3	Total

Financial Assets:
Available-for-sale securities:
Government agency debentures	$—	$186,426	$—	$186,426
Municipal bonds and notes	—	110,876	—	110,876
Agency CMO	—	29,043	—	29,043
Agency MBS	—	4,519,785	—	4,519,785
Agency CMBS	—	3,034,392	—	3,034,392
CMBS	—	625,388	—	625,388
Corporate debt	—	452,266	—	452,266
Private label MBS	—	39,219	—	39,219
Other	—	9,205	—	9,205

Total available-for-sale securities	—	9,006,600	—	9,006,600
Gross derivative instruments, before netting (1)	1,263	300,879	—	302,142
Originated loans held for sale	—	297	—	297
Investments held in Rabbi Trust	13,438	—	—	13,438
Alternative investments measured at NAV (2)	—	—	—	43,360

Total financial assets	$14,701	$9,307,776	$—	$9,365,837

Financial Liabilities:
Gross derivative instruments, before netting (1)	$43	$311,518	$—	$311,561
Contingent consideration	—	—	11,750	11,750

Total financial liabilities	$43	$311,518	$11,750	$323,311

(1)

Additional information regarding the impact of netting derivative assets and derivative liabilities, as well as the impact from offsetting cash collateral with the same derivative counterparties, can be found within Note 16: Derivative Financial Instruments.

(2)	Certain alternative investments are recorded at NAV. Assets measured at NAV are not classified within the fair value hierarchy.

Assets Measured at Fair Value on a Non-Recurring Basis

The Company measures certain assets at fair value on a non-recurring basis. The following is a description of valuation methodologies used for assets measured at fair value on a non-recurring basis.

Alternative Investments. The measurement alternative has been elected for alternative investments without readily determinable fair values that do not qualify for the NAV practical expedient. The measurement alternative requires investments to be measured at cost minus impairment, if any, plus or minus adjustments resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. Accordingly, these alternative investments are classified within Level 2 of the fair value hierarchy. At December 31, 2025, and 2024, the carrying amount of these alternative investments was $86.1 million and $61.5 million, respectively, of which $7.5 million and $8.3 million, respectively, were considered to be measured at fair value. During the year ended December 31, 2025, there were $2.0 million in total write-ups due to observable price changes and $0.5 million of total write-downs due to impairment. Additionally, during the year ended December 31, 2025, the Company sold alternative investments with a carrying amount of $4.6 million, for which the measurement alternative was elected, for proceeds of $13.4 million, resulting in total gains on sale of $8.8 million.

Loans Transferred to Held for Sale. Once a decision has been made to sell loans that were not previously classified as held for sale, these loans are transferred into the held for sale category and carried at the lower of cost or fair value, less estimated costs to sell. At the time of transfer and classification as held for sale, any amount by which cost exceeds fair value is accounted for as a valuation allowance. This activity generally pertains to loans with observable inputs and, therefore, are classified within Level 2 of the fair value hierarchy. However, should these loans include adjustments for changes in loan characteristics based on unobservable inputs, the loans would then be classified within Level 3 of the fair value hierarchy. At December 31, 2025, and 2024, there were $12.7 million and $27.3 million, respectively, of loans on the accompanying Consolidated Balance Sheets that had been transferred to held for sale.

Collateral Dependent Loans and Leases. Loans and leases for which repayment is substantially expected to be provided through the operation or sale of collateral are considered collateral dependent, and are valued based on the estimated fair value of the collateral, less estimated costs to sell at the reporting date, using customized discounting criteria. Accordingly, collateral dependent loans and leases are classified within Level 3 of the fair value hierarchy.

Other Real Estate Owned and Repossessed Assets. OREO and repossessed assets are held at the lower of cost or fair value and are considered to be measured at fair value when recorded below cost. The fair value of OREO is calculated using independent appraisals or internal valuation methods, less estimated selling costs, and may consider available pricing guides, auction results, and price opinions. Certain repossessed assets may also require assumptions about factors that are not observable in an active market when determining fair value. Accordingly, OREO and repossessed assets are classified within Level 3 of the fair value hierarchy. At December 31, 2025, and 2024, the total carrying value of OREO and repossessed assets was $1.5 million and $0.4 million, respectively. In addition, the amortized cost of consumer loans secured by residential real estate property that were in the process of foreclosure at December 31, 2025, was $9.0 million.

Estimated Fair Values of Financial Instruments

The Company is required to disclose the estimated fair values of certain financial instruments. The following is a description of the valuation methodologies used to estimate fair value for those assets and liabilities.

Cash and Cash Equivalents. Given the short time frame to maturity, the carrying amount of cash and cash equivalents, which is comprised of Cash and due from banks and Interest-bearing deposits, approximates fair value. Cash and cash equivalents are classified within Level 1 of the fair value hierarchy.

Held-to-Maturity Securities. When quoted market prices are not available, the Company employs an independent pricing service that utilizes matrix pricing to calculate fair value. These fair value measurements consider observable data, such as dealer quotes, market spreads, cash flows, yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the respective terms and conditions for debt instruments. Management maintains procedures to monitor the pricing service’s results and has a process in place to challenge their valuations and methodologies. Held-to-maturity securities, which include Agency CMO, Agency MBS, Agency CMBS, Municipal bonds and notes, and CMBS, are classified within Level 2 of the fair value hierarchy.

Loans and Leases, net. Except for collateral dependent loans and leases, the fair value of loans and leases held for investment is estimated using a discounted cash flow methodology, based on future prepayments and market interest rates inclusive of an illiquidity discount for comparable loans and leases. The associated cash flows are then adjusted for associated credit risks and other potential losses, as appropriate. Loans and leases, net are classified within Level 3 of the fair value hierarchy.

Deposit Liabilities. The fair value of deposit liabilities, which is comprised of non-interest-bearing demand deposits, interest-bearing checking, health savings, money market, and savings accounts, reflects the amount payable on demand at the reporting date. Deposit liabilities are classified within Level 2 of the fair value hierarchy.

Time Deposits. The fair value of fixed-maturity certificates of deposit is estimated by discounting contractual cash flows using current market rates for financial instruments with similar maturities. Time deposits are classified within Level 2 of the fair value hierarchy.

Securities Sold Under Agreements to Repurchase and Federal Funds Purchased. The fair value of securities sold under agreements to repurchase and federal funds purchased that mature within 90 days approximates their carrying value. The fair value of securities sold under agreements to repurchase and federal funds purchased that mature after 90 days is estimated using a discounted cash flow methodology based on current market rates and adjusted for associated credit risks, as appropriate. Securities sold under agreements to repurchase and federal funds purchased are each classified within Level 2 of the fair value hierarchy.

Federal Home Loan Bank Advances and Long-Term Debt. The fair value of FHLB advances and long-term debt is estimated using a discounted cash flow methodology in which discount rates are matched with the time period of the expected cash flows and adjusted for associated credit risks, as appropriate. FHLB advances and long-term debt are each classified within Level 2 of the fair value hierarchy.

The following table summarizes the carrying amounts, estimated fair values, and classifications within the fair value hierarchy of selected financial instruments:

	December 31,
	2025		2024
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Level 1
Cash and cash equivalents	$2,449,525	$2,449,525	$2,074,434	$2,074,434
Level 2
Held-to-maturity investment securities, net	7,969,575	7,168,583	8,444,191	7,453,123
Level 3
Loans and leases, net	55,877,699	54,892,526	51,815,602	50,245,305
Liabilities:
Level 2
Deposit liabilities	$60,189,495	$60,189,495	$56,518,126	$56,518,126
Time deposits	8,570,318	8,553,998	8,234,954	8,211,582
Securities sold under agreements to repurchase and federal funds purchased	596,738	596,872	344,168	344,166
FHLB advances	2,980,718	2,978,201	2,110,108	2,107,790
Long-term debt (1)	739,454	791,945	909,185	860,200

(1)	Any unamortized premiums/discounts, debt issuance costs, or basis adjustments to long-term debt, as applicable, are excluded from the determination of fair value.

Note 18: Retirement Benefit Plans

Defined Benefit Pension and Other Postretirement Benefit Plans

The Bank had offered a qualified noncontributory defined benefit Pension Plan (“Webster Bank Pension Plan”) and a non-qualified SERP (“Webster Bank Supplemental Defined Benefit Plan for Executive Officers”) to eligible employees and key executives who met certain age and service requirements, both of which were frozen effective December 31, 2007. Only those employees who were hired prior to January 1, 2007, and who became participants of the plans prior to January 1, 2008, have accrued benefits under the plans. The Bank also provides an OPEB plan to certain retired employees (“Webster Bank Postretirement Medical Benefit Plan”).

In connection with the Sterling merger in 2022, the Company assumed the benefit obligations of Sterling’s non-qualified SERPs, which included the Astoria Bank Excess Benefit and Supplemental Benefit Plans, Astoria Bank Directors’ Retirement Plan, Retirement Plan of the Greater New York Saving Bank for Non-Employee Directors, Supplemental Executive Retirement Plan of Provident Bank, and the Supplemental Executive Retirement Plan of Provident Bank - Other; and OPEB plans, which included the Sterling Bancorp Supplemental Postretirement Life Insurance Plan, Astoria Postretirement Welfare Benefit Plans, and a Split Dollar Life Insurance Arrangement. In 2024, the Split Dollar Life Insurance Arrangement was liquidated.

In 2025, the Eagle Benefit Equalization Plan, which is a non-qualified SERP that had previously been managed off-balance sheet, was integrated into the Company’s consolidated financial statements.

Each of the above plan’s measurement dates coincides with the Company’s December 31 year end.

The following table summarizes the changes in the benefit obligation, fair value of plan assets, and funded status of the defined benefit pension and other postretirement benefit plans at December 31:

	Pension		SERP		OPEB
(In thousands)	2025	2024	2025	2024	2025	2024

Change in benefit obligation:
Beginning balance	$174,112	$189,986	$3,598	$4,139	$13,667	$22,669
Benefit obligation (1)	—	—	106	—	—	—
Service cost	—	—	—	—	19	17
Interest cost	8,775	8,648	172	178	692	956
Actuarial loss (gain) (2)	4,269	(13,588)	241	(260)	(88)	3,637
Benefits paid	(11,466)	(10,934)	(449)	(459)	(741)	(13,612)

Ending balance	175,690	174,112	3,668	3,598	13,549	13,667

Change in plan assets:
Beginning balance	209,339	217,167	—	—	—	—
Actual return on plan assets (3)	23,194	3,106	—	—	—	—
Employer contributions	—	—	449	459	741	13,612
Benefits paid	(11,466)	(10,934)	(449)	(459)	(741)	(13,612)

Ending balance	221,067	209,339	—	—	—	—

Funded status (4)	$45,377	$35,227	$(3,668)	$(3,598)	$(13,549)	$(13,667)

(1)	Reflects the benefit obligation as of the date that the Eagle Benefit Equalization Plan was integrated into the Company’s consolidated financial statements in 2025.

(2)

The change in actuarial (gain) loss is primarily due to actuarial losses in 2025 resulting from a decrease in discount rates, as compared to actuarial (gains) in 2024 resulting from an increase in discount rates.

(3)

The increase in the actual return on plan assets for the Pension Plan is primarily due to the performance of fixed income investments, which comprise approximately 65% of the portfolio. In 2025, fixed income investments earned a positive return, as compared to a negative return in 2024.

(4)

The overfunded (underfunded) status of each plan is respectively included in Accrued interest receivable and other assets or Accrued expenses and other liabilities on the accompanying Consolidated Balance Sheets, as applicable.

The following table summarizes the weighted-average assumptions used to determine the benefit obligation at December 31:

	Discount Rate
	2025	2024
Pension:
Webster Bank Pension Plan	5.26%	5.43%
SERP:
Webster Bank Supplemental Defined Benefit Plan for Executive Officers	5.00%	5.31%
Astoria Bank Excess Benefit and Supplemental Benefit Plans	4.67	5.14
Astoria Bank Directors’ Retirement Plan	4.49	5.04
Eagle Benefit Equalization Plan	4.88	n/a
Retirement Plan of the Greater New York Savings Bank for Non-Employee Directors	4.47	5.03
Supplemental Executive Retirement Plan of Provident Bank	4.80	5.32
Supplemental Executive Retirement Plan of Provident Bank - Other	4.41	5.09
OPEB:
Webster Bank Postretirement Medical Benefit Plan	4.48%	5.01%
Sterling Bancorp Supplemental Postretirement Life Insurance Plan	4.75	5.20
Astoria Bank Postretirement Welfare Benefit Plans	5.18	5.39

The following table summarizes the amounts recorded in accumulated other comprehensive (loss) that have not yet been recognized in net periodic benefit (income) cost at December 31:

	Pension		SERP		OPEB
(In thousands)	2025	2024	2025	2024	2025	2024

Transition obligation	$—	$—	$104	$—	$—	$—
Net actuarial loss (gain)	25,686	34,440	207	(44)	(1,613)	(1,788)
Deferred tax (benefit) expense	(4,120)	(6,488)	(50)	8	258	337

Net amount recorded in (AOCL)	$21,566	$27,952	$261	$(36)	$(1,355)	$(1,451)

The following table summarizes the components of net periodic benefit (income) cost for the years ended December 31:

	Pension			SERP			OPEB
(In thousands)	2025	2024	2023	2025	2024	2023	2025	2024	2023

Service cost	$—	$—	$—	$—	$—	$—	$19	$17	$27
Interest cost	8,775	8,648	8,782	172	178	191	692	956	1,042
Expected return on plan assets	(12,231)	(12,709)	(11,778)	—	—	—	—	—	—
Amortization of transition obligation	—	—	—	(2)	—	—	—	—	—
Amortization of actuarial loss (gain)	2,061	2,871	4,781	(11)	12	6	(528)	(976)	(2,704)
Other (1)	—	—	—	—	—	—	—	3,212	—

Net periodic benefit (income) cost (2)	$(1,395)	$(1,190)	$1,785	$159	$190	$197	$183	$3,209	$(1,635)

(1)	Reflects the loss recognized upon cessation of the Split Dollar Life Insurance Arrangement in 2024.
(2)	Net periodic benefit (income) cost is included in Other expense on the accompanying Consolidated Statements of Income.

The following table summarizes the weighted-average assumptions used to determine net periodic benefit (income) cost for the years ended December 31:

	Discount Rate
	2025	2024	2023
Pension:
Webster Bank Pension Plan	5.43%	4.76%	4.96%
SERP:
Webster Bank Supplemental Defined Benefit Plan for Executive Officers	5.31%	4.68%	4.88%
Astoria Bank Excess Benefit and Supplemental Benefit Plans	5.14	4.56	4.77
Astoria Bank Directors’ Retirement Plan	5.04	4.50	4.70
Eagle Benefit Equalization Plan	5.06	n/a	n/a
Retirement Plan of the Greater New York Savings Bank for Non-Employee Directors	5.03	4.50	4.70
Supplemental Executive Retirement Plan of Provident Bank	5.32	4.83	5.04
Supplemental Executive Retirement Plan of Provident Bank - Other	5.09	4.71	4.90
OPEB:
Webster Bank Postretirement Medical Benefit Plan	5.01%	4.54%	4.72%
Sterling Bancorp Supplemental Postretirement Life Insurance Plan	5.20	4.51	4.70
Astoria Bank Postretirement Welfare Benefit Plans	5.39	4.74	4.94
Split Dollar Life Insurance Arrangement	n/a	4.45	4.63

	Expected Long-Term Rate of Return on Plan Assets
	2025	2024	2023
Pension:
Webster Bank Pension Plan	6.00%	6.00%	6.00%

	Assumed Health Care Cost Trend Rate (1)
	2025	2024	2023
OPEB:
Webster Bank Postretirement Medical Benefit Plan	7.00%	6.50%	6.50%
Astoria Bank Postretirement Welfare Benefit Plans	7.00	6.50	6.40

(1)

The rates to which the healthcare cost trend rates are assumed to decline (ultimate trend rates) along with the year that the ultimate trend rates will be reached are 4.40% in 2036 for the Webster Bank Postretirement Medical Benefit Plan and 4.40% in 2036 for the Astoria Bank Postretirement Welfare Benefit Plans.

The discount rates used to determine the benefit obligation and net periodic benefit (income) cost for the Company’s defined benefit pension and other postretirement benefit plans were generally selected by reference to a high-quality bond yield curve, using a full yield curve approach, and matched to the timing and amount of each plan’s expected benefit payments.

The following table summarizes amounts recognized in other comprehensive income (loss), including reclassification adjustments, for the years ended December 31:

	Pension			SERP			OPEB
(In thousands)	2025	2024	2023	2025	2024	2023	2025	2024	2023

Net actuarial (gain) loss	$(6,693)	$(3,985)	$(10,639)	$241	$(260)	$183	$(251)	$955	$(382)
Amortization of transition obligation	—	—	—	2	—	—	—	—	—
Amortization of actuarial (loss) gain	(2,061)	(2,871)	(4,781)	11	(12)	(6)	528	976	2,704

Total (gain) loss recognized in OCI (OCL)	$(8,754)	$(6,856)	$(15,420)	$254	$(272)	$177	$277	$1,931	$2,322

At December 31, 2025, the expected future benefit payments for the Company’s defined benefit pension and other postretirement benefits plans are as follows:

(In thousands)	Pension	SERP	OPEB

2026	$11,383	$471	$1,195
2027	11,890	451	1,219
2028	12,287	428	1,185
2029	12,580	404	1,153
2030	12,801	377	1,108
Thereafter	65,432	1,463	5,078

Asset Management

The Pension Plan invests primarily in common collective trusts and registered investment companies. However, the Pension Plan’s investment policy guidelines also allow for the investment in cash and cash equivalents, fixed income securities, and equity securities. Common collective trusts and registered investment companies are both benchmarked against the Standard & Poor’s 500 Index. Incremental benchmarks used to assess the common collective trusts include the S&P 400 Mid Cap Index, Russell 200 Index, MSCI ACWI ex U.S. Index, and the Bloomberg U.S. Long Credit Index. The standard deviation should not exceed that of the composite index. The Pension Plan’s investment strategy and asset allocations are monitored by the Company’s Retirement Plans Committee with the assistance of external investment advisors, and the investment portfolio is rebalanced, as appropriate. The target asset allocation percentages for the year ended December 31, 2025, were 64.5% fixed-income investments and 35.5% equity investments. The actual asset allocation percentages for the year ended December 31, 2025, were 64.1% fixed-income investments, 35.3% equity investments, and 0.6% cash and cash equivalents.

The overall investment objective of the Pension Plan is to maintain a diversified portfolio with a targeted expected long-term rate of return on plan assets of approximately 6.00%. The expected long-term rate of return on plan assets is the average rate of return expected to be realized on funds invested, or expected to be invested, to provide for the benefits included in the benefit obligation. The expected long-term rate of return on plan assets is generally established as of the beginning of the year based upon historical and projected returns for each asset category, with subsequent remeasurements occurring in interim periods, as appropriate. Depending on market conditions, the expected long-term rate of return on plan assets may exceed or fall short of the targeted percentage.

Fair Value Measurement

The following is a description of the valuation methodologies used for the Pension Plan’s assets measured at fair value:

Common Collective Trusts. Common collective trusts are valued based on the net asset value as reported by the trustee of the funds. The underlying investments of the common collective trusts are valued using quoted market prices in active markets or observable inputs for similar assets. Therefore, common collective trusts are classified as Level 2 within the fair value hierarchy.

Registered Investment Companies. Registered investment companies are valued at the daily closing price as reported by the fund. Registered investment companies held by the Plan are quoted in an active market and are classified as Level 1 within the fair value hierarchy.

The following table sets forth by level within the fair value hierarchy the Pension Plan’s assets at fair value:

	December 31,
	2025				2024

(In thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Common collective trusts	$—	$198,764	$—	$198,764	$—	$188,399	$—	$188,399
Registered investment companies	22,303	—	—	22,303	20,940	—	—	20,940

Total pension plan assets	$22,303	$198,764	$—	$221,067	$20,940	$188,399	$—	$209,339

Multiple-Employer Defined Benefit Pension Plan

The Bank participates in a multi-employer plan that provides pension benefits to former employees of a bank acquired by the Company. Participation in the plan was frozen as of September 1, 2004. The plan maintains a single trust and does not segregate the assets or liabilities of its participating employers. Minimum required employer contributions are determined by an independent actuary and are calculated using a 15-year shortfall amortization factor. There are no collective bargaining agreements or other obligations requiring contributions to the plan, nor has a funding improvement plan been implemented.

The following table summarizes information related to the Bank’s participation in the multi-employer plan:

(Dollars in thousands)				Contributions Years Ended December 31,			Funded Status At December 31,
Plan Name	Employer Identification Number	Plan Number	Surcharge Imposed	2025	2024	2023	2025	2024

Pentegra Defined Benefit Plan for Financial Institutions	13-5645888	333	No	$475	$482	$448	At least 80 percent	At least 80 percent

The Bank’s contributions to the multi-employer plan for the years ended December 31, 2025, 2024, and 2023, did not exceed more than 5% of total plan contributions for the plan years ended June 30, 2024, 2023, and 2022. The plan’s Form 5500 was not available for the plan year ended June 30, 2025, as of the date the Company’s Consolidated Financial Statements were issued. As of July 1, 2025, the date of the most recent actuarial valuation, the plan administrator confirmed that the Bank’s portion of the multi-employer plan was $2.8 million underfunded.

Defined Contribution Postretirement Benefit Plans

The Bank also sponsors the Webster Bank Retirement Savings Plan, which is a defined contribution postretirement benefit plan established under Section 401(k) of the Internal Revenue Code. Under the Webster Bank Retirement Savings Plan, employees who have met a certain age requirement may elect to contribute a percentage of their eligible compensation to the plan on either a pre-tax or post-tax basis. During the years ended December 31, 2025, 2024, and 2023, the Bank made matching employer contributions to their accounts equal to 100% of the first 2% and 50% of the next 6% of participants’ contributions.

The Sterling National Bank 401k and Profit Sharing Plan, which was offered to eligible legacy Sterling employees who became employees of the Company in 2022, was effectively merged with and into the Webster Bank Retirement Savings Plan on December 29, 2023. Prior to the merger of these plans, participants of the Sterling National Bank 401(k) and Profit Sharing Plan could elect to contribute a percentage of their eligible compensation to the plan on either a pre-tax or post-tax basis. During the year ended December 31, 2023, the Bank made (i) matching employer contributions equal to 50% of participant contributions up to 4% of eligible compensation for a maximum match of 2%, and (ii) profit sharing contributions equal to 3% of eligible compensation for all eligible legacy Sterling participants, regardless of whether they had contributed to the plan.

Compensation and benefits expense included total employer contributions under the defined contribution postretirement benefit plans of $23.4 million, $20.6 million, and $20.3 million for the years ended December 31, 2025, 2024, and 2023, respectively.

Note 19: Stock-Based Compensation Plans

The Company maintains a stock compensation plan that provides for the grant of stock options, stock appreciation rights, restricted stock, performance-based stock, and stock units to better align the interests of its employees and directors with those of its stockholders. The total number of shares of Webster common stock authorized for issuance under the plan is 21.4 million shares. At December 31, 2025, there were 2.2 million shares available to be granted. Stock compensation expense is recognized over the required service vesting period for each award based on the grant-date fair value and is included in Compensation and benefits on the accompanying Consolidated Statements of Income.

The following table summarizes stock-based compensation plan activity for the year ended December 31, 2025:

	Non-Vested Restricted Stock Awards Outstanding
	Time-Based		Performance-Based		Stock Options Outstanding
	Number of Shares	Weighted-Average Grant Date Fair Value	Number of Shares	Weighted-Average Grant Date Fair Value	Number of Shares	Weighted-Average Exercise Price

Balance, beginning of period	1,791,631	$49.26	608,640	$53.00	2,114	$31.51
Granted	1,046,572	54.24	138,854	55.74	—	—
Vested	(821,321)	50.24	(219,583)	58.88	—	—
Forfeited	(107,300)	50.88	(26,186)	52.30	—	—
Exercised	—	—	—	—	(2,114)	31.51

Balance, end of period	1,909,582	51.48	501,725	52.44	—	—

Restricted Stock Awards

Time-based restricted stock awards vest over the applicable service period primarily ranging from one to three years. Under the plan, the number of time-based restricted stock awards that may be granted to an eligible individual per calendar year is limited to 300,000 shares. The fair value of time-based restricted stock awards used to determine compensation expense is measured using the closing price of Webster common stock at the grant date.

Performance-based restricted stock awards generally vest after a three year performance period, with the total share quantity dependent on the Company meeting certain target performance conditions ranging from 0% to 150%. Under the plan, 50% of the share quantity is determined based on three-year total stockholder return as compared to the Company’s compensation peer group, while the other 50% is based on the Company’s average return on equity over the three-year period. The fair value of performance-based restricted stock awards used to determine compensation expense is calculated using the Monte-Carlo simulation model for total stockholder return awards and the closing price of Webster common stock at the grant date for average return on equity awards. Compensation expense for average return on equity awards is subject to adjustment based on the Company’s average return on equity performance relative to the target number of shares condition.

The Company recognized restricted stock compensation expense of $56.8 million, $55.1 million, and $54.5 million, during the years ended December 31, 2025, 2024, and 2023, respectively, in which the related income tax benefit was $16.3 million, $12.8 million, and $13.9 million, respectively. The fair value of restricted stock awards that had vested during the years ended December 31, 2025, 2024, and 2023, was $54.2 million, $49.7 million, and $39.9 million, respectively. At December 31, 2025, there was $42.7 million of unrecognized restricted stock expense related to non-vested restricted stock awards, which is expected to be recognized over a weighted-average period of 1.8 years.

Stock Options

Stock options, incentive and non-incentive, are granted at an exercise price equal to the market value of Webster common stock on the grant date. Each option grants the holder the right to acquire one share of Webster common stock over a contractual life of ten years. While the Company has not granted stock options since 2013, replacement options were issued in 2022 in order for the Company to satisfy its consideration under the Sterling merger agreement. During the year ended December 31, 2025, the remainder of the replacement options issued in connection with the Sterling merger were exercised. As a result, there were no incentive stock options outstanding at December 31, 2025.

For the years ended December 31, 2025, 2024, and 2023, the total intrinsic value of the options exercised was $0.1 million, $0.3 million, and $2.2 million, respectively. The amount of cash received from the exercise of stock options during the years ended December 31, 2025, 2024, and 2023, was $0.1 million, $0.3 million, and $1.8 million, respectively.

Note 20: Segment Reporting

The Company’s operations are organized into three reportable segments that represent its differentiated lines of business: Commercial Banking, Healthcare Financial Services, and Consumer Banking. The Company’s CODM is the Chairman and Chief Executive Officer. The CODM uses income before income taxes and the provision for credit losses, referred to as PPNR, to allocate resources, including financial and capital resources, employees, and property, for each segment predominantly in the annual budget and forecasting process. The CODM considers budget-to-actual variances on a monthly basis when making decisions about allocating resources to the segments. The CODM also uses PPNR to assess the performance of each segment and in the compensation of certain employees.

Commercial Banking delivers financial solutions nationally to a wide range of companies, investors, government entities, and other public and private institutions. Commercial Banking helps its clients achieve their business and financial goals with expertise in Commercial Real Estate, Middle Market, Sponsor and Specialty Finance, Verticals and Regional Banking, Asset Based Lending and Commercial Services, and Treasury Management. Commercial Banking’s Private Banking team also pairs holistic wealth solutions, including tailored lending, with commercial banking services.

Healthcare Financial Services includes HSA Bank and Ametros. HSA Bank is one the country’s largest providers of employee benefits solutions, including being one of the leading bank administrators of HSAs, emergency savings accounts, and flexible spending account administration services in 50 states. Ametros, the nation’s largest professional administrator of medical insurance claim settlements, helps individuals manage their ongoing medical care through their CareGuard service and proprietary technology platform.

Consumer Banking delivers customized financial solutions to individuals, families, and small to mid-sized businesses through it experienced relationship managers and wealth advisors across 195 banking centers located throughout the Northeast. Consumer Banking offers a full suite of deposit, lending, treasury management, and wealth management solutions. Consumer Banking also provides a fully digital banking experience through its mobile banking apps and BrioDirect.

Corporate and Reconciling Category

Certain Treasury activities and other corporate and functional divisions, such as information technology, human resources, risk management, bank operations, and the operations of interSYNC, and amounts required to reconcile non-GAAP profitability metrics to those reported in accordance with GAAP are included in the Corporate and Reconciling category.

In addition to the amounts required to reconcile non-GAAP profitability metrics (i.e., estimates for FTP, allocations of equity capital) to those reported in accordance with GAAP, revenues reported in the Corporate and Reconciling category also include gains/losses from sales of investments securities, extinguishments of long-term debt, certain swaps, and bank-owned life insurance, and immaterial revenues from contracts with customers attributable to interSYNC. Neither the Treasury function nor interSYNC operations meet the definition of an operating segment, and therefore, are not considered for determining reportable segments.

Total assets reported in the Corporate and Reconciling category consists primarily of cash and cash equivalents, investment securities, FHLB/FRB stock, and other assets. The ACL on loans and leases is also reported in Total assets in the Corporate and Reconciling category. A provision for credit losses is allocated from the Corporate and Reconciling category to Commercial Banking and Consumer Banking based on the expected loss content of their specific loan and lease portfolios over a 3-year period (non-GAAP). There is no provision for credit losses associated with Healthcare Financial Services since that segment does not originate nor acquire loans and leases. Business development expenses, which include merger-related expenses and other strategic initiatives and restructuring costs, are also generally included in the Corporate and Reconciling category.

Change in Reportable Segments

From time to time, the Company may make reclassifications among the reportable segments to more appropriately reflect management’s view of the business and/or based on changes in the Company’s organizational structure or product lines. Accordingly, the results derived are not necessarily comparable with similar financial information published by other financial institutions. Additionally, because of the interrelationships of the segments, the financial information presented is not indicative of how the segments would perform if they operated as independent entities.

Effective January 1, 2024, the Company realigned certain of its Business Banking operations to better serve its customers and deliver operational efficiencies. Under this realignment, $1.5 billion of loans and $2.2 billion of deposits were reassigned, and $77.2 million of goodwill was reallocated on a relative fair value basis, from Commercial Banking to Consumer Banking. There was no goodwill impairment as a result of this realignment. Amounts for the year ended December 31, 2023, have been recast accordingly.

With the acquisition of Ametros on January 24, 2024, the Company formed the Healthcare Financial Services reportable segment, which includes the aggregated financial information of the HSA Bank and Ametros operating segments. The financial information presented within Healthcare Financial Services for the year ended December 31, 2023, reflects that only of the HSA Bank operating segment.

Segment Reporting Methodology

The Company uses an internal profitability reporting system to generate PPNR by reportable segment, which is comprised of direct revenues, direct expenses, estimates for FTP, and allocations for equity capital, net operating costs, and total support costs. Since the majority of each reportable segment’s revenue is interest, each segment’s interest revenue is reported net of its interest expense (“net interest income”). Estimates for FTP and allocations of equity capital and non-interest expense, certain of which are subjective in nature, are periodically reviewed and refined. Equity capital is allocated using a combination of risk-weighted asset and management assessment methodologies across the differentiated lines of business. Net operating costs and total support costs, which reflect costs for shared services and back-office support areas, are allocated using an activity and driver-based costing process. The full profitability measurement reports, which are prepared for each reportable segment and reviewed by the CODM on a monthly basis, reflect non-GAAP reporting methodologies. The differences between full profitability and GAAP results are reconciled in the Corporate and Reconciling category.

The goal of FTP is to encourage loan and deposit growth consistent with the Company’s overall profitability objectives. The FTP process considers the specific interest rate risk and liquidity risk of financial instruments, other assets, and other liabilities included in each reportable segment. Loans and deposits are assigned FTP rates, and segments are charged a cost to fund loans and are paid a credit for deposit funds provided. Consideration is given to the origination date and the earlier of the maturity date or the repricing date of a financial instrument to assign an FTP rate for loans and deposits originated each day. Overall, the FTP process reflects the transfer of interest rate risk exposure to the Treasury function included within the Corporate and Reconciling category, where such exposures are centrally managed.

Financial Information

The following table presents certain balance sheet financial information for the Company’s reportable segments:

	December 31, 2025
(In thousands)	Commercial Banking	Healthcare Financial Services	Consumer Banking	Corporate and Reconciling	Consolidated Total

Goodwill (1)	$1,960,363	$315,124	$622,035	$—	$2,897,522
Total assets	46,169,398	535,453	13,871,139	23,497,673	84,073,663

	December 31, 2024
(In thousands)	Commercial Banking	Healthcare Financial Services	Consumer Banking	Corporate and Reconciling	Consolidated Total

Goodwill (2)	$1,960,363	$285,670	$622,035	$—	$2,868,068
Total assets	43,010,580	488,194	12,932,260	22,594,039	79,025,073

(1)

The allocation of the purchase price for the SecureSave acquisition was considered preliminary at December 31, 2025. The $29.5 million of preliminary goodwill recorded has been allocated entirely to Healthcare Financial Services.

(2)

The allocation of the purchase price for the Ametros acquisition was considered final at December 31, 2024. The $228.2 million of goodwill recorded was allocated entirely to Healthcare Financial Services.

The following tables present certain income statement information for the Company’s reportable segments:

	Year ended December 31, 2025

(In thousands)	Commercial Banking	Healthcare Financial Services	Consumer Banking	Totals

Net interest income	$1,296,523	$392,887	$839,393	$2,528,803
Non-interest income	129,750	112,413	100,233	342,396

Total segment revenues	1,426,273	505,300	939,626	2,871,199
Reconciliation of revenue:
Corporate and reconciling				28,214

Total consolidated revenues				2,899,413

Less:
Compensation and benefits	205,581	95,999	153,890
Occupancy (1)	—	—	55,515
Technology and equipment (1)	9,337	32,111	12,206
Marketing	—	—	8,340
Other segment items (2) (3)	218,782	96,467	269,912

Segment pre-tax, pre-provision net revenue	992,573	280,723	439,763	1,713,059

Reconciliation of pre-tax, pre-provision net revenue:
Corporate and reconciling				(242,910)

Total consolidated pre-tax, pre-provision net revenue				1,470,149

Total consolidated provision for credit losses				210,000

Total consolidated income before income taxes				1,260,149

(1)

Occupancy and Technology and equipment include, in aggregate, depreciation expense of $0.6 million for Commercial Banking, $5.9 million for Healthcare Financial Services, and $10.0 million for Consumer Banking.

(2)	Other segment items for each reportable segment includes:
•

Commercial Banking--occupancy, marketing, outside professional services, loan workout expense, foreclosed property expense, other non-interest expense, allocated net operating costs, and allocated total support costs.

•	Healthcare Financial Services--occupancy, marketing, outside professional services, other non-interest expense, allocated net operating costs, and allocated total support costs.
•	Consumer Banking--outside professional services, loan workout expense, foreclosed property expense, other-non interest expense, allocated net operating costs, and allocated total support costs.
(3)

Intangible assets amortization, which is a component of other non-interest expense presented in Other segment items, was $10.7 million for Commercial Banking, $14.0 million for Healthcare Financial Services, and $7.2 million for Consumer Banking.

	Year ended December 31, 2024

(In thousands)	Commercial Banking	Healthcare Financial Services	Consumer Banking	Totals

Net interest income	$1,348,346	$366,927	$812,743	$2,528,016
Non-interest income	143,104	110,207	113,638	366,949

Total segment revenues	1,491,450	477,134	926,381	2,894,965
Reconciliation of revenue:
Corporate and reconciling (1)				(304,679)

Total consolidated revenues				2,590,286

Less:
Compensation and benefits	199,545	90,166	146,428
Occupancy (2)	—	—	56,102
Technology and equipment (2)	8,153	33,010	11,087
Marketing	—	—	7,835
Other segment items (3) (4)	210,769	90,913	249,950

Segment pre-tax, pre-provision net revenue	1,072,983	263,045	454,979	1,791,007

Reconciliation of pre-tax, pre-provision net revenue:
Corporate and reconciling				(552,000)

Total consolidated pre-tax, pre-provision net revenue				1,239,007

Total consolidated provision for credit losses				222,000

Total consolidated income before income taxes				1,017,007

(1)

The negative revenue for the Corporate and Reconciling Category primarily reflects the impact on net interest income for estimates for FTP and allocations of equity capital, the $136.2 million net loss on sale of investment securities, losses on treasury swaps, and the $16.0 million net loss on sale of the factored receivables portfolio, partially offset by bank-owned life insurance income.

(2)

Occupancy and Technology and equipment include, in aggregate, depreciation expense of $0.2 million for Commercial Banking, $5.5 million for Healthcare Financial Services, and $9.5 million for Consumer Banking.

(3)	Other segment items for each reportable segment includes:
•

Commercial Banking--occupancy, marketing, outside professional services, loan workout expense, foreclosed property expense, other non-interest expense, allocated net operating costs, and allocated total support costs.

•	Healthcare Financial Services--occupancy, marketing, outside professional services, other non-interest expense, allocated net operating costs, and allocated total support costs.
•	Consumer Banking--outside professional services, loan workout expense, foreclosed property expense, other-non interest expense, allocated net operating costs, and allocated total support costs.
(4)

Intangible assets amortization, which is a component of other non-interest expense presented in Other segment items, was $9.3 million for Commercial Banking, $13.4 million for Healthcare Financial Services, and $8.3 million for Consumer Banking.

	Year ended December 31, 2023

(In thousands)	Commercial Banking	Healthcare Financial Services	Consumer Banking	Totals

Net interest income	$1,436,616	$302,856	$898,898	$2,638,370
Non-interest income	125,265	88,113	114,851	328,229

Total segment revenues	1,561,881	390,969	1,013,749	2,966,599
Reconciliation of revenue:
Corporate and reconciling (1)				(314,993)

Total consolidated revenues				2,651,606

Less:
Compensation and benefits	178,289	84,072	139,203
Occupancy (2)	—	—	57,289
Technology and equipment (2)	7,944	27,860	9,998
Marketing	—	—	6,736
Other segment items (3) (4)	208,709	56,228	256,403

Segment pre-tax, pre-provision net revenue	1,166,939	222,809	544,120	1,933,868

Reconciliation of pre-tax, pre-provision net revenue:
Corporate and reconciling				(698,617)

Total consolidated pre-tax, pre-provision net revenue				1,235,251

Total consolidated provision for credit losses				150,747

Total consolidated income before income taxes				1,084,504

(1)

The negative revenue for the Corporate and Reconciling Category primarily reflects the impact on net interest income for estimates for FTP and allocations of equity capital, the $33.6 million net loss on sale of investment securities, and losses on treasury swaps, partially offset by bank-owned life insurance income.

(2)

Occupancy and Technology and equipment include, in aggregate, depreciation expense of $0.4 million for Commercial Banking, $4.5 million for Healthcare Financial Services, and $8.9 million for Consumer Banking.

(3)	Other segment items for each reportable segment includes:
•

Commercial Banking--occupancy, marketing, outside professional services, loan workout expense, foreclosed property expense, other non-interest expense, allocated net operating costs, and allocated total support costs.

•	Healthcare Financial Services--occupancy, marketing, outside professional services, other non-interest expense, allocated net operating costs, and allocated total support costs.
•	Consumer Banking--outside professional services, loan workout expense, foreclosed property expense, other-non interest expense, allocated net operating costs, and allocated total support costs.
(4)

Intangible assets amortization, which is a component of other non-interest expense presented in Other segment items, was $16.0 million for Commercial Banking, $4.7 million for Healthcare Financial Services, and $9.7 million for Consumer Banking.

Note 21: Revenue from Contracts with Customers

The following tables summarize revenues recognized in accordance with ASC Topic 606, Revenue from Contracts with Customers. These disaggregated amounts, together with sources of other non-interest income that are subject to other GAAP topics, have been reconciled to non-interest income by reportable segment as presented within Note 20: Segment Reporting.

	Year ended December 31, 2025

(In thousands)	Commercial Banking	Healthcare Financial Services	Consumer Banking	Corporate and Reconciling	Consolidated Total

Non-interest Income:
Deposit service fees	$18,491	$75,879	$64,191	$(670)	$157,891
Loan and lease related fees (1)	9,688	—	—	—	9,688
Wealth and investment services	13,130	—	17,874	(21)	30,983
Other (2) (3)	—	35,877	1,667	1,861	39,405

Revenue from contracts with customers	41,309	111,756	83,732	1,170	237,967
Other sources of non-interest income	88,441	657	16,501	57,953	163,552

Total non-interest income	$129,750	$112,413	$100,233	$59,123	$401,519

	Year ended December 31, 2024

(In thousands)	Commercial Banking	Healthcare Financial Services	Consumer Banking	Corporate and Reconciling	Consolidated Total

Non-interest Income:
Deposit service fees	$19,904	$78,211	$63,591	$(562)	$161,144
Loan and lease related fees (1)	14,170	—	—	—	14,170
Wealth and investment services	13,122	—	20,133	(21)	33,234
Other (2) (3)	—	31,996	1,067	4,088	37,151

Revenue from contracts with customers	47,196	110,207	84,791	3,505	245,699
Other sources of non-interest income (4)	95,908	—	28,847	(118,555)	6,200

Total non-interest income	$143,104	$110,207	$113,638	$(115,050)	$251,899

	Year ended December 31, 2023

(In thousands)	Commercial Banking	Healthcare Financial Services	Consumer Banking	Corporate and Reconciling	Consolidated Total

Non-interest Income:
Deposit service fees	$15,987	$81,051	$71,539	$741	$169,318
Loan and lease related fees (1)	17,633	—	—	—	17,633
Wealth and investment services	11,544	—	17,477	(22)	28,999
Other (2)	—	7,062	6,199	4,193	17,454

Revenue from contracts with customers	45,164	88,113	95,215	4,912	233,404
Other sources of non-interest income (4)	80,101	—	19,636	(18,804)	80,933

Total non-interest income	$125,265	$88,113	$114,851	$(13,892)	$314,337

(1)

A portion of Loan and lease related fees on the Consolidated Statements of Income is comprised of income generated from factored receivables activities (through the third quarter of 2024 only) and payroll financing activities that is within the scope of ASC Topic 606.

(2)

Other income included in the Corporate and Reconciling category that is in scope of ASC Topic 606 is comprised entirely of immaterial fee revenue from contracts with customers attributable to interSYNC.

(3)

The increase in Other income for Healthcare Financial Services during the years ended December 31, 2025, and 2024, is primarily attributed to the acquired Ametros business, which recognized $29.6 million and $23.0 million from contracts with customers in those reporting periods, respectively.

(4)

The negative revenue amount in Other sources of non-interest income for the Corporate and Reconciling Category during the years ended December 31, 2024, and 2023, was primarily attributed to $136.2 million and $33.6 million of net losses on sale of investment securities recognized in those reporting periods, respectively.

Major Revenue Streams

Deposit Service Fees. Deposit service fees consists of fees earned from commercial and consumer customer deposit accounts, such as account maintenance and cash management/analysis fees, as well as other transactional service charges (i.e., insufficient funds, wire transfers, stop payment fees, etc.). Performance obligations for account maintenance services and cash management/analysis fees are satisfied on a monthly basis at a fixed transaction price, whereas performance obligations for other deposit service charges that result from various customer-initiated transactions are satisfied at a point-in-time when the service is rendered. Payment for deposit service fees is generally received immediately or in the following month through a direct charge to the customers’ accounts. Certain commercial customer contracts include credit clauses, whereby the Company will grant credit upon the customer meeting pre-determined conditions, which can be used to offset fees. In addition, certain healthcare financial services contracts include revenue share clauses, whereby the Company will reduce or refund deposit service fees or make referral payments to attract and retain customers and their accounts. Such revenue share costs are recognized as a reduction to revenue in the period incurred. On occasion, the Company may also waive certain fees. Fee waivers are recognized as a reduction to revenue in the period the waiver is granted to the customer.

The deposit service fees revenue stream also includes interchange fees earned from debit and credit card transactions. The transaction price for interchange services is based on the transaction value and the interchange rate set by the card network. Performance obligations for interchange fees are satisfied at a point-in-time when the cardholders’ transaction is authorized and settled. Payment for interchange fees is generally received immediately or in the following month.

Loan and Lease Related Fees. As previously discussed in Note 2: Business Developments, the Company sold its factored receivables loan portfolio, which included the related customer contracts, in the third quarter of 2024. Prior to the completion of that transaction, the Company recognized factored receivables non-interest income from fees earned from accounts receivable management services. The Company factored accounts receivable, with and without recourse, for customers whereby the Company purchased their accounts receivable at a discount and assumed the risk, as applicable, and ownership of the assets through direct cash receipt from the end consumer. Factoring services were performed in exchange for a non-refundable fee at a transaction price based on a percentage of the gross invoice amount of each receivable purchased, subject to a minimum required amount. The performance obligation for factoring services was generally satisfied at a point-in-time when the receivable was assigned to the Company. However, if the commission earned did not meet or exceed the minimum required annual amount, the difference between that and the actual amount was recognized at the end of the contract term. Other fees associated with factoring receivables included wire transfer and technology fees, field examination fees, and Uniform Commercial Code fees, where the performance obligations were satisfied at a point-in-time when the services were rendered. Payment from the customer for factoring services was generally received immediately or within the following month.

Payroll finance non-interest income consists of fees earned from performing payroll financing and business process outsourcing services, including full back-office technology and tax accounting services, along with payroll preparation, making payroll tax payments, invoice billings, and collections for independently-owned temporary staffing companies nationwide. Performance obligations for payroll finance and business processing activities are either satisfied upon completion of the support services or as payroll remittances are made on behalf of customers to fund their employee payroll, which generally occurs on a weekly basis. The agreed-upon transaction price is based on a fixed-percentage per the terms of the contract. The Company also withholds an agreed-upon hold-back reserve, which may be applied to cover defaults or other amounts owed to the Company under the contract, and which is returnable to the customer upon termination of the contract provided that all contractual obligations have been fully satisfied. When the Company collects on amounts due from end consumers on behalf of its customers and at the time of financing payroll, the Company retains the agreed-upon transaction price payable for the performance of its services and remits an amount to the customer net of any advances and payroll tax withholdings, as applicable.

Wealth and Investment Services. Wealth and investment services consists of fees earned from asset management, trust administration, and investment advisory services, and through facilitating securities transactions. Performance obligations for asset management and trust administration services are satisfied on a monthly or quarterly basis at a transaction price based on a percentage of the period-end market value of the assets under administration. Payment for asset management and trust administration services is generally received a few days after period-end through a direct charge to the customers’ accounts. Performance obligations for investment advisory services are satisfied over the period in which the services are provided through a time-based measurement of progress, and the agreed-upon transaction price with the customer varies depending on the nature of the services performed. Performance obligations for facilitating securities transactions are satisfied at a point-in-time when the securities are sold at a transaction price that is based on a percentage of the contract value. Payment for both investment advisory services and facilitating securities transactions may be received in advance of the service, but generally is received immediately or in the following period, in arrears.

Other Income - Ametros. Other income for the Healthcare Financial Services segment primarily includes revenues recognized in connection with contracts with customers from the acquired Ametros business. The nature of such revenue primarily pertains to income earned from arranging sales of in-network products and services, which is recognized at a point in time. Under the terms of these arrangements, the Company has determined that it acts in the capacity as an agent and, therefore, records revenue on a net basis. Other income related to Ametros also includes revenues earned from providing post-settlement medical management and compliance services, which are recognized over time.

The Company evaluates its contracts with Ametros customers for material rights, or options, to acquire additional goods or services for free or at a discount. The contracts for post-settlement medical management and compliance services contain renewal options that represent a material right, which is recognized as a separate performance obligation at the inception of the arrangement. The Company allocates the transaction price to material rights using the practical alternative, which allocates the transaction price to the services expected to be provided and the corresponding expected consideration. Material rights are recognized at the time the service is transferred or when the option expires.

In addition, a fixed, non-refundable fee that represents an advance payment for access to future services is initially deferred and subsequently amortized into other income ratably over the estimated life expectancy of the member. During the years ended December 31, 2025, and 2024, $2.0 million and $1.6 million, respectively, of such deferred revenue was recognized in Other income.

Deferred Costs to Obtain Contracts and Deferred Revenue

Contracts with customers generated deferred costs to obtain contracts and deferred revenue of $6.6 million and $25.3 million, respectively, at December 31, 2025, and $3.0 million and $22.8 million, respectively, at December 31, 2024. These balances pertained to contracts with customers from the acquired Ametros business.

Note 22: Commitments and Contingencies

Credit-Related Financial Instruments

In the normal course of business, the Company offers financial instruments with off-balance sheet risk to meet the financing needs of its customers. These transactions include commitments to extend credit, standby letters of credit, and commercial letters of credit, which involve, to varying degrees, elements of credit risk.

The following table summarizes the outstanding amounts of credit-related financial instruments with off-balance sheet risk:

	December 31,
(In thousands)	2025	2024
Commitments to extend credit	$12,517,384	$11,630,765
Standby letters of credit	636,811	578,912
Commercial letters of credit	22,421	28,287

Total credit-related financial instruments with off-balance sheet risk	$13,176,616	$12,237,964

The Company enters into contractual commitments to extend credit to its customers (i.e., revolving credit arrangements, term loan commitments, and short-term borrowing agreements), generally with fixed expiration dates or other termination clauses and that require payment of a fee. Substantially all of the Company’s commitments to extend credit are contingent upon its customers maintaining specific credit standards at the time of loan funding, and are often secured by real estate or other collateral. Since the majority of the Company’s commitments typically expire without being fully funded, the total contractual amount does not necessarily represent the Company’s future payment requirements.

Standby letters of credit are written conditional commitments issued by the Company to guarantee its customers’ performance to a third party. In the event the customer does not perform in accordance with the terms of its agreement with a third-party, the Company would be required to fund the commitment. The contractual amount of each standby letter of credit represents the maximum amount of potential future payments the Company could be required to make. Historically, the majority of the Company’s standby letters of credit expire without being funded. However, if the commitment were funded, the Company has recourse against the customer. The Company’s standby letter of credit agreements are often secured by cash or other collateral.

Commercial letters of credit are issued to finance either domestic or foreign customer trade arrangements. As a general rule, drafts are committed to be drawn when the goods underlying the transaction are in transit. Similar to standby letters of credit, the Company’s commercial letter of credit agreements are often secured by the underlying goods subject to trade.

Allowance for Credit Losses on Unfunded Loan Commitments

An ACL is recorded under the CECL methodology to provide for the unused portion of commitments to lend that are not unconditionally cancellable by the Company. At December 31, 2025, and 2024, the ACL on unfunded loan commitments was $24.1 million and $22.6 million, respectively.

Litigation

The Company is subject to certain legal proceedings and unasserted claims and assessments in the ordinary course of business. Legal contingencies are evaluated based on information currently available, including advice of counsel and assessment of available insurance coverage. The Company establishes an accrual for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Once established, each accrual is adjusted to reflect any subsequent developments. Legal contingencies are subject to inherent uncertainties, and unfavorable rulings may occur that could cause the Company to either adjust its litigation accrual or incur actual losses that exceed the current estimate, which ultimately could have a material adverse effect, either individually or in the aggregate, on its business, financial condition, or operating results. The Company will consider settlement of cases when it is in the best interests of the Company and its stakeholders. The Company intends to defend itself in all claims asserted against it, and management currently believes that the outcome of these contingencies will not be material, either individually or in the aggregate, to the Company or its consolidated financial position.

Federal Deposit Insurance Corporation Special Assessment

In November 2023, the FDIC issued a final rule implementing a special assessment for certain banks, based on the amount of estimated uninsured deposits reported as of December 31, 2022, to recover losses to the DIF associated with protecting uninsured depositors of Silicon Valley Bank and Signature Bank upon their failure in March 2023. At that time, the special assessment was anticipated to be collected over a total of eight quarterly assessment periods, which began during the second quarter of 2024, at a quarterly rate of 3.36 basis points. The Company’s initial estimate of its total special assessment was $47.2 million as of December 31, 2023.

Throughout 2024, the FDIC increased its related loss estimated to the DIF associated with the Silicon Valley Bank and Signature Bank failures, indicating that the special assessment would be collected for an additional two quarters beyond the initial eight-quarter assessment period at a lower quarterly rate. As a result, during the year ended 2024, the Company accrued an additional $10.3 million towards its estimated special assessment charge.

In December 2025, the FDIC issued an interim final rule to amend the collection of the special assessment to reduce the eighth quarterly assessment rate from 3.36 basis points to 2.97 basis points and remove the additional two quarter assessment periods. In light of this interim final rule, the Company released $10.3 million of its special deposit insurance assessment accrual. At December 31, 2025, the Company’s remaining accrual for its estimated special assessment charge was $5.9 million. The Company continues to monitor the estimated loss attributable to the protection of uninsured depositors at Silicon Valley Bank and Signature Bank, which could impact the amount of its accrued liability.

Note 23: Parent Company Financial Information

The following tables summarize condensed financial information for the Parent Company only:

CONDENSED BALANCE SHEETS

		December 31,
(In thousands)		2025	2024
Assets:
Cash and cash equivalents		$138,993	$456,166
Intercompany debt securities		250,000	150,000
Investment in subsidiaries		9,774,083	9,377,808
Due from subsidiaries		499	—
Alternative investments		86,722	71,959
Other assets		7,973	7,962

Total assets		$10,258,270	$10,063,895

Liabilities and stockholders’ equity:
Senior notes		$316,206	$321,191
Subordinated notes		345,928	510,674
Junior subordinated debt		77,320	77,320
Accrued interest payable		9,585	5,007
Due to subsidiaries		—	10,613
Other liabilities		16,995	5,876

Total liabilities		766,034	930,681
Stockholders’ equity		9,492,236	9,133,214

Total liabilities and stockholders’ equity		$10,258,270	$10,063,895

CONDENSED STATEMENTS OF INCOME
	Years ended December 31,
(In thousands)	2025	2024	2023
Income:
Dividend income from bank subsidiary	$900,000	$600,000	$600,000
Interest income on intercompany debt securities and interest-bearing deposits	12,881	11,606	11,259
Alternative investments income	17,474	7,580	1,272
Other non-interest income (1)	9,942	198	908

Total income	940,297	619,384	613,439

Expense:
Interest expense on borrowings	43,430	32,253	37,933
Other non-interest expense	30,545	24,988	33,711

Total expense	73,975	57,241	71,644

Income before income taxes and equity in undistributed earnings of subsidiaries	866,322	562,143	541,795
Income tax benefit	9,360	10,021	15,106
Equity in undistributed earnings of subsidiaries	127,120	196,543	310,939

Net income	$1,002,802	$768,707	$867,840

(1)

Includes a $9.8 million gain on extinguishment of long-term debt for the year ended December 31, 2025. Additional information regarding the gains recognized on the extinguishment of the 2029 subordinated notes and the 2030 subordinated notes can be found within Note 10: Borrowings.

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
(In thousands)	2025	2024	2023
Net income	$1,002,802	$768,707	$867,840
Other comprehensive income (loss), net of tax:
Derivative financial instruments	—	25	229
Other comprehensive income (loss) of subsidiaries	205,539	(5,837)	134,160

Other comprehensive income (loss), net of tax	205,539	(5,812)	134,389

Comprehensive income	$1,208,341	$762,895	$1,002,229

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(In thousands)	2025	2024	2023
Operating activities:
Net income	$1,002,802	$768,707	$867,840
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(127,120)	(196,543)	(310,939)
(Gain) on call of intercompany debt securities	(1,734)	—	—
(Gain) on extinguishment of long-term debt	(9,767)	—	(698)
Other, net (1)	(21,032)	(8,711)	(7,614)

Net cash provided by operating activities	843,149	563,453	548,589
Investing activities:
Purchase of intercompany debt securities	(250,000)	—	—
Proceeds from call of intercompany debt securities	151,734	—	—
Alternative investments (capital calls), net of returns of capital	(21,206)	(17,589)	(13,070)
Proceeds from sales of alternative investments	12,226	9,657	—

Net cash (used in) investing activities	(107,246)	(7,932)	(13,070)
Financing activities:
Repayment of long-term debt	(499,000)	(132,550)	(16,752)
Proceeds from issuance of long-term debt	347,389	—	—
Debt issuance costs	(1,636)	—	—
Dividends paid to common stockholders	(266,830)	(274,545)	(278,155)
Dividends paid to preferred stockholders	(16,650)	(16,650)	(16,650)
Exercise of stock options	67	254	1,723
Common stock repurchase program	(593,654)	(65,403)	(107,984)
Common shares acquired related to stock compensation plan activity	(22,762)	(17,215)	(16,278)

Net cash (used in) financing activities	(1,053,076)	(506,109)	(434,096)

Net (decrease) increase in cash and cash equivalents	(317,173)	49,412	101,423
Cash and cash equivalents, beginning of period	456,166	406,754	305,331

Cash and cash equivalents, at end of period	$138,993	$456,166	$406,754

Supplemental disclosure of cash flow information:
Non-cash investing and financing activities:
Contribution of alternative investment to the Bank	$8,034	$—	$—

(1)

The increase in Other, net during the year ended December 31, 2025, is primarily attributed to higher alternative investments (gains) and a higher deferred tax (benefit) expense recognized in 2025, as compared to 2024 and 2023.

Note 24: Subsequent Events

The Company has evaluated subsequent events from the date of the Consolidated Financial Statements, and accompanying Notes thereto, through the date of issuance, and determined that, other than the below, there were no other significant events identified requiring recognition for disclosure.

Proposed Transaction with Banco Santander

On February 3, 2026, Webster entered into a Transaction Agreement with Banco Santander and Webster Virginia Corporation, a wholly owned subsidiary of Webster incorporated in the State of Virginia. The Transaction Agreement provides that, upon the terms and subject to the conditions set forth therein, Banco Santander will acquire Webster in two steps. First, Webster will merge with and into Webster Virginia Corporation, with Webster Virginia Corporation continuing as the surviving corporation in such merger. Second, immediately following the completion of such merger, Banco Santander will acquire all outstanding shares of Webster Virginia Corporation through a statutory share exchange. Based on Banco Santander’s closing stock price on February 2, 2026, the Transaction has an aggregate value of approximately $12.3 billion.

Under the terms of the Transaction Agreement, holders of Webster common stock will receive $48.75 in cash and 2.0548 ADSs (or Ordinary Shares in certain circumstances) for each share of Webster common stock that they own. The Transaction Agreement contains customary representations and warranties, covenants, and closing conditions. Completion of the Transaction remains subject to approval by the Federal Reserve and the European Central Bank, approval by the stockholders of each company, and other customary closing conditions. The Transaction is expected to close in the second half of 2026.